As filed with the Securities and Exchange Commission on October 6, 2006
Registration No. 333-136625

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EchoStar DBS Corporation*
(Exact name of registrant as specified in its charter)

Colorado	5064	84-1328967
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

David K. Moskowitz, Esq.
Executive Vice President, General Counsel and Secretary
EchoStar DBS Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott D. Miller, Esq.
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

	Jurisdiction	IRS Employer
Exact Name of Additional Registrants*	of Formation	Identification No.

EchoStar Satellite L.L.C.	Colorado	84-1114039
EchoStar Satellite Operating Corporation	Colorado	20-0715965
EchoStar Technologies Corporation	Texas	76-0033570
Echosphere L.L.C.	Colorado	84-0833457
Dish Network Service L.L.C.	Colorado	84-1195952
EchoStar International Corporation	Colorado	84-1258859

*	The address for each of the additional Registrants is c/o EchoStar DBS Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112. The primary standard industrial classification number for each of the additional Registrants is 5064.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2006
PROSPECTUS
ECHOSTAR DBS CORPORATION
Offer to Exchange up to $1,500,000,000 aggregate principal amount of new
7 1/8% Senior Notes due 2016,
which have been registered under the Securities Act,
for any and all of its outstanding 7 1/8% Senior Notes due 2016
Subject to the Terms and Conditions described in this Prospectus
The Exchange Offer will expire at 5:00 p.m. Eastern Daylight Time on                     , 2006,
unless extended

The Notes
      We are offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, our new 7 1/8% Senior Notes due 2016 for all of our outstanding old 7 1/8% Senior Notes due 2016. We refer to our outstanding 7 1/8% Senior Notes due 2016 as the “old notes” and to the new 7 1/8% Senior Notes due 2016 issued in this offer as the “Notes.” The Notes are substantially identical to the old notes that we issued on February 2, 2006, except for certain transfer restrictions and registration rights provisions relating to the old notes. The CUSIP numbers for the old notes are 27876G AZ 1 and U27794 AJ 2.
Material Terms of The Exchange Offer

•	You will receive an equal principal amount of Notes for all old notes that you validly tender and do not validly withdraw.

•	The exchange will not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

•	The terms of the Notes are substantially identical to the old notes, except for transfer restrictions and registration rights relating to the old notes.

•	If you fail to tender your old notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Consider carefully the “Risk Factors” beginning on page 8 of this prospectus.

       We are not making this exchange offer in any state where it is not permitted.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the Notes that will be offered in exchange for the old notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.
      Additionally, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to the terms of specific documents, but we refer to the actual documents for complete information with respect to those documents, copies of which will be made available without charge to you upon request, for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other documents referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Our data and industry data is approximate and reflects rounding in certain cases.
      We and our ultimate parent, EchoStar Communications Corporation, or ECC, are each subject to the reporting and informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information

i

may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a website that contains reports and other information regarding registrants such as us that file electronically with the SEC. The address of that website is http://www.sec.gov. Our filings with the SEC and those of ECC are also accessible free of charge at our website, the address of which is http://www.echostar.com.
      The Class A common stock of our ultimate parent company, ECC, is traded under the symbol “DISH” on the Nasdaq Global Market. Materials filed by ECC can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. ECC has not guaranteed and is not otherwise responsible for the Notes.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      We make “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that any future transactions or events described herein will happen as described or that they will happen at all. You should read this document completely and with the understanding that actual future results may be materially different from what we expect. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Whether actual events or results will conform with our expectations and predictions is subject to a number of risks and uncertainties. For further discussion see “Risk Factors” below. The risks and uncertainties include, but are not limited to, the following:

•	we face intense and increasing competition from satellite and cable television providers; new competitors, including telephone companies, are entering the subscription television business, and new technologies, including video over the internet, are likely to further increase competition;

•	as technology changes, and in order to remain competitive, we will have to upgrade or replace some, or all, subscriber equipment periodically. We will not be able to pass on to our customers the entire cost of these upgrades;

•	DISH Network subscriber growth may decrease, subscriber turnover may increase and subscriber acquisition costs may increase;

•	satellite programming signals are subject to theft and will continue to be in the future; theft of service could cause us to lose subscribers and revenue and could increase in the future, resulting in higher costs to us;

•	we depend on others to produce programming; programming costs may increase beyond our current expectations; we may be unable to obtain or renew programming agreements on acceptable terms or at all; existing programming agreements could be subject to cancellation; foreign programming is increasingly offered on other platforms which could cause our subscriber additions and related revenue to decline and could cause our subscriber turnover to increase;

•	we depend on the Telecommunications Act of 1996 as Amended, or Communications Act, and Federal Communications Commission, or FCC, program access rules to secure nondiscriminatory access to programming produced by others, neither of which assure that we have fair access to all programming that we need to remain competitive;

•	the regulations governing our industry may change;

•	if we are unable to settle our existing litigation with certain broadcasters, we will probably be required later this year to shut off distant network channels to all of our current subscribers to that programming, and we will probably be prohibited from offering distant network channels to new subscribers in the future. This would reduce our competitiveness in the market, and would result in, among other things, a reduction in average monthly revenue per subscriber and free cash flow, and a temporary increase in subscriber churn;

•	absent reversal of the jury verdict in our Tivo patent infringement case, we will be required to pay substantial damages as well as materially modify or eliminate certain user-friendly digital video recorder features that we currently offer to consumers, and we could be forced to discontinue offering digital video recorders to our customers completely, any of which could have a material adverse affect on our business;

•	our satellite launches may be delayed or fail, or our satellites may fail in orbit prior to the end of their scheduled lives causing extended interruptions of some of the channels we offer;

•	we currently do not have commercial insurance covering losses incurred from the failure of satellite launches and/or in-orbit satellites we own;

•	service interruptions arising from technical anomalies on satellites or on-ground components of our direct broadcast satellite, or DBS, system, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we are heavily dependent on complex information technologies; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	we rely on key personnel including Charles W. Ergen, our chairman and chief executive officer, and other executives;

•	we may be unable to obtain needed retransmission consents, FCC authorizations or export licenses, and we may lose our current or future authorizations;

•	we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

•	we may be unable to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement;

•	sales of digital equipment and related services to international direct-to-home service providers may decrease;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	we may pursue acquisitions, business combinations, strategic partnerships, divestitures and other significant transactions that involve uncertainties; these transactions may require us to raise additional capital, which may not be available on acceptable terms;

•	weakness in the global or U.S. economy may harm our business generally, and adverse political or economic developments may occur in some of our markets;

•	terrorist attacks, the possibility of war or other hostilities, natural and man-made disasters, and changes in political and economic conditions as a result of these events may continue to affect the U.S. and the global economy and may increase other risks;

•	EchoStar Communications Corporation, or EchoStar, our ultimate parent company, periodically evaluates and tests its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation and testing of internal control over financial reporting includes our operations. Although EchoStar’s management concluded that its internal control over financial reporting was effective as of December 31, 2005, and while no change in EchoStar’s internal control over financial reporting occurred during EchoStar’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, EchoStar’s internal control over financial reporting, if in the future EchoStar is unable to report that its internal control over financial reporting is effective (or if EchoStar’s auditors do not agree with EchoStar management’s assessment of the effectiveness of, or are unable to express an opinion on, EchoStar’s internal control over financial reporting), investors, customers and business partners could lose confidence in our financial reports, which could have a material adverse effect on our business; and

•	we may face other risks described from time to time in periodic and current reports we file with the Securities and Exchange Commission, or SEC.

      All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. Accordingly, you should consider the risks described herein and should not place undue reliance on any forward-looking statements.
      Unless otherwise required by law, we assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC.
      You should read the section of this prospectus under the heading “Risk Factors” beginning on page 8.

SUMMARY
      In this prospectus, the words “we,” “our,” “us” and “EDBS” refer to EchoStar DBS Corporation and its subsidiaries, unless the context otherwise requires. “ECC” refers to EchoStar Communications Corporation, our ultimate parent company, and “EchoStar” refers to ECC and its subsidiaries, including us. This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the Notes. You should carefully read the entire prospectus, including the sections under the headings “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”
EchoStar DBS Corporation
      Through the DISH Network, we are a leading provider of satellite-delivered digital television to customers across the United States. DISH Network services include hundreds of video, audio and data channels, interactive television channels, digital video recording, high definition, or HD, television, international programming, professional installation and 24-hour customer service.
EchoStar Technologies Corporation
      In addition to supplying EchoStar satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary designs and develops DBS set-top boxes, antennae and other digital equipment for the DISH Network, and also designs, develops and distributes similar equipment for international satellite service providers.

      Our principal executive offices are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 and our telephone number is (303) 723-1000. Our filings with the SEC and those of our ultimate parent, ECC, are accessible free of charge at our website, the address of which is http://www.echostar.com. None of the information or materials posted, contained or referred to at http://www.echostar.com is incorporated by reference in, or otherwise made a part of, this prospectus.

The Exchange Offer
      The exchange offer relates to the exchange of up to $1,500,000,000 aggregate principal amount of outstanding 7 1/8% Senior Notes due 2016, for an equal aggregate principal amount of Notes. The form and terms of the Notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our Notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes. In order for us to exchange your old notes, you must validly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Resale of the Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the Notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Notes we issue to you in the exchange offer.

Each broker-dealer that receives Notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration date	The exchange offer will expire at 5:00 p.m., Eastern Daylight Time, , 2006, unless we decide to extend the expiration date. We may extend the expiration date for any reason. If we fail to consummate the exchange offer, you will have certain rights against us under the registration rights agreement we entered into as part of the offering of the old notes.

Special procedures for beneficial owners	If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer — How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal rights	You may withdraw the tender of your old notes at any time prior to the expiration date.

Certain United States federal income tax consequences	An exchange of old notes for Notes will not be subject to United States federal income tax. See “Summary of Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of Notes pursuant to the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Exchange Agent	You can reach the Exchange Agent, U.S. Bank National Association at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attn: Specialized Finance Department. For more information with respect to the exchange offer, you may call the exchange agent on (800) 934-6802; the fax number for the exchange agent is (651) 495-8158.

The Notes
      The exchange offer applies to $1,500,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2016. The form and terms of the Notes are substantially identical to the form and terms of the old notes, except that we will register the Notes under the Securities Act, and therefore the Notes will not bear legends restricting their transfer. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.” As used in this summary of the Notes, “subsidiaries” refers to our direct and indirect subsidiaries.

Issuer	EchoStar DBS Corporation, a Colorado corporation.

Maturity Date	February 1, 2016.

Interest rate	7 1/8% per year.

Interest payment dates	Semi-annually on February 1 and August 1 of each year, commencing August 1, 2006. Interest will accrue from the most recent date through which interest has been paid, or if no interest has been paid, from the date of original issuance of the old notes.

Ranking	The Notes are our unsecured senior obligations and rank equally with all of our current and future unsecured senior debt and senior to all of our future subordinated debt. The Notes effectively rank junior to any of our existing and future secured debt to the extent of the value of the assets securing such debt. As of June 30, 2006, the Notes would have ranked equally with approximately $3.5 billion of our other debt.

Guarantees by our subsidiaries	The Notes are guaranteed by our principal operating subsidiaries on a senior basis. The guarantees are unsecured obligations of the guarantors and rank equally with all of our current and future unsecured senior debt and senior to all existing and future subordinated debt of the guarantors. The guarantees effectively rank junior to any existing and future secured debt of the guarantors to the extent of the value of the assets securing such debt. Neither ECC nor any of its subsidiaries, other than us and our principal operating subsidiaries are obligated under the Notes or any guarantee of the Notes. See “Description of the Notes — The Guarantees.”

Redemption	We may redeem the Notes, in whole or in part and at any time, at a redemption price equal to 100% of their principal amount plus a “make- whole” premium, together with accrued and unpaid interest to the redemption date. Prior to February 1, 2009, we may also redeem up to 35% of the aggregate principal amount of each of the Notes at a redemption price of 107.125% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, as of the date of redemption with the net cash proceeds from certain equity offerings or capital contributions.

Change of control	If a “Change of Control Event” occurs, as that term is defined in the “Description of the Notes — Certain Definitions,” holders of the Notes have the right, subject to certain conditions, to require us to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. See “Description of the Notes — Change of Control Offer” for further information regarding the conditions that would apply if we must offer holders this repurchase right.

Certain covenants	The indenture governing the Notes contains covenants limiting our and our restricted subsidiaries’ ability to:

• incur additional debt;

• pay dividends or make distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens or enter into sale and leaseback transactions;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions and in many circumstances may not significantly restrict our ability to take the actions described above. For more details, see “Description of the Notes — Certain Covenants.” If the Notes receive an Investment Grade rating, the covenants in the indenture will be subject to suspension or termination. See “Description of the Notes — Certain Covenants — Investment Grade Rating.”

Registration rights	Pursuant to a registration rights agreement among us, the subsidiary guarantors and the initial purchasers, we agreed:

• to file an exchange offer registration statement within 180 days of February 2, 2006 (i.e. by August 1, 2006);

• to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 270 days of February 2, 2006 (i.e. by October 30, 2006); and

• to use our reasonable best efforts to cause the exchange offer to be consummated within 315 days of February 2, 2006 (i.e. by December 14, 2006).

We intend the registration statement relating to this prospectus to satisfy these obligations. We originally filed this registration statement 193 days after February 2, 2006, the issuance date of the old notes. Accordingly, additional interest accrued for 13 days on the old notes. In certain circumstances, we will be required to file a shelf registration statement to cover resales of the Notes. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the Notes. See “Registration Rights.”

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the Notes. In particular, we urge you to consider the information set forth under the heading “Risk Factors” for a description of certain risks you should consider before investing in the Notes.

Governing law	The indenture and Notes will be governed by the laws of the State of New York.

Summary Historical Consolidated Financial Data
      We derived the following summary statements of operations, balance sheet and other data for the five years ended December 31, 2005 from our audited consolidated financial statements. The following tables also present summary unaudited financial data for the six months ended June 30, 2005 and 2006. In our opinion, this interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.
      You should read this data in conjunction with the section entitled “Management’s Narrative Analysis of Results of Operations,” and our consolidated financial statements and the notes thereto.

						For the Six Months
	For the Years Ended December 31,					Ended June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
	(Dollars in millions)
Statements of Operations Data:
Total revenue	$3,987	$4,804	$5,732	$7,143	$8,421	$4,118	$4,747
Operating income (loss)	216	463	722	714	1,168	626	621
Net income (loss)	32	47	320	299	1,137	753	296

As of June 30, 2006

(Unaudited)
(Dollars in
millions)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$2,429
Total assets	8,216
Total debt	5,461
Total stockholder’s deficit	(113)

						For the Six Months
	For the Years Ended December 31,					Ended June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
	(Dollars in millions, except subscriber data)
Other Data:
DISH Network subscribers (000’s)	6,830	8,180	9,425	10,905	12,040	11,455	12,460
EBITDA(1)	$482	$813	$1,108	$1,207	$2,100	$1,117	$1,138
Net cash flows from:
Operating activities	$602	$813	$677	$1,021	$1,713	$861	$1,308
Investing activities	(575)	(580)	(1,907)	753	(1,392)	(483)	(949)
Financing activities	(80)	(5)	1,931	(2,230)	(250)	(33)	868
Ratio of earnings to fixed charges(2)	1.22	1.32	1.81	1.74	4.38	6.05	2.45

(1)	EBITDA is defined as net income (loss) plus net interest expense, taxes and depreciation and amortization.

(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness, including capitalized interest and the imputed interest component of rental expense under noncancelable operating leases.

     The following table reconciles EBITDA to net income (loss):

						For the Six Months
	For the Years Ended December 31,					Ended June 30,

	2001	2002	2003	2004	2005	2005	2006

						(Unaudited)
	(Dollars in millions)
EBITDA	$482	$813	$1,108	$1,207	$2,100	$1,117	$1,138
Less:
Interest expense, net	182	329	388	403	270	137	158
Income tax provision (benefit), net	1	81	13	11	(107)	(130)	164
Depreciation and amortization	267	356	387	494	800	357	520

Net income (loss)	$32	$47	$320	$299	$1,137	$753	$296

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures because EBITDA is independent of the actual leverage and capital expenditures employed by the business. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

RISK FACTORS
      Investing in the Notes involves a high degree of risk. You should consider the following risk factors and all other information contained in this prospectus before deciding whether to tender your old notes for the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial also may become important factors that affect us.
      If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the Notes could decline and you may lose some or all of your investment.
Risks Related to Our Business

We compete with other subscription television service providers and traditional broadcasters, which could affect our ability to grow and increase our earnings and other operating metrics.
      We compete in the subscription television service industry against other DBS television providers, cable television and other system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our earnings and other operating metrics could be materially and adversely affected if we are unable to compete successfully with these and other new providers of multi-channel video programming services.
      Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Cable television operators continue to leverage their advantages relative to satellite operators by, among other things, bundling their analog video service with expanded digital video services, 2-way high speed internet access, and telephone services. Cable television operators with analog systems are also able to provide service to multiple television sets within the same household at a lesser incremental cost to the consumer, and they are able to provide local and other programming in a larger number of geographic areas. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.
      Some digital cable platforms currently offer a VOD service that enables subscribers to choose from a library of programming selections for viewing at their convenience. We are continuing to develop our own VOD service alternative which was launched on a limited scale in 2005. There can be no assurance that our VOD service will be successful in competing with other video providers.
      News Corporation owns a 34% controlling interest in the DirecTV Group, Inc., or DirecTV. News Corporation’s diverse world-wide satellite, content and other related businesses may provide competitive advantages to DirecTV with respect to the acquisition of programming, content and other assets valuable to our industry. In addition, DirecTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. As a result of this and other factors, our services are less well known to consumers than those of DirecTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DirecTV. We believe DirecTV continues to be in an advantageous position relative to our Company with regard to, among other things, certain programming packages, and possibly, volume discounts for programming offers. DirecTV recently launched two new satellites and announced plans to launch two additional new satellites in 2007 in order to offer local and national channel programming in HD to most of the U.S. population. Although we have recently launched our own HD initiatives, if DirecTV fully implements these plans, we may be placed at a further competitive disadvantage compared to DirecTV.
      Furthermore, other companies in the United States have conditional permits or leased transponders for a comparatively small number of DBS assignments that can be used to provide subscription satellite services to portions of the United States. These new entrants may have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 12 million subscribers.
      Most areas of the United States can receive traditional terrestrial VHF/ UHF television broadcasts of between three and 10 channels. These broadcasters provide local, network and syndicated programming. The local content nature of the programming may be important to the consumer, and VHF/ UHF programming is typically provided free of charge. In addition, the FCC has allocated additional digital spectrum to licensed broadcasters. At least during this transition period, each existing television station will be able to retain its present analog frequencies and also transmit programming on a digital channel that may permit multiple programming services per channel. Our business could be adversely affected by continued free broadcast of local and other programming and increased program offerings by traditional broadcasters.
      Although we believe we currently offer more HD content than our competitors, we may be placed at a competitive disadvantage to the extent other multi-channel video providers increase their offering of HD programming. We could be further disadvantaged to the extent a significant number of local broadcasters begin offering local channels in HD, unless we make substantial additional investments in infrastructure to deliver HD programming. There can be no assurance that we will be able to effectively compete with HD program offerings from other video providers.
      New technologies could also have a material adverse effect on the demand for our DBS services. For example, we face an increasingly significant competitive threat from the build-out of advanced fiber optic networks. Verizon Communications, Inc., or Verizon, and AT&T Inc., or AT&T, have begun deployment of fiber-optic networks that will allow them to offer video services bundled with traditional phone and high speed internet directly to millions of homes. In addition, telephone companies and other entities are also implementing and supporting digital video compression over existing telephone lines and digital “wireless cable” which may allow them to offer video services without having to build a new infrastructure. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the internet.
      With the large increase in the number of consumers with broadband service, a significant amount of video content has become available on the Internet for users to download and view on their personal computers and other devices. In addition, there are several initiatives by companies to make it easier to view Internet-based video on television and personal computer screens. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers via digital air waves.
      Mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, telephone companies and others also may result in providers capable of offering television services in competition with us. In addition, our competitors are increasingly using existing and new technologies to offer bundles of television and telecommunications services that may prove to be more competitive than our current offerings. As a result, we may not be able to compete successfully with existing competitors or new entrants in the market for television services.

Satellite programming signals have been subject to theft, which could cause us to lose subscribers and revenue.
      It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Our signal encryption has been compromised by theft of service and could be further compromised in the future. Theft of our programming reduces future potential revenue and increases our net subscriber acquisition costs. In addition, theft of our competitors’ programming can also increase our churn. Compromises of our encryption technology could also adversely affect our ability to contract for video and audio services provided by programmers. We continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult. In order to combat theft of our service and maintain the functionality of active set-top boxes, during the fourth quarter of 2005, we completed the replacement of the majority of our older generation smart cards with newer generation smart cards. The smart card replacement has not successfully resecured our system to date, but we are implementing software patches and other security measures to help secure our service. However, there can be no assurance that our security measures will be effective in reducing theft of our programming signals. If we are required to replace existing smart cards, the cost of card replacements could have a material adverse effect on our financial condition, profitability and cash flows. Furthermore, other illegal methods that compromise satellite programming signals may be developed in the future. If we cannot control compromises of our encryption technology, our revenue, net subscriber acquisition costs, churn and our ability to contract for video and audio services provided by programmers could be materially and adversely affected.

Increased subscriber turnover could harm our financial performance.
      Our future subscriber churn may be negatively impacted by a number of factors, including but not limited to, an increase in competition from new technology entrants and increasingly complex products. Competitor bundling of high speed internet access with video and other communications products may contribute more significantly to churn over time as broadband delivery of video becomes integrated with traditional cable delivery. There can be no assurance that these and other factors will not contribute to relatively higher churn than we have experienced historically. Additionally, certain of our promotions allow consumers with relatively lower credit scores to become subscribers and these subscribers typically churn at a higher rate. However, these subscribers are also acquired at a lower cost resulting in a smaller economic loss upon disconnect.
      Additionally, as the size of our subscriber base continues to increase, even if percentage subscriber churn remains constant or declines, increasing numbers of gross new DISH Network subscribers are required to sustain net subscriber growth.
      Increases in theft of our signal, or our competitors’ signals, also could cause subscriber churn to increase in future periods. There can be no assurance that our existing security measures will not be compromised or that any future security measures we may implement will be effective in reducing theft of our programming signals.
      Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event that the Florida network litigation results in a nationwide injunction with respect to all distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant network channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn.

Increased subscriber acquisition and retention costs could adversely affect our financial performance.
      In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Our costs to acquire subscribers, and to a lesser extent our subscriber retention costs, can vary significantly from period to period and can cause material variability to our net income (loss) and free cash flow. For instance, our aggregate subscriber acquisition costs totaled approximately $734.9 million for the six months ended June 30, 2006, compared to $679.4 million during the same period in 2005, an increase of $55.4 million, or 8.2%. In addition, our average subscriber acquisition cost per subscriber was approximately $690 during the six months ended June 30, 2006 compared to $670 during the same period in 2005, an increase of $20, or 3.0%.
      In addition to new subscriber acquisition costs, we incur costs to retain existing subscribers. In an effort to reduce subscriber turnover, we offer existing subscribers a variety of options for upgraded and add on equipment. We generally lease receivers and subsidize installation of EchoStar receiver systems under these subscriber retention programs. We expect to upgrade or replace subscriber equipment periodically as technology changes. As a consequence, our retention costs for subscribers that currently own equipment and our capital expenditures related to our equipment lease program for existing subscribers, will increase, at least in the short term, to the extent we subsidize the costs of those upgrades and replacements. Our capital expenditures related to subscriber retention programs could also increase in the future to the extent we increase penetration of our equipment lease program for existing subscribers, if we introduce other more aggressive promotions, if we offer existing subscribers more aggressive promotions for HD receivers or EchoStar receivers with other enhanced technologies, or for other reasons.
      Cash necessary to fund retention programs and total subscriber acquisition costs are expected to be satisfied from existing cash and marketable investment securities balances and cash generated from operations to the extent available. We may, however, decide to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.
      In addition, any material increase in subscriber acquisition or retention costs from current levels could have a material adverse effect on our business, financial condition and results of operations.

We have substantial debt outstanding and may incur additional debt, so we may be unable to pay interest or principal on the Notes.
      As of June 30, 2006, our total debt, including the debt of our subsidiaries, was approximately $5.461 billion:
      Our debt levels could have significant consequences to you, including:

•	making it more difficult to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.
      In addition, we may incur substantial additional debt in the future. The terms of the Indenture and the indentures relating to our existing senior notes permit us to incur additional debt. If new debt is added to our current debt levels, the risks we now face could intensify.

We may need additional capital, which may not be available, in order to continue growing, to increase earnings and to make payments on the notes and our other debt.
      Our ability to increase earnings and to make interest and principal payments on the notes and our other debt will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

      Funds necessary to meet subscriber acquisition and retention costs are expected to be satisfied from existing cash and marketable investment securities balances and cash generated from operations to the extent available. We may, however, decide to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.
      In addition to our DBS business plan, we have contracts to construct, and conditional licenses and pending FCC applications for, a number of fixed satellite service, or FSS, Ku-band, Ka-band and extended Ku-band satellites. We may need to raise additional capital to construct, launch, and insure satellites and complete these systems and other satellites we may in the future apply to operate. We also periodically evaluate various strategic initiatives, the pursuit of which also could require us to raise significant additional capital. There can be no assurance that additional financing will be available on acceptable terms, or at all. We also have substantial satellite-related payment obligations under our various satellite service agreements.

Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted.
      If the FCC were to cancel, revoke, suspend or fail to renew any of our licenses or authorizations, it could have a material adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business.

We are subject to significant regulatory oversight and changes in applicable regulatory requirements could adversely affect our business.
      DBS operators are subject to significant government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and international, state and local authorities. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties any of which could have a material adverse effect on our business, financial condition and results of operations. You should review the regulatory disclosures under the caption “Item 1. Business — Government Regulation — FCC Regulation under the Communication Act, Other Communications Act Provisions” in the Annual Report on Form 10-K filed by ECC for the year ended December 31, 2005.

We may be unable to manage rapidly expanding operations.
      If we are unable to manage our growth effectively, it could have a material adverse effect on our business, financial condition and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our financial condition, profitability and cash flows.

We cannot be certain that we will sustain profitability.
      Due to the substantial expenditures necessary to complete construction, launch and deployment of our DBS system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $296.1 million for the six months ended June 30, 2006 and $1.137 billion, $299.4 million and $319.6 million for the years ended December 31, 2005, 2004 and 2003, respectively, we may not be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.

Our satellites are subject to risks related to launch.
      Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities.
      In addition, the occurrence of future launch failures may materially and adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. Please see further discussion under the caption “We currently have no commercial insurance coverage on our satellites” below.

Our satellites are subject to significant operational risks.
      Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturers’ errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.
      Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.
      Any single anomaly or series of anomalies could materially and adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially and adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. You should carefully review the disclosures relating to satellite anomalies set forth under Note 4 (see page F-22) and Note 6 (see page F-60) to the consolidated financial statements included with this prospectus.
      Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity also poses a potential threat to all in-orbit satellites.
      Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business, financial condition and results of operations.

Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.
      Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.
      In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite, which could have a material adverse effect on our business, financial condition and results of operations. Such a relocation would require FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, this use could adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.

We currently have no commercial insurance coverage on our satellites.
      We do not use commercial insurance to mitigate the potential financial impact of in-orbit failures because we believe that the premium costs are uneconomical relative to the risk of satellite failure. We believe that we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.

Complex technology used in our business could become obsolete.
      Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.
      Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 12 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after we have incurred substantial research and development costs, one or more of the technologies under our development, or under development by one or more of our strategic partners, could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or other satellite services may occur that could materially and adversely affect our ability to generate revenue, offer new services and remain competitive.
      Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially and adversely affected.

We depend on few manufacturers, and in some cases a single manufacturer, for many components of consumer premises equipment; we may be adversely affected by product shortages.
      We depend on relatively few sources, and in some cases a single source, for many components of the consumer premises equipment that we provide to subscribers in order to deliver our digital television services. Product shortages and resulting installation delays could cause us to lose potential future subscribers to our DISH Network service.

We rely on key personnel.
      We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer and certain other executives. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on our business, financial condition and results of operations. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have employment agreements with any of them.

EchoStar is controlled by one principal stockholder.
      Charles W. Ergen, EchoStar’s Chairman and Chief Executive Officer, currently beneficially owns approximately 48% of EchoStar’s total equity securities and possesses approximately 73% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of EchoStar’s directors and to control all other matters requiring the approval of its stockholders. As a result of Mr. Ergen’s voting power, EchoStar is a “controlled company” as defined in the Nasdaq listing rules and is, therefore, not subject to Nasdaq requirements that would otherwise require it to have (i) a majority of independent directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of its executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for its Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

We may not be aware of certain foreign government regulations.
      Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.
      We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.
      Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property at a material cost, or to redesign those products in such a way as to avoid infringing the patent claims. If those intellectual property rights are held by a competitor, we may be unable to obtain the intellectual property at any price, which could adversely affect our competitive position.
      We may not be aware of all intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, our products may infringe claims contained in pending patent applications of which we are not aware. Further, the process of determining definitively whether a claim of infringement is valid often involves expensive and protracted litigation, even if we are ultimately successful on the merits.
      We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on our net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay unanticipated royalties to third parties, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently defending patent infringement actions. We cannot be certain the courts will conclude these companies do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

During April 2006, a Texas jury concluded that certain of our digital video recorders, or DVR, infringed a patent held by Tivo. The Texas court subsequently issued an injunction prohibiting us from offering DVR functionality. A Court of Appeals has stayed that injunction during the pendency of our appeal. If the verdict is upheld on appeal, we will be required to modify or eliminate certain user-friendly DVR features that we currently offer to consumers, and pay substantial damages. We could also be prohibited from distributing DVRs, which would have a material adverse affect on our business, particularly because we would be at a significant disadvantage to our competitors who could offer this functionality and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material.
      In accordance with Statement of Financial Accounting Standards No. 5: “Accounting for Contingencies,” or SFAS 5, during the six months ended June 30, 2006, we recorded a total reserve of $88.2 million in “Tivo litigation expense” to reflect the jury verdict and estimated supplemental damages that may be awarded by the judge through June 30, 2006. The reserve does not include any amount for exemplary damages or supplemental damages subsequent to June 30, 2006 and consequently we may ultimately be required to pay substantially more than the amount recorded in our financial statements at June 30, 2006.

Our local programming strategy faces uncertainty.
      SHVIA generally gives satellite companies a statutory copyright license to retransmit local broadcast channels by satellite back into the market from which they originated, subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters we cannot carry their signals. This could have an adverse effect on our ability to compete with cable and other satellite companies which provide local channels. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, roll-out of local channels in additional cities will require that we obtain additional retransmission consent agreements. We cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.

Impediments to retransmission of distant broadcast signals; our distant programming strategy faces uncertainty.
      The Satellite Home Viewer Improvement Act permits satellite delivery of distant network channels only to “unserved households.” An example of a distant network channel is a Los Angeles ABC, NBC, CBS or FOX network station retransmitted by satellite to a subscriber outside of the Los Angeles market. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity, or Grade B intensity, from a Los Angeles station affiliated with the same broadcast network.
      The legislation limits our marketing of these channels to only a very small percentage of the U.S. population, and even that authority currently is set to expire December 31, 2009. There can be no assurance it will be extended. FCC rules mandated by SHVIA also require us to potentially delete substantial programming (including sports programming) from these signals. Although we have implemented certain measures in order to comply with these rules, these requirements may significantly hamper our ability to retransmit distant network and superstation signals. The burdens the rules impose upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, some programming channels. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system.
      While SHVIA gives us the ability that cable operators already have to also import into a local market certain stations from neighboring markets that are deemed “significantly viewed” in the local market, that ability is subject to a number of restrictions, including the requirement of receiving retransmission consent and the prohibition on importing a digital signal of better resolution than the local digital network station that we carry.

We could be prohibited from selling distant network channels.
      Following eight years of litigation, a U.S. Federal Court of Appeals recently concluded that we should be prohibited from providing distant network channels to subscribers. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives.
      During the course of the litigation EchoStar reached settlements with all of the original plaintiffs, other than Fox Network. Settlements with many stations and station groups, and with the ABC, NBC and CBS Networks, were concluded several years ago. Settlements were reached this summer with the Affiliate Associations representing the remaining independent ABC, NBC, CBS and FOX stations across the United States. FOX owns and operates 25 FOX TV stations, but has argued that the District Court in Florida is required to permanently enjoin us from offering distant ABC, NBC, CBS and Fox network channels in the markets of all of the approximately 800 TV stations across the United States.
      We have agreed to pay the Affiliate Associations $100 million under the settlement, which is subject to approval by a District Court in Florida. The settlement would also require us to re-qualify all of our distant network subscribers and terminate those channels later this year to customers who are not currently eligible to receive them. In markets where we offer local network channels by satellite, the settlement would further require distant network subscribers to purchase their local channels as a condition to continued availability of the distant channels. Finally, the settlement prohibits distant network customers from “time-shifting,” or watching programming prior to the time it is available to be viewed in their local market. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming or reduce their purchases of programming from us as a result of these restrictions and the re-qualification.
      The District Court judge in Florida is expected to decide soon whether to accept the settlement, and on the scope of the injunction. In the event a permanent nationwide injunction issues with respect to all ABC, NBC, CBS and FOX distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn. We would also be at a competitive disadvantage in the future, since the injunction would prohibit us from offering distant network channels that may continue to be offered by our competitors.

We depend on the Cable Act for access to others’ programming.
      We purchase a substantial percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable affiliated programmers have been extended from October 2002 to October 2007, but this extension could be reversed. Upon expiration of those provisions, many popular programs may become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. We believe that the FCC generally has not shown a willingness to enforce the program access rules aggressively. As a result, we may be limited in our ability to obtain access (or nondiscriminatory access) to programming from programmers that are affiliated with the cable system operators.
      Affiliates of certain cable providers have denied us access to sports programming they feed to their cable systems terrestrially, rather than by satellite. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially and adversely affect our ability to compete in regions serviced by these cable providers.

We depend on others to produce programming.
      We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse effect on our financial condition, profitability and cash flows.

We face increasing competition from other distributors of foreign language programming.
      We face increasing competition from other distributors of foreign language programming, including programming distributed over the Internet. There can be no assurance that we will continue to experience growth in subscribers to our foreign-language programming services. In addition, the increasing availability of foreign language programming from our competitors, which in certain cases has resulted from our inability to renew programming agreements on an exclusive basis or at all, could contribute to an increase in our subscriber churn. Our agreements with distributors of foreign language programming have varying expiration dates, and some agreements are on a month-to-month basis. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all.

We depend on independent retailers and others to solicit orders for DISH Network services.
      While we sell receiver systems and programming directly, independent distributors, direct marketers, retailers and consumer electronics stores are responsible for most of our sales. We also sell EchoStar receiver systems through nationwide retailers and certain regional consumer electronic chains. If we are unable to continue our arrangements with these retailers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.

We cannot assure you that there will not be deficiencies leading to material weaknesses in our internal control over financial reporting.
      ECC is periodically evaluating and testing its internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. This evaluation and testing of internal control over financial reporting includes internal control over financial reporting relating to our operations. Although ECC’s management concluded that its internal control over financial reporting was effective as of December 31, 2005, and while no change in ECC’s internal control over financial reporting occurred during ECC’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, ECC’s internal control over financial reporting, if in the future ECC is unable to report that its internal control over financial reporting is effective (or if ECC’s auditors do not agree with its assessment of the effectiveness of, or are unable to express an opinion on, ECC’s internal control over financial reporting), investors, customers and business partners could lose confidence in the accuracy of our financial reports, which could in turn have a material adverse effect on our business or on the value of the notes.
Risks Related to the Notes

We have substantial indebtedness and depend upon our subsidiaries’ earnings to make payments on our indebtedness.
      As discussed under “Risk Factors — Risks Related to Our Business,” we have substantial debt service requirements that make us vulnerable to changes in general economic conditions. Our indentures restrict our and certain of our subsidiaries’ ability to incur additional debt. It may therefore be difficult for us to obtain additional debt if required or desired in order to implement our business strategy.
      Since we conduct substantial operations through subsidiaries, our ability to service our debt obligations may depend upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that ECC or our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

The Notes are unsecured, and the Notes will be effectively subordinated to any future secured debt.
      The Notes are unsecured and will rank equal in right of payment with our existing and future unsecured and unsubordinated senior debt. The Notes will be effectively subordinated to any future secured debt to the extent of the value of the assets that secure the indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Notes, payment on the notes could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining after payment to our secured creditors to pay amounts due on any or all of the notes then outstanding.

The guarantees of the Notes by our subsidiaries may be subject to challenge.
      Our obligations under the Notes will be guaranteed jointly and severally by our principal operating subsidiaries. It is possible that if the creditors of the subsidiary guarantors challenge the subsidiary guarantees as a fraudulent conveyance under relevant federal and state statutes, under certain circumstances (including a finding that a subsidiary guarantor was insolvent at the time its guarantee of the Notes was issued), a court could hold that the obligations of a subsidiary guarantor under a subsidiary guarantee may be voided or are subordinate to other obligations of a subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under a subsidiary guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The Indenture will provide that the obligations of the subsidiary guarantors under the subsidiary guarantees will be limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under applicable law. See “Description of the Notes — Guarantees.”

We may be unable to repay or repurchase the Notes upon a change of control.
      There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable at their respective maturity dates. If we experience a Change of Control Event, as defined, you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Notes — Change of Control Offer.” We may not have sufficient funds or be able to arrange for additional financing to repay the notes at maturity or to repurchase notes tendered to us following a change of control.
      The terms of our existing senior notes and the outstanding convertible notes of ECC may require us or them to offer to repurchase those securities upon a change of control of ECC, limiting the amount of funds available to us, if any, to repurchase the notes. If we have insufficient funds to redeem all notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the Indenture. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all.

There may be no public market for the Notes; and the Notes are subject to restrictions on transfer.
      The Notes will be a new issue of securities with no established trading market. Although the initial purchasers advised us that they intend to make a market in the Notes, they have no obligation to do so and may discontinue any market making at any time without notice. Accordingly, we cannot assure you that any market for the Notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the Notes, including fluctuations in the prevailing interest rates. We do not intend to apply for a listing of the Notes on any securities exchange.
USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated February 2, 2006, by and among us, the subsidiary guarantors and the initial purchasers of the old notes. We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. We will receive in exchange for the Notes the old notes in like principal amount. We will retire and cancel all of the old notes tendered in the exchange offer.

BUSINESS
Brief Description of Business
      EDBS is a holding company and a wholly-owned subsidiary of ECC, a publicly traded company listed on the Nasdaq Global Market. We refer readers of this report to ECC’s Annual Report on Form 10-K for the year ended December 31, 2005 and ECC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006. EDBS was formed under Colorado law in January 1996. EchoStar has placed ownership of 11 in-orbit satellites and related FCC licenses into our subsidiaries.
      EchoStar started offering subscription television services on the DISH Network in March 1996. As of June 30, 2006, the DISH Network had approximately 12.460 million subscribers. EchoStar currently has 14 owned or leased in-orbit satellites which enable us to offer over 2,300 video and audio channels to consumers across the United States. Since we use many of these channels for local programming, no particular consumer could subscribe to all channels, but all are available using small consumer satellite antennae, or dishes. We believe that the DISH Network offers programming packages that have a better “price-to-value” relationship than packages currently offered by most other subscription television providers. As of June 30, 2006, we believe there were over 27 million subscribers to direct broadcast satellite services in the United States. We believe that there are more than 94 million pay television subscribers in the United States, and there continues to be unsatisfied demand for high quality, reasonably priced television programming services.
      Substantially all of EchoStar’s operations are conducted by our subsidiaries which operate two interrelated business units:

•	The DISH Network — which provides a DBS subscription television service in the United States; and

•	EchoStar Technologies Corporation — which designs and develops DBS set-top boxes, antennae and other digital equipment for the DISH Network. We refer to this equipment collectively as “EchoStar receiver systems.” EchoStar Technologies Corporation, or ETC, also designs, develops and distributes similar equipment for international satellite service providers.
      We have deployed substantial resources to develop the “EchoStar DBS System.” The EchoStar DBS System consists of our FCC allocated DBS spectrum, our owned and leased satellites, EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and certain other assets utilized in our operations. Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a competitive alternative to others in the multi-channel video programming distribution, or MVPD, industry.
Properties
      The following table sets forth certain information concerning EchoStar’s principal properties:

		Approximate
	Segment(s)	Square	Owned or
Description/Use/Location	Using Property	Footage	Leased

Corporate headquarters, Englewood, Colorado	All	476,000	Owned
EchoStar Technologies Corporation engineering offices and service center, Englewood, Colorado	ETC	144,000	Owned
EchoStar Technologies Corporation service center, Spartanburg, South Carolina	ETC	316,000	Leased
EchoStar Technologies Corporation engineering offices, Englewood, Colorado	ETC	63,000	Owned
EchoStar Data Networks engineering offices, Atlanta, Georgia	ETC	50,000	Leased
Digital broadcast operations center, Cheyenne, Wyoming	DISH Network	143,000	Owned

		Approximate
	Segment(s)	Square	Owned or
Description/Use/Location	Using Property	Footage	Leased

	DISH Network	124,000	Owned
Digital broadcast operations center, Gilbert, Arizona
Regional digital broadcast operations center, Monee, Illinois	DISH Network	45,000	Owned
Regional digital broadcast operations center, New Braunsfels, Texas	DISH Network	35,000	Owned
Regional digital broadcast operations center, Quicksberg, Virginia	DISH Network	35,000	Owned
Regional digital broadcast operations center, Spokane, Washington	DISH Network	35,000	Owned
Regional digital broadcast operations center, Orange, New Jersey	DISH Network	8,800	Owned
Customer call center and data center, Littleton, Colorado	DISH Network	202,000	Owned
Customer call center, warehouse and service center, El Paso, Texas	DISH Network	171,000	Owned
Customer call center, McKees port, Pennsylvania	DISH Network	106,000	Leased
Customer call center, Christiansburg, Virginia	DISH Network	103,000	Owned
Customer call center and general offices, Tulsa, Oklahoma	DISH Network	79,000	Leased
Customer call center and general offices, Pine Brook, New Jersey	DISH Network	67,000	Leased
Customer call center, Alvin, Texas	DISH Network	60,000	Leased
Customer call center, Thornton, Colorado	DISH Network	55,000	Owned
Customer call center, Harlingen, Texas	DISH Network	54,000	Owned
Customer call center, Bluefield, West Virginia	DISH Network	50,000	Owned
Warehouse, distribution and service center, Atlanta, Georgia	DISH Network	144,000	Leased
Warehouse and distribution center, Denver, Colorado	DISH Network	209,000	Leased
Warehouse and distribution center, Sacramento, California	DISH Network	82,000	Owned
Warehouse and distribution center, Dallas, Texas	DISH Network	80,000	Leased
Warehouse and distribution center, Chicago, Illinois	DISH Network	48,000	Leased
Warehouse and distribution center, Denver, Colorado	DISH Network	44,000	Owned
Warehouse and distribution center, Baltimore, Maryland	DISH Network	37,000	Leased
Engineering offices and warehouse, Almelo, The Netherlands	All Other	55,000	Owned
Engineering offices, Eldon, England	All Other	43,000	Owned
      In addition to the principal properties listed above, we operate several DISH Network service centers strategically located in regions throughout the United States.
Legal Proceedings

Distant Network Litigation
      Following eight years of litigation, a U.S. Federal Court of Appeals recently concluded that we should be prohibited from providing distant network channels to subscribers. Distant networks are ABC, NBC, CBS and Fox network channels which originate outside the community where the consumer who wants to view them, lives.
      During the course of the litigation EchoStar reached settlements with all of the original plaintiffs, other than Fox Network. Settlements with many stations and station groups, and with the ABC, NBC and CBS Networks, were concluded several years ago. Settlements were reached this summer with the Affiliate Associations representing the remaining independent ABC, NBC, CBS and FOX stations across the United States. FOX owns and operates 25 FOX TV stations, but has argued that the District Court in

Florida is required to permanently enjoin us from offering distant ABC, NBC, CBS and Fox network channels in the markets of all of the approximately 800 TV stations across the United States.
      We have agreed to pay the Affiliate Associations $100 million under the settlement, which is subject to approval by a District Court in Florida. The settlement would also require us to re-qualify all of our distant network subscribers and terminate those channels later this year to customers who are not currently eligible to receive them. In markets where we offer local network channels by satellite, the settlement would further require distant network subscribers to purchase their local channels as a condition to continued availability of the distant channels. Finally, the settlement prohibits distant network customers from “time-shifting,” or watching programming prior to the time it is available to be viewed in their local market. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming or reduce their purchases of programming from us as a result of these restrictions and the re-qualification.
      The District Court judge in Florida is expected to decide soon whether to accept the settlement, and on the scope of the injunction. In the event a permanent nationwide injunction issues with respect to all ABC, NBC, CBS and FOX distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn. We would also be at a competitive disadvantage in the future, since the injunction would prohibit us from offering distant network channels that may continue to be offered by our competitors.

Superguide
      During 2000, Superguide Corp., or Superguide, filed suit against us, DirecTV, Thomson and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ’211 patent), 5,293,357 (the ’357 patent) and 4,751,578 (the ’578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
      On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During February 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In July 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ’211 and ’357 patents and those patents have now been dismissed from the suit. The District Court subsequently entered judgment of non-infringement in favor of all defendants as to the ’211 and ’357 patents and ordered briefing on Thomson’s license defense as to the ’578 patent. At the same time, we requested leave to add a license defense as to the ’578 patent in view of a new (at the time) license we obtained from a third-party licensed by Superguide. Activity in the case has been suspended pending resolution of the license defense and a trial date has not been set. We are awaiting a decision by the District Court regarding Thomson’s license defense and regarding whether it will hear our license defense. We examined the ’578 patent and believe that it is not infringed by any of our products or services. We will continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Broadcast Innovation, L.L.C.
      In 2001, Broadcast Innovation, L.L.C., or Broadcast Innovation, filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ’094 patent) and 4,992,066 (the ’066 patent). The ’094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ’066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
      During 2004, the judge issued an order finding the ’066 patent invalid. In August of 2004, the Court ruled the ’094 invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In August of 2005, the United States Court of Appeals for the Federal Circuit, or CAFC, overturned this finding of invalidity and remanded the case back to the District Court. During June 2006, Charter filed a reexamination request with the United States Patent and Trademark Office. The Court has stayed the case pending reexamination. Our case remains stayed pending resolution of the Charter case.
      We intend to continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Tivo, Inc.
      During 2004, Tivo Inc., or Tivo, filed a lawsuit against us in the United States District Court for the Eastern District of Texas alleging that our satellite receivers equipped with digital video recorder technology infringe Tivo’s United States Patent No. 6,233,389 (the ’389 patent). During April 2006, a jury concluded most of our digital video recorders infringe the ’389 patent, that our infringement was willful, and awarded Tivo approximately $74.0 million in damages, plus interest for past infringement. Consequently, the judge will be required to make a determination whether to increase the damage award to as much as approximately $230.0 million and whether to award attorney fees and interest.
      As a result of our objection to Tivo’s demand to review certain privileged documents, the trial court judge prohibited us from mentioning during trial the non-infringement opinions we had obtained from outside counsel, and, allowed Tivo to tell the jury we never obtained such an opinion. On May 2, 2006, the Court of Appeals concluded that the District Court abused its discretion in requiring us to provide the privileged documents to Tivo. On July 5, 2006, the Court of Appeals denied Tivo’s petition for rehearing of that decision. While we believe this is a significant development, the extent to which this ruling will affect the jury verdict or the remainder of the case is not yet clear.
      During July 2006, the trial judge heard additional testimony regarding, among other things: i) proposed “supplemental damages” for continued infringement from the date of the jury award through our appeal of the verdict (which could substantially exceed damages awarded to date); ii) Tivo’s request that we be required to disable the functionality of our digital video recorders in consumer homes; iii) Tivo’s request that we be prohibited from offering infringing digital video recorders to consumers in the future; and iv) our defenses of laches, estoppel and inequitable conduct. On July 24, 2006, we filed our request that the jury verdict be set aside by the judge and that a new trial be granted. It is not possible to predict when the matters to be determined by the judge will be resolved or the outcome of those issues. If the judge confirms the jury verdict, an injunction prohibiting future distribution of infringing DVRs by us is likely. In that event, we have requested that the trial judge stay the injunction pending our appeal, and we will make the same request to the Court of Appeals if the trial judge does not grant our request.
      We intend to continue our vigorous defense of this case and believe that, for a number of reasons, the verdict should be reversed either through post-trial motions or on appeal. However, there can be no assurance that a stay will be issued or that we will ultimately be successful in overturning the verdict. While we are working on modifications to our DVRs intended to avoid future infringement, there can be no assurance we will be successful. Absent such modifications, we may need to materially modify or eliminate certain user-friendly features that we currently offer to consumers and we could be forced to discontinue offering DVRs to our customers. In that event we would be at a disadvantage to our competitors and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material.
      In accordance with SFAS 5, during the six months ended June 30, 2006, we recorded a total reserve of $88.2 million in “Tivo litigation expense” on our Condensed Consolidated Statements of Operations to reflect the jury verdict and estimated supplemental damages that may be awarded by the judge through June 30, 2006. The reserve does not include any amount for exemplary damages or supplemental damages subsequent to June 30, 2006 and consequently we may ultimately be required to pay substantially more than the amount recorded in our financial statements at June 30, 2006.
      On April 29, 2005, we filed a lawsuit in the United States District Court for the Eastern District of Texas against Tivo and Humax USA, Inc. alleging infringement of U.S. Patent Nos. 5,774,186 (the ’186 patent), 6,529,685 (the ’685 patent), 6,208,804 (the ’804 patent) and 6,173,112 (the ’112 patent). These patents relate to digital video recorder, or DVR, technology. Tivo filed requests for reexamination of the patents during May 2006. During July 2006 the case was stayed pending the reexamination process, which could take many years.

Acacia
      In June 2004, Acacia Media Technologies, or Acacia, filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ’992 patent), 5,253,275 (the ’275 patent), 5,550,863 (the ’863 patent), 6,002,720 (the ’720 patent) and 6,144,702 (the ’702 patent). The ’992, ’863, ’720 and ’702 patents have been asserted against us.
      The patents relate to various systems and methods related to the transmission of digital data. The ’992 and ’702 patents have also been asserted against several internet content providers in the United States District Court for the Central District of California. During 2004 and 2005, the Court issued Markman rulings which found that the ’992 and ’702 patents were not as broad as Acacia had contended, and that certain terms in the ’702 patent were indefinite. During April 2006, EchoStar and other defendants asked the Court to rule that the claims of the ’702 patent are invalid and not infringed. That motion is pending. During June 2006, the Court held another Markman hearing on the ’992 and ’275 patents but has not yet issued a ruling. Another Markman hearing on the ’863 and ’720 patents is currently scheduled to occur in September 2006.
      Acacia’s various patent infringement cases have been consolidated for pre-trial purposes in the United States District Court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Forgent
      In July 2005, Forgent Networks, Inc., or Forgent, filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit also named DirecTV, Charter, Comcast, Time Warner Cable, Cable One and Cox as defendants. The suit alleges infringement of United States Patent No. 6,285,746 (the ’746 patent).

      The ’746 patent discloses a video teleconferencing system which utilizes digital telephone lines. We have examined this patent and do not believe that it is infringed by any of our products or services. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages. Trial is currently scheduled for May 2007 in Marshall, Texas.

Finisar Corporation
      Finisar Corporation, or Finisar, recently obtained a $100.0 million verdict in the United States District Court for the Eastern District of Texas against DirecTV for patent infringement. Finisar alleged that DirecTV’s electronic program guide and other elements of their system infringe United States Patent No. 5,404,505 (the ’505 patent).
      On July 10, 2006, we, together with NagraStar LLC, filed a Complaint for Declaratory Judgment in the United States District Court for the District of Delaware against Finisar that asks the Court to declare that they and we do not infringe, and have not infringed, any valid claim of the ’505 patent. Trial is not currently scheduled. We intend to vigorously defend our rights in this action. In the event that a Court ultimately determines that we infringe on this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. It is not possible to make an assessment of the probable outcome of this action or to determine the extent of any potential liability or damages.

Retailer Class Actions
      During 2000, lawsuits were filed by retailers in Colorado state and federal court attempting to certify nationwide classes on behalf of certain of our satellite hardware retailers. The plaintiffs are requesting the Courts declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable, and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The federal court action was stayed during the pendency of the state court action. We filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted limited discovery which ended during 2004. The plaintiffs claimed we did not provide adequate disclosure during the discovery process, and a specially appointed master agreed with the plaintiffs, recently recommending to the judge that our motion for summary judgment be denied, or that plaintiffs be permitted to conduct additional discovery. Plaintiffs also asked the Court to go beyond the scope of the special master’s recommendation, and further sanction us for the alleged discovery problems by entering judgment against EchoStar on the issue of liability, leaving only the issue of damages for trial. The judge has not yet considered the special master’s recommendation. A trial date has not been set. It is not possible to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Enron Commercial Paper Investment Complaint
      During October 2001, EchoStar received approximately $40.0 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York, against approximately 100 defendants, including EchoStar, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. EchoStar disputes these allegations. EchoStar typically invests in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of our investment in Enron commercial paper, it was considered to be high quality and low risk. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Bank One
      During 2004, Bank One, N.A., or Bank One, filed suit against us and one of our subsidiaries, EchoStar Acceptance Corporation, or EAC, in Ohio state court alleging breach of a duty to indemnify. The case was subsequently moved to federal court. Bank One alleges EAC is contractually required to indemnify Bank One for a settlement it paid to consumers who entered private label credit card agreements with Bank One to purchase satellite equipment in the late 1990s. The case is currently in discovery. A trial date has not been set. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Church Communications Network, Inc.
      During 2004, Church Communications Network, Inc., or CCN, filed suit against us in the United States District Court for the Northern District of Alabama. CCN claimed approximately $20.0 million in actual damages, plus punitive damages for, among other things, alleged breaches of two contracts, and negligent, intentional and reckless misrepresentation. During March 2006, the Court granted summary judgment in our favor limiting CCN to one contract claim, and limiting damages to no more than $500,000, plus interest. During April 2006, we reached a settlement which did not have a material impact on our financial position or our results of operations during the three or six months ended June 30, 2006.

Vivendi
      In January 2005, Vivendi Universal, S.A., or Vivendi, filed a breach of contract suit against us. During April 2005, the Court granted Vivendi’s motion for a preliminary injunction requiring that we carry a music-video channel during the pendency of the litigation. On May 23, 2006, the parties settled the litigation and Vivendi’s complaint was dismissed with prejudice. As part of the settlement, we agreed to continue to carry the music-video channel. The settlement amount did not have a material impact on our financial position or our results of operations during the three or six months ended June 30, 2006.

Riyad Alshuaibi
      During 2002, Riyad Alshuaibi filed suit against Michael Kelly, one of EchoStar’s executive officers, Kelly Broadcasting Systems, Inc., or KBS, and EchoStar in the District Court of New Jersey. Plaintiff alleges breach of contract, breach of fiduciary duty, fraud, negligence, and unjust enrichment. Plaintiff claims that when KBS was acquired by EchoStar, Michael Kelly and KBS breached an alleged agreement with the plaintiff. During July 2006, plaintiff’s expert opined that plaintiff’s damages are in excess of $52.0 million. EchoStar denies the allegations and intends to vigorously defend against the claims. Trial is scheduled for November 2007. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Other
      In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

Cash Dividend
      On September 30, 2005, we paid a cash dividend of $200.0 million to EchoStar Orbital Corporation, or EOC. Payment of any future dividends will depend upon our earnings and capital requirements, our debt facilities, and other factors the Board of Directors considers appropriate. We currently intend to retain our earnings, if any, to support future growth and expansion. Our ability to declare dividends is affected by covenants in our debt facilities.
OWNERSHIP OF OUR COMMON STOCK
      As of September 30, 2006, all 1,015 issued and outstanding shares of our common stock were held by EOC, a direct subsidiary of EchoStar. There is currently no established trading market for our common stock.

MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Executive Summary
      Our strategy for 2006 will continue to focus on improving our operating results and free cash flow by attempting to increase our subscriber base, reduce churn, control rising subscriber acquisition costs and maintain or improve operating margins. We will also continue to focus on improving our competitive position by leveraging our increased satellite capacity to pursue strategic initiatives and new technology. In addition, we may make investments in or partner with others to expand our business into mobile and portable video, data and voice services.
Operational Results and Goals
      Increase our subscriber base and reduce churn. We added approximately 1.135 million net new subscribers during 2005 and approximately 420,000 net new subscribers during the first six months of 2006. As of June 30, 2006, we had approximately 12.460 million DISH Network subscribers. We intend to continue growing our subscriber base by offering compelling consumer promotions. These promotions include offers of free or low cost advanced consumer electronics products, such as DVRs and HD receivers, as well as various promotional offers of our DISH Network programming packages, which we believe generally have a better “price-to-value” relationship than packages currently offered by most other subscription television providers.
      However, there are many reasons we may not be able to maintain our current rate of new subscriber growth. For example, our subscriber growth would decrease if our telecommunications partners and other distributors de-emphasize or discontinue their efforts to acquire DISH network subscribers, or if they begin offering non-DISH Network video services. Our subscriber growth would also be negatively impacted to the extent our competitors offer more attractive consumer promotions, including, among other things, better priced or more attractive programming packages or more compelling consumer electronic products and services, including advanced DVRs, VOD services, and HD television services, including HD local channels. Many of our competitors are also better equipped than we are to offer video services bundled with other telecommunications services such as telephone and broadband data services, including wireless services. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the internet.
      In order to increase our subscriber base we must control our rate of customer turnover, or “churn.” Our percentage monthly churn for the year ended December 31, 2005 was approximately 1.65%, compared to our percentage churn for 2004 of approximately 1.62%. Our percentage monthly churn for the six months ended June 30, 2006 was approximately 1.64%, compared to our percentage churn for the same period in 2005 of approximately 1.57%. Our principal strategy to control churn is to maintain disciplined credit requirements, such as requiring new subscribers to provide a valid major credit card, their social security number and have an acceptable credit score, and tailor our promotions toward subscribers desiring multiple receivers and advanced products such as DVRs and HD receivers. We also plan to continue to offer advanced products to existing customers through our lease promotions and to initiate other programs to improve our overall subscriber retention. However, there can be no assurance that these and other actions we may take to control subscriber churn will be successful, and we will be unable to continue to grow our subscriber base at current rates if we cannot control our customer churn.
      We also continue to undertake initiatives with respect to our conditional access system to improve the security of the DISH Network signal and attempt to make theft of our programming commercially impractical or uneconomical. However, theft of service and many other factors may have a material adverse impact on our subscriber churn.
      Control rising subscriber acquisition costs. In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, we cannot fully recover the acquisition costs of subscribers who remain customers for relatively short periods of time. Our principal strategies to control rising subscriber acquisition costs involve reducing the overall cost of subsidized equipment we provide to new customers and improving the cost effectiveness of our sales efforts. Our principal method for reducing the cost of subscriber equipment is to lease our receiver systems to new subscribers rather than selling systems to them at little or no cost. Leasing enables us to, among other things, reduce our future subscriber acquisition costs by redeploying equipment returned by disconnected lease subscribers. We are further reducing the cost of subscriber equipment through our design and deployment of EchoStar receivers with multiple tuners that allow the subscriber to receive our DISH Network services in multiple rooms using a single set-top box, thereby reducing the number of EchoStar receivers we deploy to each subscriber household. However, our overall subscriber acquisition costs, including amounts expensed and capitalized, both in the aggregate and on a per new subscriber basis, may materially increase in the future to the extent that we introduce more aggressive promotions or newer, more expensive consumer electronics products in response to new promotions and products offered by our competitors or for other reasons. In addition, expanded use of new compression technologies, such as MPEG-4 and 8PSK, will inevitably render some portion of our current and future EchoStar receivers obsolete, and we will incur additional costs, which may be substantial, to upgrade or replace these set-top boxes.
      Maintain or improve operating margins. We will continue to work to generate cost savings during 2006 by attempting to improve our operating efficiency and to control rising programming costs. We are attempting to control costs by improving the quality of the initial installation, providing better subscriber education in the use of our products and services, and enhancing our training programs for our in-home service and call center representatives. However, these initiatives may not be sufficient to maintain or increase our operational efficiencies and we may not be able to continue to grow our operations cost effectively.
      Our operating margins have also been adversely impacted by rising programming costs. Payments we make to programmers for programming content represent one of the largest components of our operating costs. We expect programming providers to continue to demand higher rates for their programming. We will continue to negotiate aggressively with programming providers in an effort to control rising programming costs. However, there can be no assurance we will be successful in controlling these costs, and we may be forced to drop one or more channels if we cannot reach acceptable agreements with all of our content providers. In addition, there can be no assurance that we will be able to increase the price of our programming to offset programming rate increases without affecting the attractiveness of our programming packages.
      Leverage increased satellite capacity. We have recently entered into agreements to purchase or lease a substantial amount of additional satellite capacity. We are currently evaluating various opportunities to utilize this capacity, including, but not limited to, launching satellite two-way and wireless broadband data services, increasing our international programming and expanding our HD programming, including HD local channels. However, we face a variety of risks and uncertainties that may prevent us from utilizing this additional satellite capacity profitably. These risks include, among other things, the risks that there may be insufficient market demand for these new services and program offerings, or that customers might find competing services and program offerings more attractive. In addition, many of these new services depend on successful development of new technologies which may not perform as we expect. Our results of operation and financial condition will be adversely affected if we cannot make profitable use of this additional satellite capacity.
      New technology. We continue to explore new advanced products and services that we may offer in order to improve our overall subscriber retention and grow our subscriber base. These new products and services include, among other things, our recently released hand-held products, such as our PocketDish, as well as new VOD service alternatives and HD programming. In addition, we may expand our business to include mobile and portable video, data and voice services, among other things.
      However, there can be no assurance new products or services we may develop and offer to our subscribers will be successful in competing with similar products and services offered by our competitors. For example, some digital cable platforms currently offer a VOD service that enables subscribers to choose from a library of programming selections for viewing at their convenience. Our own VOD service alternative, which was launched on a limited scale during 2005, is still under development. Also, although we believe we currently offer more HD content than our competitors, we may be placed at a competitive disadvantage to the extent other multi-channel video providers increase their offering of HD programming. We could be further disadvantaged to the extent a significant number of local broadcasters begin offering local channels in HD, unless we make substantial additional investments in infrastructure to deliver HD programming. There can be no assurance that we will be able to effectively compete with VOD service and HD program offerings from other video providers.
Explanation of Key Metrics and Other Items
      Subscriber-related revenue. “Subscriber-related revenue” consists principally of revenue from basic, movie, local, international and pay-per-view subscription television services, advertising sales, DVR fees, equipment rental fees and additional outlet fees from subscribers with multiple set-top boxes and other subscriber revenue. “Subscriber-related revenue” also includes revenue from equipment sales, installation and other services related to our original agreement with AT&T. Revenue from equipment sales to AT&T is deferred and recognized over the estimated average co-branded subscriber life. Revenue from installation and certain other services performed at the request of AT&T is recognized upon completion of the services.
      Development and implementation fees received from AT&T are being recognized in “Subscriber-related revenue” over the next several years. In order to estimate the amount recognized monthly, we first divide the number of subscribers activated during the month under the AT&T agreement by total estimated subscriber activations during the life of the contract. We then multiply this percentage by the total development and implementation fees received from AT&T. The resulting estimated amount is recognized monthly as revenue over the estimated average subscriber life.
      During the fourth quarter 2005, we modified and extended our distribution and sales agency agreement with AT&T. We believe our overall economic return will be similar under both arrangements. However, the impact of subscriber acquisition on many of our line item business metrics was substantially different under the original AT&T agreement, compared to most other sales channels (including the revised AT&T agreement).
      Among other things, our “Subscriber-related revenue” will be impacted in a number of respects. Commencing in the fourth quarter 2005, new subscribers acquired under our revised AT&T agreement do not generate equipment sales, installation or other services revenue from AT&T. However, our programming services revenue is greater for subscribers acquired under the revised AT&T agreement.
      Deferred equipment sales revenue relating to subscribers acquired through our original AT&T agreement will continue to have a positive impact on “Subscriber-related revenue” over the estimated average life of those subscribers. Further, development and implementation fees received from AT&T will continue to be recognized over the estimated average subscriber life of all subscribers acquired under both the original and revised agreements with AT&T.
      Effective January 1, 2004, we combined “Subscription television service” revenue and “Other subscriber-related revenue” into “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation.
      Equipment sales. “Equipment sales” consist of sales of non-DISH Network digital receivers and related components by our ETC subsidiary to an international DBS service provider and by our EchoStar International Corporation, or EIC, subsidiary to international customers. Effective the second quarter of 2006, we reclassified certain warranty and service related revenue from “Equipment sales” to “Subscriber-related revenue.” All prior period amounts were reclassified to conform to the current period presentation. “Equipment sales” also includes unsubsidized sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers. “Equipment sales” does not include revenue from sales of equipment to AT&T.

      Effective January 1, 2004, “Equipment sales” includes non-DISH Network receivers and other accessories sold by our EIC subsidiary to international customers which were previously included in “Other” revenue. All prior period amounts were reclassified to conform to the current period presentation.
      “Other” sales. “Other” sales consist principally of revenues from the C-band subscription television service business of Superstar/ Netlink Group L.L.C., or SNG, and satellite transmission revenue.
      Subscriber-related expenses. “Subscriber-related expenses” principally include programming expenses, costs incurred in connection with our in-home service and call center operations, overhead costs associated with our installation business, copyright royalties, residual commissions paid to retailers or distributors, billing, lockbox, subscriber retention and other variable subscriber expenses. “Subscriber-related expenses” also include the cost of sales from equipment sales, and expenses related to installation and other services from our original agreement with AT&T. Cost of sales from equipment sales to AT&T are deferred and recognized over the estimated average co-branded subscriber life. Expenses from installation and certain other services performed at the request of AT&T are recognized as the services are performed.
      Under the revised AT&T agreement, we are including costs from equipment and installations in “Subscriber acquisition costs” or in capital expenditures, rather than in “Subscriber-related expenses.” To the extent all other factors remain constant, this will tend to improve operating margins compared to previous periods. We will continue to include in “Subscriber-related expenses” the costs deferred from equipment sales made to AT&T. These costs are being amortized over the life of the subscribers acquired under the original AT&T agreement.
      Since equipment and installation costs previously reflected in “Subscriber-related expenses” are being included in “Subscriber acquisition costs” or in capital expenditures under the revised AT&T agreement, to the extent all other factors remain constant, this change will also cause increases in “Subscriber acquisition costs,” SAC and Equivalent SAC. This will tend to negatively impact free cash flow in the short term if substantial additional subscribers are added through AT&T in the future, but we believe that free cash flow will improve over time since better operating margins are expected from those customers under the terms of the revised AT&T agreement. We also expect that the historical negative impact on subscriber turnover from subscribers acquired pursuant to our agreement with AT&T will decline.
      Satellite and transmission expenses. “Satellite and transmission expenses” include costs associated with the operation of our digital broadcast centers, the transmission of local channels, satellite telemetry, tracking and control services, satellite and transponder leases, and other related services.
      Cost of sales — equipment. “Cost of sales — equipment” principally includes costs associated with non-DISH Network digital receivers and related components sold by our ETC subsidiary to an international DBS service provider and by our EIC subsidiary to international customers. Effective the second quarter of 2006, we reclassified certain warranty and service related expenses from “Cost of sales — equipment” to “Subscriber-related expenses” and “Depreciation and amortization.” All prior period amounts were reclassified to conform to the current period presentation. “Cost of sales — equipment” also includes unsubsidized sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers. “Cost of sales — equipment” does not include the costs from sales of equipment to AT&T.
      Effective January 1, 2004, “Cost of sales — equipment” includes non-DISH Network receivers and other accessories sold by our EIC subsidiary to international customers which were previously included in “Cost of sales — other.” All prior period amounts conform to the current period presentation.
      Cost of sales — other. “Cost of sales — other” principally includes programming and other expenses associated with the C-band subscription television service business of SNG and costs related to satellite transmission services.
      Subscriber acquisition costs. In addition to leasing receivers, we generally subsidize installation and all or a portion of the cost of EchoStar receiver systems in order to attract new DISH Network subscribers. Our “Subscriber acquisition costs” include the cost of EchoStar receiver systems sold to retailers and other distributors of our equipment, the cost of receiver systems sold directly by us to subscribers, net costs related to our promotional incentives, and costs related to installation and acquisition advertising. We exclude the value of equipment capitalized under our lease program for new subscribers from “Subscriber acquisition costs.”
      As discussed above, equipment and installation costs previously reflected in “Subscriber-related expenses” are being included in “Subscriber acquisition costs” or in capital expenditures under the revised AT&T agreement. To the extent all other factors remain constant, this change will also cause increases in “Subscriber acquisition costs,” SAC and Equivalent SAC. This will tend to negatively impact free cash flow in the short term if substantial additional subscribers are added through AT&T in the future, but we believe that free cash flow will improve over time since better operating margins are expected from those customers under the terms of the revised AT&T agreement. The historical negative impact on subscriber turnover from subscribers acquired pursuant to our agreement with AT&T declined under the revised AT&T agreement.
      SAC and Equivalent SAC. We are not aware of any uniform standards for calculating “subscriber acquisition costs per new subscriber activation,” or SAC, and we believe presentations of SAC may not be calculated consistently by different companies in the same or similar businesses. We include all new DISH Network subscribers in our calculation, including DISH Network subscribers added with little or no subscriber acquisition costs.
      Prior to January 1, 2006, we calculated SAC for the period by dividing the amount of our expense line item “Subscriber acquisition costs” for the period, by our gross new DISH Network subscribers added during that period. Separately, we then disclosed our “Equivalent SAC” for the period by adding the value of equipment capitalized under our lease program for new subscribers, and other offsetting amounts, to our “Subscriber acquisition cost” expense line item prior to dividing by our gross new subscriber number. Management believes subscriber acquisition cost measures are commonly used by those evaluating companies in the multi-channel video programming distribution, or MVPD, industry. Because our Equivalent SAC includes all of the costs of acquiring subscribers (i.e., subsidized and capitalized equipment), our management focuses on Equivalent SAC as the more comprehensive measure of how much we are spending to acquire new subscribers. As such, effective January 1, 2006, we began disclosing only “Equivalent SAC,” which we now refer to as SAC. SAC is now calculated as “Subscriber acquisition costs,” plus the value of equipment capitalized under our lease program for new subscribers, divided by gross subscriber additions. During the first quarter of 2006, we included in our calculation of SAC the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program, as described in that Form 10-Q. Effective the second quarter of 2006, our revised SAC calculation no longer includes these benefits. Instead, these benefits are separately disclosed. All prior period SAC calculations have been revised to conform to the current period calculation.
      General and administrative expenses. “General and administrative expenses” primarily include employee-related costs associated with administrative services such as legal, information systems, accounting and finance. It also includes outside professional fees (i.e. legal and accounting services) and building maintenance expense and other items associated with administration.
      Interest expense. “Interest expense” primarily includes interest expense, prepayment premiums and amortization of debt issuance costs associated with our senior debt and convertible subordinated debt securities (net of capitalized interest) and interest expense associated with our capital lease obligations.
      “Other” income (expense). The main components of “Other” income and expense are unrealized gains and losses from changes in fair value of non-marketable strategic investments accounted for at fair value, equity in earnings and losses of our affiliates, gains and losses realized on the sale of investments, and impairment of marketable and non-marketable investment securities.

      Earnings before interest, taxes, depreciation and amortization, or EBITDA. EBITDA is defined as “Net income (loss)” plus “Interest expense” net of “Interest income,” “Taxes” and “Depreciation and amortization.”
      DISH Network subscribers. We include customers obtained through direct sales, and through our retail networks, including our co-branding relationship with AT&T and other distribution relationships, in our DISH Network subscriber count. We believe our overall economic return for co-branded and traditional subscribers will be comparable. We also provide DISH Network service to hotels, motels and other commercial accounts. For certain of these commercial accounts, we divide our total revenue for these commercial accounts by an amount approximately equal to the retail price of our most widely distributed programming package, AT60 (but taking into account, periodically, price changes and other factors), and include the resulting number, which is substantially smaller than the actual number of commercial units served, in our DISH Network subscriber count.
      During April 2004, we acquired a C-band subscription television service business, the assets of which primarily consist of acquired customer relationships. Although we are converting some of these customer relationships from C-band subscription television services to our DISH Network DBS subscription television service, acquired C-band subscribers are not included in our DISH Network subscriber count unless they have also subscribed to our DISH Network DBS television service.
      Monthly average revenue per subscriber, or ARPU. We are not aware of any uniform standards for calculating ARPU and believe presentations of ARPU may not be calculated consistently by other companies in the same or similar businesses. We calculate average monthly revenue per subscriber, or ARPU, by dividing average monthly “Subscriber-related revenues” for the period (total “Subscriber-related revenue” during the period divided by the number of months in the period) by our average DISH Network subscribers for the period. Average DISH Network subscribers are calculated for the period by adding the average DISH Network subscribers for each month and dividing by the number of months in the period. Average DISH Network subscribers for each month are calculated by adding the beginning and ending DISH Network subscribers for the month and dividing by two.
      The changes to our agreement with AT&T will also impact ARPU. The magnitude of that impact, and whether ARPU increases or decreases during particular future periods, will depend on the timing and number of subscribers acquired pursuant to the modified agreement with AT&T.
      As discussed in “Subscriber-related revenue” above, effective January 1, 2004 we include amounts previously reported as “Other subscriber-related revenue” in our ARPU calculation. All prior period amounts conform to the current period presentation.
      Subscriber churn/subscriber turnover. We are not aware of any uniform standards for calculating subscriber churn and believe presentations of subscriber churn may not be calculated consistently by different companies in the same or similar businesses. We calculate percentage monthly subscriber churn by dividing the number of DISH Network subscribers who terminate service during each month by total DISH Network subscribers as of the beginning of that month. We calculate average subscriber churn for any period by dividing the number of DISH Network subscribers who terminated service during that period by the average number of DISH Network subscribers subject to churn during the period, and further dividing by the number of months in the period. Average DISH Network subscribers subject to churn during the period are calculated by adding the DISH Network subscribers as of the beginning of each month in the period and dividing by the total number of months in the period.
      Free cash flow. We define free cash flow as “Net cash flows from operating activities” less “Purchases of property and equipment,” as shown on our Consolidated Statements of Cash Flows that are included herein.
      Impact on metrics of Tivo litigation. In the event that we ultimately must pay a substantial judgment to Tivo, lose functionality or lose the ability to sell DVRs, a number of our metrics including “Subscriber-related revenue,” “Net income (loss)” and DISH Network subscribers would be negatively impacted (See “Business — Legal Proceedings”).

RESULTS OF OPERATIONS

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005.

	For the Six Months
	Ended June 30,		Variance

	2006	2005	Amount	%

	(In thousands)
Statements of Operations Data
Revenue:
Subscriber-related revenue	$4,510,184	$3,888,321	$621,863	16.0%
Equipment sales	198,291	181,257	17,034	9.4%
Other	38,580	48,445	(9,865)	(20.4)%

Total revenue	4,747,055	4,118,023	629,032	15.3%

Costs and Expenses:
Subscriber-related expenses	2,288,246	2,022,176	266,070	13.2%
% of Subscriber-related revenue	50.7%	52.0%
Satellite and transmission expenses	70,506	62,110	8,396	13.5%
% of Subscriber-related revenue	1.6%	1.6%
Cost of sales — equipment	153,727	137,667	16,060	11.7%
% of Equipment sales	77.5%	76.0%
Cost of sales — other	3,295	15,075	(11,780)	(78.1)%
Subscriber acquisition costs	734,850	679,432	55,418	8.2%
General and administrative	267,248	218,338	48,910	22.4%
% of Total revenue	5.6%	5.3%
Tivo litigation expense	88,235	—	88,235	N/M
Depreciation and amortization	519,554	357,554	162,000	45.3%

Total costs and expenses	4,125,661	3,492,352	633,309	18.1%

Operating income (loss)	621,394	625,671	(4,277)	(0.7)%

Other income (expense):
Interest income	49,772	12,750	37,022	N/M
Interest expense, net of amounts capitalized	(207,794)	(149,494)	(58,300)	39.0%
Gain on insurance settlement	—	134,000	(134,000)	(100.0)%
Other	(3,325)	(214)	(3,111)	N/M

Total other income (expense)	(161,347)	(2,958)	(158,389)	N/M

Income (loss) before income taxes	460,047	622,713	(162,666)	(26.1)%
Income tax benefit (provision), net	(163,915)	130,201	(294,116)	N/M

Net income (loss)	$296,132	$752,914	$(456,782)	(60.7)%

Other Data:
DISH Network subscribers, as of period end (in millions)	12.460	11.455	1.005	8.8%

DISH Network subscriber additions, gross (in millions)	1.618	1.599	0.019	1.2%

DISH Network subscriber additions, net (in millions)	0.420	0.550	(0.130)	(23.6)%

Monthly churn percentage	1.64%	1.57%	0.07%	4.5%

Average revenue per subscriber (“ARPU”)	$61.36	$57.81	$3.55	6.1%

Average subscriber acquisition costs per subscriber (“SAC”)	$690	$670	$20	3.0%

EBITDA	$1,137,623	$1,117,011	$20,612	1.8%

      DISH Network subscribers. As of June 30, 2006, we had approximately 12.460 million DISH Network subscribers compared to approximately 11.455 million subscribers at June 30, 2005, an increase of approximately 8.8%. DISH Network added approximately 1,618,000 gross new subscribers for the six months ended June 30, 2006, compared to approximately 1,599,000 gross new subscribers during the same period in 2005, an increase of approximately 19,000 gross new subscribers. The increase in gross new subscribers resulted primarily from an increase in gross activations pursuant to our relationship with AT&T and, to a lesser extent, through an increase in gross activations through our other agency relationships. A substantial majority of our gross new subscriber additions are acquired through our equipment lease program.
      DISH Network added approximately 420,000 net new subscribers for the six months ended June 30, 2006, compared to approximately 550,000 net new subscribers during the same period in 2005, a decrease of approximately 23.6%. This decrease was primarily the result of a slight increase in churn on a larger subscriber base. Even if percentage subscriber churn had remained constant or had moderately declined, increasing numbers of gross new subscribers are required to sustain net subscriber growth.
      Our net new subscriber additions are negatively impacted when existing and new competitors offer more attractive consumer promotions, including, among other things, better priced or more attractive programming packages or more compelling consumer electronic products and services, including advanced DVRs, video on demand, or VOD services, and HD television services or additional local channels. Many of our competitors are also better equipped than we are to offer video services bundled with other telecommunications services such as telephone and broadband data services, including wireless services. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the internet.
      Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $4.510 billion for the six months ended June 30, 2006, an increase of $621.9 million or 16.0% compared to the same period in 2005. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
      ARPU. Monthly average revenue per DISH Network subscriber was approximately $61.36 during the six months ended June 30, 2006 and approximately $57.81 during the same period in 2005. The $3.55 or 6.1% increase in ARPU is primarily attributable to price increases in February 2006 and 2005 on some of our most popular packages, higher equipment rental fees resulting from increased penetration of our equipment leasing programs, revenue from increased availability of standard and high definition local channels by satellite, and fees for DVRs. This increase was partially offset by an increase in our free and discounted programming promotions and a decrease in revenues from installation and other services related to our original agreement with AT&T compared to the same period in 2005. Our promotions to acquire new DISH Network subscribers often include free and/or discounted programming which negatively impacts ARPU. We provided standard definition local channels by satellite in 167 markets as of June 30, 2006 compared to 159 markets as of June 30, 2005. We began providing high definition local channels by satellite during 2006 and as of June 30, 2006, we offered high definition local channels by satellite in 24 markets.
      Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event that the Florida network litigation results in a nationwide injunction with respect to all distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant network channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn.
      Equipment sales. For the six months ended June 30, 2006, “Equipment sales” totaled $198.3 million, an increase of $17.0 million or 9.4% compared to the same period during 2005. This increase principally resulted from an increase in sales of non-DISH Network digital receivers and related components to an international DBS service provider, partially offset by a decline in sales of DBS accessories domestically.
      Subscriber-related expenses. “Subscriber-related expenses” totaled $2.288 billion during the six months ended June 30, 2006, an increase of $266.1 million or 13.2% compared to the same period in 2005. The increase in “Subscriber-related expenses” was primarily attributable to the increase in the number of DISH Network subscribers, which resulted in increased expenses to support the DISH Network. “Subscriber-related expenses” represented 50.7% and 52.0% of “Subscriber-related revenue” during the six months ended June 30, 2006 and 2005, respectively. The decrease in this expense to revenue ratio primarily resulted from the increase in “Subscriber-related revenue.” The decrease was also attributable to lower subscriber retention costs, and a decline in costs associated with installation and other services related to our original agreement with AT&T. This decrease was partially offset by higher costs incurred in connection with our in-home service and call center operations.
      In the normal course of business, we enter into various contracts with programmers to provide content. Our programming contracts generally require us to make payments based on the number of subscribers to which the respective content is provided. Consequently, our programming expenses will continue to increase to the extent we are successful in growing our subscriber base. In addition, because programmers continue to raise the price of content, there can be no assurance that our “Subscriber-related expenses” as a percentage of “Subscriber-related revenue” will not materially increase absent corresponding price increases in our DISH Network programming packages.
      Satellite and transmission expenses. “Satellite and transmission expenses” totaled $70.5 million during the six months ended June 30, 2006, an $8.4 million or 13.5% increase compared to the same period in 2005. This increase primarily resulted from higher operational costs associated with our capital leases of AMC-15 and AMC-16, an increase in our satellite lease payment obligations for AMC-2 and from commencement of service and operational costs associated with the increasing number of markets in which we offer standard and high definition local network channels by satellite. “Satellite and transmission expenses” totaled 1.6% of “Subscriber-related revenue” during each of the six months ended June 30, 2006 and 2005.
      Cost of sales — equipment. “Cost of sales — equipment” totaled $153.7 million during the six months ended June 30, 2006, an increase of $16.1 million or 11.7% compared to the same period in 2005. This increase primarily resulted from an increase in sales of non-DISH Network digital receivers and related components to an international DBS service provider and higher 2006 charges for slow moving and obsolete inventory, partially offset by a decline in costs associated with sales of DBS accessories domestically. “Cost of sales — equipment” represented 77.5% and 76.0% of “Equipment sales,” during the six months ended June 30, 2006 and 2005, respectively. The increase in the expense to revenue ratio principally related to higher 2006 charges for slow moving and obsolete inventory, partially offset by an increase in margins on sales of non-DISH Network digital receivers and related components sold to an international DBS service provider.
      Subscriber acquisition costs. “Subscriber acquisition costs” totaled approximately $734.9 million for the six months ended June 30, 2006, an increase of $55.4 million or 8.2% compared to the same period in 2005. The increase in “Subscriber acquisition costs” was attributable to an increase in gross new subscribers and a decline in the number of co-branded subscribers acquired under our original AT&T agreement, for which we do not incur subscriber acquisition costs. This increase was also attributable to higher acquisition advertising and installation costs, partially offset by a higher number of DISH Network subscribers participating in our equipment lease program for new subscribers.

      SAC. SAC was approximately $690 during the six months ended June 30, 2006 compared to $670 during the same period in 2005, an increase of $20, or 3.0%. This increase was primarily attributable to a decline in the number of co-branded subscribers acquired under our original AT&T agreement and higher acquisition advertising and installation costs. This increase was partially offset by reduced capital expenditures.
      Our principal method for reducing the cost of subscriber equipment is to lease our receiver systems to new subscribers rather than selling systems to them at little or no cost. Upon termination of service, lease subscribers are required to return the leased equipment to us or be charged for the equipment. Leased equipment that is returned to us which we redeploy to new lease customers results in reduced capital expenditures, and thus reduced SAC.
      The percentage of our new subscribers choosing to lease rather than purchase equipment continued to increase for the six months ended June 30, 2006 compared to the same period in 2005. During the six months ended June 30, 2006 and 2005, the amount of equipment capitalized under our lease program for new subscribers totaled approximately $384.5 million and $392.9 million, respectively. This decrease in capital expenditures under our lease program for new subscribers resulted primarily from lower hardware costs per receiver, fewer receivers per installation as the number of dual tuner receivers we install continues to increase, and increased redeployment of equipment returned by disconnecting lease program subscribers. Any increases in capital expenditures resulting from our equipment lease program for new subscribers have been, and we expect will continue to be, partially mitigated by, among other things, the redeployment of equipment returned by disconnecting lease program subscribers. However, to remain competitive we will have to upgrade or replace subscriber equipment periodically as technology changes, and the associated costs may be substantial. To the extent technological changes render existing equipment obsolete, we would be unable to redeploy all returned equipment and would realize less benefit from the SAC reduction associated with redeployment of that returned lease equipment.
      As previously discussed, our SAC calculation does not include the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the six months ended June 30, 2006 and 2005, these amounts totaled approximately $55.6 million and $40.1 million, respectively.
      Several years ago, we began deploying satellite receivers capable of exploiting 8PSK modulation technology. Since that technology is now standard in all of our new satellite receivers, our cost to migrate programming channels to that technology in the future will be substantially lower than if it were necessary to replace all existing consumer equipment. As we continue to implement 8PSK technology, bandwidth efficiency will improve, significantly increasing the number of programming channels we can transmit over our existing satellites as an alternative or supplement to the acquisition of additional spectrum or the construction of additional satellites. New channels we add to our service using only that technology may allow us to further reduce conversion costs and create additional revenue opportunities. We have also implemented MPEG-4 technology in all satellite receivers for new customers who subscribe to our HD programming packages. This technology should result in further bandwidth efficiencies over time. We have not yet determined the extent to which we will convert the EchoStar DBS System to these new technologies, or the period of time over which the conversions will occur. Since EchoStar X commenced commercial operation during the second quarter of 2006 and provided that other planned satellites are successfully deployed, this increased satellite capacity and our 8PSK transition will afford us greater flexibility in delaying and reducing the costs otherwise required to convert our subscriber base to MPEG-4.
      While we may be able to generate increased revenue from such conversions, the deployment of equipment including new technologies will increase the cost of our consumer equipment, at least in the short term. SAC will increase to the extent we subsidize those costs for new and existing subscribers. These increases may be mitigated to the extent we successfully redeploy existing set-top boxes and implement other SAC reduction strategies.

      Our “Subscriber acquisition costs,” both in aggregate and on a per new subscriber activation basis, may further materially increase in the future to the extent that we introduce more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.
      General and administrative expenses. “General and administrative expenses” totaled $267.2 million during the six months ended June 30, 2006, an increase of $48.9 million or 22.4% compared to the same period in 2005. “General and administrative expenses” represented 5.6% and 5.3% of “Total revenue” during the six months ended June 30, 2006 and 2005, respectively. The increase in “General and administrative expenses” and the ratio of those expenses to “Total revenue” was primarily attributable to increased personnel and benefit costs, including non-cash, stock-based compensation expense recorded related to the adoption of FAS 123(R), litigation costs and infrastructure expenses to support the growth of the DISH Network.
      Tivo litigation expense. We recorded $88.2 million of “Tivo litigation expense” during the six months ended June 30, 2006 as a result of the jury verdict in the Tivo lawsuit. This amount may ultimately be increased or reduced (See Note 9 to our Condensed Consolidated Financial Statements).
      Depreciation and amortization. “Depreciation and amortization” expense totaled $519.6 million during the six months ended June 30, 2006, an increase of $162.0 million or 45.3% compared to the same period in 2005. The increase in “Depreciation and amortization” expense was primarily attributable to depreciation of equipment leased to subscribers resulting from increased penetration of our equipment lease programs, additional depreciation related to satellites placed in service and other depreciable assets placed in service to support the DISH Network.
      Interest income. “Interest income” totaled $49.8 million during the six months ended June 30, 2006, an increase of $37.0 million compared to the same period in 2005. This increase principally resulted from higher cash and marketable investment securities balances in 2006 as compared to 2005, and from higher total returns earned on our cash and marketable investment securities during 2006.
      Interest expense, net of amounts capitalized. “Interest expense” totaled $207.8 million during the six months ended June 30, 2006, an increase of $58.3 million or 39.0% compared to the same period in 2005. This increase primarily resulted from a net increase in interest expense of approximately $29.0 million related to the issuance of the $1.5 billion 7 1/8% Senior Notes due 2016 and the redemption of our $442.0 million previously outstanding 9 1/8% Senior Notes due 2009 during 2006. In addition, during 2006, we incurred a prepayment premium and wrote-off debt issuance costs totaling approximately $22.9 million related to the redemption of the 9 1/8% Senior Notes.
      Gain on insurance settlement. During March 2005, we settled our insurance claim and related claims for accrued interest and bad faith with the insurers of our EchoStar IV satellite for the net amount of $240.0 million. The $134.0 million received in excess of our previously recorded $106.0 million receivable related to this insurance claim was recognized as a “Gain on insurance settlement” during the six months ended June 30, 2005.
      Earnings before interest, taxes, depreciation and amortization. EBITDA was $1.138 billion during the six months ended June 30, 2006, an increase of $20.6 million or 1.8% compared to the same period in 2005. EBITDA for the six months ended June 30, 2005 was favorably impacted by the $134.0 million “Gain on insurance settlement” and the six months ended June 30, 2006 was negatively impacted by the $88.2 million “Tivo litigation expense.” Absent these items, our EBITDA for the six months ended June 30, 2006 would have been $242.8 million, or 24.7%, higher than EBITDA for the comparable period in 2005. The increase in EBITDA (excluding these items) was primarily attributable to changes in operating revenues and expenses discussed above.

      The following table reconciles EBITDA to the accompanying financial statements:

	For the Six Months
	Ended June 30,

	2006	2005

	(In thousands)
EBITDA	$1,137,623	$1,117,011
Less:
Interest expense, net	158,022	136,744
Income tax provision (benefit), net	163,915	(130,201)
Depreciation and amortization	519,554	357,554

Net income (loss)	$296,132	$752,914

      EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
      Income tax benefit (provision), net. Our income tax provision was $163.9 million during the six months ended June 30, 2006 compared to a benefit of $130.2 million during 2005. The income tax benefit for the six months ended June 30, 2005 included an approximate $361.4 million credit to our provision for income taxes resulting from the reversal of our recorded valuation allowance.

	For the Six Months
	Ended June 30,

	2006	2005

	(In thousands)
Adjusted income tax benefit (provision), net	$(163,915)	$(231,216)
Less:
Valuation allowance	—	(361,417)

Income tax benefit (provision), net	$(163,915)	$130,201

      The decrease in the provision (excluding the 2005 deferred tax valuation allowance) is primarily related to the decrease in “Income (loss) before income taxes” and a decrease in the effective state tax rate during the six months ended June 30, 2006.
      Net income (loss). Net income was $296.1 million during the six months ended June 30, 2006, a decrease of $456.8 million compared to $752.9 million for the same period in 2005. Net income for the six months ended June 30, 2005 was favorably impacted by the reversal of our recorded valuation allowance for deferred tax assets and the “Gain on insurance settlement.” The decrease was also attributable to the Tivo litigation charge in 2006 and the increase in “Interest expense, net of amounts capitalized.”
Subscriber Turnover
      Our percentage monthly subscriber churn for the six months ended June 30, 2006 was approximately 1.64%, compared to our percentage subscriber churn for the same period in 2005 of approximately 1.57%. This increase was principally attributable to increased competition, programmer contract renewal disputes resulting in channel takedowns, and our February 2006 price increase, which impacted a greater number of customers than did our 2005 price increase. Our future subscriber churn may be negatively impacted by a number of additional factors, including but not limited to, an increase in competition from new technology entrants and increasingly complex products. Competitor bundling of high speed internet access with video and other communications products may contribute more significantly to churn over time as broadband delivery of video becomes integrated with traditional cable delivery. There can be no assurance that these and other factors will not contribute to relatively higher churn than we have experienced historically. Additionally, certain of our promotions allow consumers with relatively lower credit scores to become subscribers, and these subscribers typically churn at a higher rate. However, these subscribers are also acquired at a lower cost resulting in a smaller economic loss upon disconnect.
      Additionally, as the size of our subscriber base continues to increase, even if percentage subscriber churn remains constant or declines, increasing numbers of gross new DISH Network subscribers are required to sustain net subscriber growth.
      Increases in theft of our signal, or our competitors’ signals, also could cause subscriber churn to increase in future periods. Our signal encryption has been compromised by theft of service and could be further compromised in the future. We continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult. In order to combat theft of our service and maintain the functionality of active set-top boxes, we recently replaced the majority of our older generation smart cards with newer generation smart cards. This process was completed during the fourth quarter of 2005. The smart card replacement has not successfully resecured our system to date, but we are implementing software patches and other security measures to help secure our service. However, there can be no assurance that our security measures will be effective in reducing theft of our programming signals. If we are required to replace existing smart cards, the cost of card replacements could have a material adverse effect on our financial condition and results of operations.
      The Satellite Home Viewer Extension and Reauthorization Act of 2004, or SHVERA, required, among other things, that all local broadcast channels delivered by satellite to any particular market be available from a single dish by June 8, 2006. We now comply with the single dish obligations of SHVERA.
      Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event that the Florida network litigation results in a nationwide injunction with respect to all distant channels, we will attempt to assist subscribers in arranging alternatives, including migration to local channels by satellite where available, and free off air antenna offers in other markets. We cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant network channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and an increase in subscriber churn.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004.

	For the Years
	Ended December 31,		Variance

	2005	2004	Amount	%

	(In thousands)
Statements of Operations Data
Revenue:
Subscriber-related revenue	$7,964,708	$6,684,940	$1,279,768	19.1%
Equipment sales	364,515	360,927	3,588	1.0%
Other	92,273	97,161	(4,888)	(5.0)%

Total revenue	8,421,496	7,143,028	1,278,468	17.9%

Costs and Expenses:
Subscriber-related expenses	4,089,556	3,624,475	465,081	12.8%
% of Subscriber-related revenue	51.3%	54.2%
Satellite and transmission expenses	131,559	107,587	23,972	22.3%
% of Subscriber-related revenue	1.7%	1.6%
Cost of sales — equipment	272,623	259,736	12,887	5.0%
% of Equipment sales	74.8%	72.0%
Cost of sales — other	22,437	30,302	(7,865)	(26.0)%
Subscriber acquisition costs	1,495,200	1,531,843	(36,643)	(2.4)%
General and administrative	442,290	381,753	60,537	15.9%
% of Total revenue	5.3%	5.3%
Depreciation and amortization	800,061	493,358	306,703	62.2%

Total costs and expenses	7,253,726	6,429,054	824,672	12.8%

Operating income (loss)	1,167,770	713,974	453,796	63.6%

Other income (expense):
Interest income	34,641	30,609	4,032	13.2%
Interest expense, net of amounts capitalized	(305,265)	(433,364)	128,099	(29.6)%
Gain on insurance settlement	134,000	—	134,000	NM
Other	(1,807)	(741)	(1,066)	NM

Total other income (expense)	(138,431)	(403,496)	265,065	(65.7)%

Income (loss) before income taxes	1,029,339	310,478	718,861	NM
Income tax benefit (provision), net	107,274	(11,065)	118,339	NM

Net income (loss)	$1,136,613	$299,413	$837,200	NM

Other Data:
DISH Network subscribers, as of period end (in millions)	12.040	10.905	1.135	10.4%

DISH Network subscriber additions, gross (in millions)	3.397	3.441	(0.044)	(1.3)%

DISH Network subscriber additions, net (in millions)	1.135	1.480	(0.345)	(23.3)%

Monthly churn percentage	1.65%	1.62%	0.03%	1.9%

Average revenue per subscriber (“ARPU”)	$57.88	$54.94	$2.94	5.4%

Average subscriber acquisition costs per subscriber (“SAC”)	$439	$444	$(5)	(1.1)%

Equivalent average subscriber acquisition costs per subscriber (“Equivalent SAC”)	$693	$611	$82	13.4%

EBITDA	$2,100,024	$1,206,591	$893,433	74.0%

      DISH Network subscribers. As of December 31, 2005, we had approximately 12.040 million DISH Network subscribers compared to approximately 10.905 million subscribers at December 31, 2004, an increase of approximately 10.4%. DISH Network added approximately 3.397 million gross new subscribers for the year ended December 31, 2005, compared to approximately 3.441 million gross new subscribers during 2004, a decrease of approximately 44,000 gross new subscribers. The decrease in gross new subscribers resulted primarily from a decline in gross activations under our co-branding agreement with AT&T, partially offset by an increase in sales through our agency relationships and an increase in our other distribution channels. A substantial majority of our gross new subscriber additions are acquired through our equipment lease program.
      DISH Network added approximately 1.135 million net new subscribers for the year ended December 31, 2005, compared to approximately 1.480 million net new subscribers during 2004, a decrease of approximately 23.3%. This decrease was primarily a result of increased subscriber churn on a larger subscriber base, and the result of a decline in gross and net activations under our co-branding agreement with AT&T. In addition, even if percentage subscriber churn had remained constant or had declined, increasing numbers of gross new subscribers are required to sustain net subscriber growth.
      During the first half of 2005, AT&T shifted its DISH Network marketing and sales efforts to focus on limited geographic areas and customer segments. As a result of AT&T’s de-emphasized sales of DISH Network services, a decreasing percentage of our new subscriber additions were derived from our relationship with AT&T. During fourth quarter 2005, we modified and extended our distribution and sales agency agreement with AT&T and we now bear the cost of equipment and installation costs associated with subscriber acquisitions under the revised agreement. We believe our overall per subscriber economic return will be similar under both arrangements.
      While we expect to continue to pursue opportunities for AT&T and other telecommunications providers to bundle our DISH Network satellite television service with their voice and data services, AT&T has begun deployment of fiber-optic networks that will allow it to offer video services directly to millions of homes as early as the second half of 2006. Other telecommunications companies have announced similar plans. While it is possible that the fourth quarter 2005 revision to our AT&T agreement may drive increased subscriber growth, our net new subscriber additions and certain of our other key operating metrics could continue to be adversely affected to the extent AT&T further de-emphasizes, or discontinues altogether, its efforts to acquire DISH Network subscribers, and as a result of competition from video services offered by AT&T or other telecommunications companies. Moreover, there can be no assurance that we will be successful in developing significant new bundling opportunities with other telecommunications companies.
      During the fourth quarter of 2005, we began test marketing a prepay program, “DISH Now.” This program allows consumers who might not be attracted by our existing promotions to purchase a satellite receiver system and a prepaid card which can be refreshed periodically through additional prepayments. We have not yet determined whether this program will be offered broadly. Certain of our business metrics could be impacted to the extent we ultimately acquire a significant number of subscribers through “DISH Now.” For example, while “DISH Now” may attract subscribers more likely to churn than our traditional customers, our subscriber acquisition costs under this program will also be substantially lower.
      Our net new subscriber additions would also be negatively impacted to the extent existing or new competitors offer more attractive consumer promotions, including, among other things, better priced or more attractive programming packages or more compelling consumer electronic products and services, including advanced DVRs, VOD services, and HD television services or additional local channels. Many of our competitors are also better equipped than we are to offer video services bundled with other telecommunications services such as telephone and broadband data services, including wireless services. We also expect to face increasing competition from content and other providers who distribute video services directly to consumers over the internet.
      Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $7.965 billion for the year ended December 31, 2005, an increase of $1.280 billion or 19.1% compared to 2004. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
      ARPU. Monthly average revenue per subscriber was approximately $57.88 during the year ended December 31, 2005 and approximately $54.94 during 2004. The $2.94 or 5.4% increase in monthly average revenue per DISH Network subscriber is primarily attributable to price increases in February 2005 and 2004 on some of our most popular packages, higher equipment rental fees resulting from increased penetration of our equipment leasing programs, availability of local channels by satellite and fees for DVRs. This increase was also attributable to our relationship with AT&T, including revenues from equipment sales, installation and other services related to that agreement. These improvements in ARPU were partially offset by an increase in our free and discounted programming promotions. We provided local channels by satellite in 164 markets as of December 31, 2005 compared to 152 markets as of December 31, 2004. We regularly have promotions to acquire new DISH Network subscribers which provide free and/or discounted programming that negatively impact ARPU.
      Effective February 2004, our DHA promotion provided new lease subscribers up to four installed EchoStar receivers, including various premium models, with a qualifying programming subscription. The subscriber was required to pay a monthly rental fee for each leased receiver and a one time set up fee of $49.99, but was not required to agree to a minimum lease period. The subscriber received a $49.99 credit on their first month’s bill. Effective October 2004, the promotion was expanded whereby the consumer may agree to either a one or two year commitment in exchange for receiving the benefits of our Digital Home Protection Plan, an optional extended warranty program, without charge for one or two years, respectively. In February 2005, the promotion was modified to allow new residential customers who subscribed to “America’s Top 180” to obtain that programming at the same price as “America’s Top 120” for the first three months. This promotion expired during April 2005.
      During May 2005, we introduced a promotion which offers new DHA lease program subscribers our “America’s Top 180” package for $19.99 for each of the first three months of service. Effective June 2005, the promotion was modified to provide a $12.00 discount per month on qualifying programming packages, together with free HBO and Showtime programming, for each of the first three months of service. The promotion, which continued through August 15, 2005, required a one year minimum programming commitment.
      During August 2005, we introduced a promotion which offers new DHA lease program subscribers a free month of qualifying programming, three free months of HBO, Showtime and Cinemax programming, and a free DVR upgrade. Further, in exchange for an 18 month minimum programming commitment, new lease program subscribers receive a credit of the one-time set-up fee of $49.99. Effective November 3, 2005, instead of one month free, new lease program subscribers can elect to receive a $12.00 discount for the first three months of service on qualifying programming. These promotions expired January 31, 2006.
      Effective February 1, 2006, we introduced a promotion which offers $100 back to new DHA lease program subscribers that activate with at least “America’s Top 120,” “DISH Latino Max,” “DishHD Silver,” or higher qualified programming package. After the first month’s bill, a credit of $10 per month will be provided for 10 consecutive months after a redemption form has been submitted by the new subscriber. At any time during that period, the remaining credits will be forfeited if the service is (1) downgraded below the required level, (2) put on-hold or (3) cancelled for any reason. In addition, these subscribers and other new customers that subscribe to at least the minimum qualified programming such as “America’s Top 60” “DISH Latino,” “DishHD Bronze,” or higher qualified programming package are eligible to receive Starz programming free for three months. These promotions are expected to continue through at least June 30, 2006.
      Effective February 1, 2006, we introduced a new programming tier, DishFAMILY, which offers 40 “family-friendly” channels including sports, news, children’s programming, lifestyle, hobbies, shopping and public interest for $19.99 per month, or $24.99 including local channels where available.

      Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. In the event the Court of Appeals upholds the Miami District Court’s network litigation injunction, and if we do not reach private settlement agreements with additional stations, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict with any degree of certainty how many subscribers might ultimately cancel their primary DISH Network programming as a result of termination of their distant network channels. We could be required to terminate distant network programming to all subscribers in the event the plaintiffs prevail on their cross-appeal and we are permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result in, among other things, a reduction in ARPU and a temporary increase in subscriber churn.
      Equipment sales. For the year ended December 31, 2005, “Equipment sales” totaled $364.5 million, an increase of $3.6 million or 1.0% compared to the same period during 2004. This increase principally resulted from an increase in sales of non-DISH Network digital receivers and related components to an international DBS service provider, partially offset by decreases in sales of DBS accessories domestically.
      “Other” sales. “Other” sales totaled $92.3 million for the year ended December 31, 2005, a decrease of $4.9 million compared to the same period during 2004. This decrease is primarily attributable to a decline in the subscription television service revenues from C-band subscribers of the SNG business that we acquired in April 2004, partially offset by an increase in our satellite transmission revenue.
      Subscriber-related expenses. “Subscriber-related expenses” totaled $4.090 billion during the year ended December 31, 2005, an increase of $465.1 million or 12.8% compared to 2004. The increase in “Subscriber-related expenses” was primarily attributable to the increase in the number of DISH Network subscribers, which resulted in increased expenses to support the DISH Network, partially offset by a $35.1 million non-recurring vendor credit. “Subscriber-related expenses” represented 51.3% and 54.2% of “Subscriber-related revenue” during the years ended December 31, 2005 and 2004, respectively. The decrease in this expense to revenue ratio primarily resulted from the increase in “Subscriber-related revenue,” the vendor credit discussed above, and an increase in the number of DISH Network subscribers participating in our lease program for existing subscribers. Since certain subscriber retention costs associated with this program are capitalized rather than expensed, our “Subscriber-related expenses” decreased and our capital expenditures increased. The decrease in the ratio also resulted from improved efficiencies associated with our installation and in-home service operations. The decrease in this expense to revenue ratio was partially offset by increases in cost associated with deferred equipment sales, installation and other services related to our relationship under our prior agreement with AT&T. The decrease in the ratio was also partially offset by approximately $15.7 million more in charges during 2005 compared to 2004 for the replacement of smart cards.
      In the normal course of business, we enter into various contracts with programmers to provide content. Our programming contracts generally require us to make payments based on the number of subscribers to which the respective content is provided. Consequently, our programming expenses will continue to increase to the extent we are successful in growing our subscriber base. In addition, because programmers continue to raise the price of content, there can be no assurance that our “Subscriber-related expenses” as a percentage of “Subscriber-related revenue” will not materially increase absent corresponding price increases in our DISH Network programming packages.
      Satellite and transmission expenses. “Satellite and transmission expenses” totaled $131.6 million during the year ended December 31, 2005, an increase of $24.0 million or 22.3% compared to 2004. This increase primarily resulted from commencement of service and operational costs associated with the increasing number of markets in which we offer local broadcast channels by satellite as previously discussed, increases in our satellite lease payment obligations for AMC-2, and operational costs associated with our capital leases of AMC-15 and AMC-16 which commenced commercial operation in January and

February 2005, respectively. “Satellite and transmission expenses” totaled 1.7% and 1.6% of “Subscriber-related revenue” during the years ended December 31, 2005 and 2004, respectively. These expenses will increase further in the future as we increase the size of our satellite fleet, if we obtain in-orbit satellite insurance, as we increase the number and operations of our digital broadcast centers and as additional local markets and other programming services are launched.
      Cost of sales — equipment. “Cost of sales — equipment” totaled $272.6 million during the year ended December 31, 2005, an increase of $12.9 million or 5.0% compared to 2004. This increase related primarily to the increase in sales of non-DISH Network digital receivers and related components to an international DBS service provider.
      Charges for slow moving and obsolete inventory were lower during 2005 compared to 2004. This difference, together with the decrease in sales of DBS accessories domestically discussed above, partially offset the amount of the increase. “Cost of sales — equipment” represented 74.8% and 72.0% of “Equipment sales,” during the years ended December 31, 2005 and 2004, respectively. The increase in the expense to revenue ratio principally related to a decline in margins on sales to the international DBS service provider and on sales of DBS accessories domestically. This increase was partially offset by the lower 2005 charges for slow moving and obsolete inventory.
      Cost of sales — other. “Cost of sales — other” totaled $22.4 million during the year ended December 31, 2005, a decrease of $7.9 million compared to 2004. This decrease is primarily attributable to expenses associated with the C-band subscription television service business of SNG we acquired in April 2004.
      Subscriber acquisition costs. “Subscriber acquisition costs” totaled approximately $1.495 billion for the year ended December 31, 2005, a decrease of $36.6 million or 2.4% compared to 2004. The decrease in “Subscriber acquisition costs” was attributable to a higher number of DISH Network subscribers participating in our equipment lease program for new subscribers, partially offset by an increase in the number of non co-branded subscribers acquired and an increase in acquisition advertising.
      SAC and Equivalent SAC. Subscriber acquisition costs per new DISH Network subscriber activation were approximately $439 for the year ended December 31, 2005 and approximately $444 during 2004. The $5, or 1.1% decrease in SAC was primarily attributable to a greater number of DISH Network subscribers participating in our equipment lease program. This improvement was partially offset by a decrease in the percentage of co-branded subscribers acquired compared to total subscribers acquired and a greater number of DISH Network subscribers activating higher priced advanced products, such as receivers with multiple tuners, DVRs, HD receivers and SuperDISH. Activation of these more advanced and complex products also resulted in higher installation costs during 2005 as compared to 2004. The decrease in SAC was also offset by the higher costs for acquisition advertising and promotional incentives paid to our independent dealer network.
      Equivalent SAC was approximately $693 during the year ended December 31, 2005 compared to $611 during 2004, an increase of $82, or 13.4%. This increase was primarily attributable to a greater number of DISH Network subscribers activating higher priced advanced products, such as receivers with multiple tuners, DVRs, HD receivers and SuperDISH. Activation of these more advanced and complex products also resulted in higher installation costs during 2005 as compared to 2004. The increase in Equivalent SAC was also attributable to higher costs for acquisition advertising and promotional incentives paid to our independent dealer network. Penetration of our equipment lease program for new subscribers increased during 2005 compared to 2004. The value of equipment capitalized under our lease program for new subscribers totaled approximately $861.5 million and $574.8 million for the year ended December 31, 2005 and 2004, respectively.
      Our Equivalent SAC calculation does not include the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the years ended

December 31, 2005 and 2004, these amounts totaled approximately $86.1 million and $60.8 million, respectively.
      During the year ended December 31, 2005, the percentage of our new subscribers choosing to lease rather than purchase equipment continued to increase compared to 2004. The increase in leased equipment and related reduction in subsidized equipment sales caused our capital expenditures to increase, while our “Subscriber acquisition costs” and SAC declined.
      The increase in capital expenditures resulting from our equipment lease program for new subscribers has been, and we expect it will continue to be, partially mitigated by, among other things, the redeployment of equipment returned by disconnecting lease program subscribers. However, to remain competitive we will have to upgrade or replace subscriber equipment periodically as technology changes, and the associated costs may be substantial. To the extent technological changes render existing equipment obsolete, we would cease to benefit from the Equivalent SAC reduction associated with redeployment of that returned lease equipment.
      Several years ago we began deploying satellite receivers capable of exploiting 8PSK modulation technology. Since that technology is now standard in all of our new satellite receivers, our cost to migrate programming channels to that technology in the future will be substantially lower than if it were necessary to replace all existing consumer equipment. As we continue to implement 8PSK technology, bandwidth efficiency will improve, significantly increasing the number of programming channels we can transmit over our existing satellites as an alternative or supplement to the acquisition of additional spectrum or the construction of additional satellites. New channels we add to our service using only that technology may allow us to further reduce conversion costs and create additional revenue opportunities. We have implemented MPEG-4 technology in all satellite receivers for new customers who subscribe to our HD programming packages. This technology when implemented will result in further bandwidth efficiencies over time. We have not yet determined the extent to which we will convert the EchoStar DBS System to these new technologies, or the period of time over which the conversions will occur. Provided EchoStar X commences commercial operation during second quarter 2006 and other planned satellites are successfully deployed, our 8PSK transition will afford us greater flexibility in delaying and reducing the costs otherwise required to convert our subscriber base to MPEG-4.
      While we may be able to generate increased revenue from such conversions, the deployment of equipment including new technologies will increase the cost of our consumer equipment, at least in the short term. To the extent we subsidize those costs for new and existing subscribers, SAC, Equivalent SAC and capital expenditures will increase as well. However, the increases in these costs would be mitigated by, among other things, our expected migration away from relatively expensive and complex SuperDISH installations (assuming successful commencement of commercial operation of our EchoStar X satellite and the continued availability of our other in-orbit satellites). These increases may also be mitigated to the extent we successfully redeploy existing set-top boxes and implement other SAC reduction strategies.
      Our “Subscriber acquisition costs,” both in aggregate and on a per new subscriber activation basis, may further materially increase in the future to the extent that we introduce more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.
      General and administrative expenses. “General and administrative expenses” totaled $442.3 million during the year ended December 31, 2005, an increase of $60.5 million or 15.9% compared to 2004. The increase in “General and administrative expenses” was primarily attributable to increased personnel and infrastructure expenses to support the growth of the DISH Network. “General and administrative expenses” represented 5.3% of “Total revenue” during each of the years ended December 31, 2005 and 2004.
      Depreciation and amortization. “Depreciation and amortization” expense totaled $800.1 million during the year ended December 31, 2005, an increase of $306.7 million or 62.2% compared to 2004. The increase in “Depreciation and amortization” expense was primarily attributable to additional depreciation on equipment leased to subscribers resulting from increased penetration of our equipment lease programs and other depreciable assets placed in service to support the DISH Network. Further, depreciation of our AMC-15 and AMC-16 satellites, which commenced commercial operation during January and February 2005, respectively, contributed to this increase.
      Interest expense, net of amounts capitalized. “Interest expense” totaled $305.3 million during the year ended December 31, 2005, a decrease of $128.1 million or 29.6% compared to 2004. This decrease primarily resulted from a decrease in prepayment premiums and write-off of debt issuance costs totaling approximately $134.4 million, and a net reduction in interest expense of approximately $40.2 million related to the redemption, repurchases and refinancing of our previously outstanding senior debt which occurred during 2004. This decrease was partially offset by $38.0 million of additional interest expense during 2005 associated with our capital lease obligations for the AMC-15 and AMC-16 satellites.
      Gain on insurance settlement. During March 2005, we settled an insurance claim and related claims for accrued interest and bad faith with the insurers of our EchoStar IV satellite for the net amount of $240.0 million. The $134.0 million received in excess of our previously recorded $106.0 million receivable related to this insurance claim was recognized as a “Gain on insurance settlement” during the year ended December 31, 2005.
      Earnings before interest, taxes, depreciation and amortization. EBITDA was $2.100 billion during the year ended December 31, 2005, an increase of $893.4 million or 74.0% compared to $1.207 billion during 2004. The increase in EBITDA was primarily attributable to the changes in operating revenues and expenses discussed above. EBITDA does not include the impact of capital expenditures under our new and existing subscriber equipment lease programs of approximately $982.8 million and $654.9 million during the years ended December 31, 2005 and 2004, respectively.
      The following table reconciles EBITDA to the accompanying financial statements:

	For the Years Ended
	December 31,

	2005	2004

	(In thousands)
EBITDA	$2,100,024	$1,206,591
Less:
Interest expense, net	270,624	402,755
Income tax provision (benefit), net	(107,274)	11,065
Depreciation and amortization	800,061	493,358

Net income (loss)	$1,136,613	$299,413

      EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
      Income tax benefit (provision), net. Our income tax benefit was $107.3 million during the year ended December 31, 2005 compared to an income tax provision of $11.1 million during 2004. This decrease was primarily related to an approximate $185.2 million credit to our provision for income taxes in 2005 resulting from the reversal of our recorded valuation allowance for those deferred tax assets that we believe are more likely than not to be realizable. During 2006, we expect our income tax provision to approximate statutory Federal and state tax rates.
      Net income (loss). “Net income” was $1.137 billion during the year ended December 31, 2005, an increase of $837.2 million compared to $299.4 million for 2004. The increase was primarily attributable to the reversal of our recorded valuation allowance for deferred tax assets, higher “Operating income,” the “Gain on insurance settlement” and lower “Interest expense, net of amounts capitalized.”
      SHVERA requires, among other things, that all local broadcast channels delivered by satellite to any particular market be available from a single dish by June 8, 2006. We currently offer local broadcast channels in 164 markets across the United States. In 38 of those markets a second dish was previously required to receive some local channels in the market. While we have subsequently reduced the number of markets where a second dish is necessary, we can not entirely eliminate the second dish necessity in all markets absent full operability of EchoStar X.
      In the event EchoStar X experiences any anomalies, satellite capacity limitations could force us to move the local channels in some two dish markets to different satellites, requiring subscribers in those markets to install a second or different dish to continue receiving their local broadcast channels. We could be forced, in that event, to stop offering local channels in some of those markets altogether. The transition of all local broadcast channels in a market to a single dish could result in disruptions of service for a substantial number of our customers. Further, our ability to timely comply with this requirement without incurring significant additional costs is dependent on, among other things, the continued operation of our EchoStar V satellite at the 129 degree orbital location until commencement of commercial operation of EchoStar X. EchoStar V or EchoStar X anomalies could force us to cease offering local channels by satellite in many markets absent regulatory relief from the single dish obligations. If impediments to our preferred transition plan arise, it is possible that the costs of compliance with the single dish requirement could exceed $100.0 million. To the extent subscribers are unwilling for any reason to upgrade to a new dish, our subscriber churn could be negatively impacted.
      In addition, we depend on our EchoStar VIII satellite to provide local channels to over 40 markets at least until such time as our EchoStar X satellite has commenced commercial operation. In the event that EchoStar VIII experienced a total or substantial failure, we could transmit many, but not all, of those channels from other in-orbit satellites. The potential relocation of some channels, and elimination of others, resulting from failures relating to EchoStar X or EchoStar VIII, could cause a material adverse impact on our business, including, among other things, a reduction in revenues, an increase in operating expenses, a decrease in new subscriber activations and an increase in subscriber churn.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003.

	For the Years Ended
	December 31,		Variance

	2004	2003	Amount	%

	(In thousands)
Statements of Operations Data
Revenue:
Subscriber-related revenue	$6,684,940	$5,419,244	$1,265,696	23.4%
Equipment sales	360,927	281,918	79,009	28.0%
Other	97,161	30,560	66,601	NM

Total revenue	7,143,028	5,731,722	1,411,306	24.6%

Costs and Expenses:
Subscriber-related expenses	3,624,475	2,754,052	870,423	31.6%
% of Subscriber-related revenue	54.2%	50.8%
Satellite and transmission expenses	107,587	74,309	33,278	44.8%
% of Subscriber-related revenue	1.6%	1.4%
Cost of sales — equipment	259,736	161,120	98,616	61.2%
% of Equipment sales	72.0%	57.2%
Cost of sales — other	30,302	57	30,245	NM
Subscriber acquisition costs	1,531,843	1,310,794	221,049	16.9%
General and administrative	381,753	322,677	59,076	18.3%
% of Total revenue	5.3%	5.6%
Depreciation and amortization	493,358	386,941	106,417	27.5%

Total costs and expenses	6,429,054	5,009,950	1,419,104	28.3%

Operating income (loss)	713,974	721,772	(7,798)	(1.1)%

Other income (expense):
Interest income	30,609	18,838	11,771	62.5%
Interest expense, net of amounts capitalized	(433,364)	(407,030)	(26,334)	6.5%
Other	(741)	(466)	(275)	59.0%

Total other income (expense)	(403,496)	(388,658)	(14,838)	3.8%

Income (loss) before income taxes	310,478	333,114	(22,636)	(6.8)%
Income tax benefit (provision), net	(11,065)	(13,533)	2,468	(18.2)%

Net income (loss)	$299,413	$319,581	$(20,168)	(6.3)%

Other Data:
DISH Network subscribers, as of period end (in millions)	10.905	9.425	1.480	15.7%

DISH Network subscriber additions, gross (in millions)	3.441	2.894	0.547	18.9%

DISH Network subscriber additions, net (in millions)	1.480	1.245	0.235	18.9%

Monthly churn percentage	1.62%	1.57%	0.05%	3.2%

Average revenue per subscriber (“ARPU”)	$54.94	$51.29	$3.65	7.1%

Average subscriber acquisition costs per subscriber (“SAC”)	$444	$453	$(9)	(2.0)%

Equivalent average subscriber acquisition costs per subscriber (“Equivalent SAC”)	$611	$491	$120	24.4%

EBITDA	$1,206,591	$1,108,247	$98,344	8.9%

      DISH Network subscribers. As of December 31, 2004, we had approximately 10.905 million DISH Network subscribers compared to approximately 9.425 million at December 31, 2003, an increase of approximately 15.7%. DISH Network added approximately 3.441 million gross new subscribers for the year ended December 31, 2004, compared to approximately 2.894 million gross new subscribers during 2003, an increase of approximately 547,000 gross new subscribers. The increase in gross new subscribers resulted from a number of factors, including the commencement of sales under our co-branding agreement with AT&T and other distribution relationships and an increase in our distribution channels. Temporary product shortages and installation delays during the second half of 2003 were substantially eliminated during the first quarter of 2004 which also contributed to the current year increase.
      DISH Network added approximately 1.480 million net new subscribers for the year ended December 31, 2004 compared to approximately 1.245 million net new subscribers during 2003, an increase of approximately 18.9%. The increase in net new subscribers resulted from the factors discussed above.
      Subscriber-related revenue. DISH Network “Subscriber-related revenue” totaled $6.685 billion for the year ended December 31, 2004, an increase of $1.266 billion or 23.4% compared to 2003. This increase was directly attributable to continued DISH Network subscriber growth and the increase in “ARPU” discussed below.
      ARPU. Monthly average revenue per subscriber was approximately $54.94 during the year ended December 31, 2004 and approximately $51.29 during 2003. The $3.65 or 7.1% increase in monthly average revenue per DISH Network subscriber is primarily attributable to price increases of up to $2.00 in February 2004 and 2003 on some of our most popular packages, and from equipment sales, installation and other services related to our relationship with AT&T. This increase was also attributable to a reduction in the number of DISH Network subscribers receiving subsidized programming through our free and discounted programming promotions, the increased availability of local channels by satellite, increases in our advertising sales and increases in the number of DISH Network subscribers with multiple set-top boxes and DVRs. We provided local channels by satellite in 152 markets as of December 31, 2004 compared to 101 markets as of December 31, 2003.
      Equipment sales. For the year ended December 31, 2004, “Equipment sales” totaled $360.9 million, an increase of $79.0 million or 28.0% compared to the same period during 2003. This increase principally resulted from an increase in sales of DBS accessories to retailers and other distributors of our equipment domestically and directly to DISH Network subscribers.
      “Other” sales. “Other” sales totaled $97.2 million for the year ended December 31, 2004, an increase of $66.6 million compared to the same period during 2003. This increase is primarily attributable to the subscription television service revenues from C-band subscribers of the SNG business that we acquired in April 2004.
      Subscriber-related expenses. “Subscriber-related expenses” totaled $3.624 billion during the year ended December 31, 2004, an increase of $870.4 million or 31.6% compared to 2003. The increase in “Subscriber-related expenses” was primarily attributable to the increase in the number of DISH Network subscribers, which resulted in increased expenses to support the DISH Network. “Subscriber-related expenses” represented 54.2% and 50.8% of “Subscriber-related revenue” during the years ended December 31, 2004 and 2003, respectively. The increase in this expense to revenue ratio primarily resulted from increases in our programming and subscriber retention costs, and costs associated with the expansion of our installation, in-home service and call center operations. These increased operational costs, some of which are temporary, related to, among other things, more complicated installations required by receivers with multiple tuners and a larger dish, or “SuperDISH” which is used to receive programming from our FSS satellites. The increase also resulted from cost of sales and expenses from equipment sales, installation and other services related to our relationship with AT&T.
      Satellite and transmission expenses. “Satellite and transmission expenses” totaled $107.6 million during the year ended December 31, 2004, an increase of $33.3 million or 44.8% compared to 2003. This increase primarily resulted from commencement of service and operational costs associated with the increasing number of markets in which we offer local broadcast channels by satellite as previously discussed, and increases in our FSS satellite lease payment obligations. “Satellite and transmission expenses” totaled 1.6% and 1.4% of “Subscriber-related revenue” during each of the years ended December 31, 2004 and 2003, respectively. The increase in the expense to revenue ratio principally resulted from additional operational costs to support the commencement of service and on-going operations of our local markets discussed above.
      Cost of sales — equipment. “Cost of sales — equipment” totaled $259.7 million during the year ended December 31, 2004, an increase of $98.6 million or 61.2% compared to 2003. This increase primarily resulted from the increase in sales of DBS accessories to retailers and other distributors of our equipment domestically and to DISH Network subscribers discussed above, and approximately $18.4 million in charges related to slow moving and obsolete inventory. “Cost of sales — equipment” represented 72.0% and 57.2% of “Equipment sales,” during the years ended December 31, 2004 and 2003, respectively. The increase in the expense to revenue ratio principally related to the charges for slow moving and obsolete inventory discussed above, and an approximate $6.8 million reduction in the cost of set-top box equipment during 2003 resulting from a change in estimated royalty obligations. This increase in the expense to revenue ratio also related to a decline in margins on the sales of DBS accessories and on sales by our ETC subsidiary to an international DBS service provider due to reductions in prices and increased sales of lower margin accessories.
      Cost of sales — other. “Cost of sales — other” totaled $30.3 million during the year ended December 31, 2004, an increase of $30.2 million compared to 2003. This increase is primarily attributable to expenses associated with the C-band subscription television service business of SNG we acquired in April 2004.
      Subscriber acquisition costs. “Subscriber acquisition costs” totaled approximately $1.532 billion for the year ended December 31, 2004, an increase of $221.0 million or 16.9% compared to 2003. “Subscriber acquisition costs” during the year ended December 31, 2003 included a benefit of approximately $77.2 million comprised of approximately $42.8 million related to a reduction in the cost of set-top box equipment resulting from a change in estimated royalty obligations and $34.4 million from a litigation settlement. The increase in “Subscriber acquisition costs” was attributable to a larger number of gross DISH Network subscriber additions during the year ended December 2004 compared to 2003, partially offset by a higher number of DISH Network subscribers participating in our equipment lease program and the acquisition of co-branded subscribers during 2004 as discussed under “SAC and Equivalent SAC” below.
      SAC and Equivalent SAC. Subscriber acquisition costs per new DISH Network subscriber activation were approximately $444 for the year ended December 31, 2004 and approximately $453 during 2003. SAC during the year ended December 31, 2003 included the benefit of approximately $77.2 million discussed above. Absent this benefit, our SAC for 2003 would have been approximately $27 higher, or $480. The decrease in SAC during the year ended December 31, 2004 as compared to 2003 (excluding this benefit) was directly attributable to the acquisition of co-branded subscribers during 2004. Excluding the effect of co-branded subscribers, SAC would have increased during the current year as compared to 2003. The increase in SAC (excluding the effect of co-branded subscribers) was primarily related to more expensive promotions offered during 2004 including up to three free receivers for new subscribers and free advanced products, such as DVRs and HD receivers. Further, during 2004, since a greater number of DISH Network subscribers activated multiple receivers, receivers with multiple tuners or other advanced products, including SuperDISH, installation costs increased as compared to 2003. These factors were partially offset by an increase in DISH Network subscribers participating in our equipment lease program and reduced subscriber acquisition advertising.
      Equipment capitalized under our lease program for new customers totaled approximately $574.8 million and $108.1 million for the year ended December 31, 2004 and 2003, respectively. If we included in our calculation of SAC the equipment capitalized, our Equivalent SAC would have been approximately $611 during 2004 compared to $491 during 2003. As discussed above, “Subscriber acquisition costs”

during 2003 included a benefit of approximately $77.2 million or $27 per subscriber. Absent this benefit, our Equivalent SAC would have been $518 for the year ended December 31, 2003. This increase is primarily attributable to a greater number of DISH Network subscribers activating multiple receivers, and advanced products, such as SuperDISH, DVRs and HD receivers.
      Our Equivalent SAC calculation does not include the benefit of payments we received in connection with equipment not returned to us from disconnecting lease subscribers and returned equipment that is made available for sale rather than being redeployed through our lease program. During the years ended December 31, 2004 and 2003, these amounts totaled approximately $60.8 million and $30.2 million, respectively.
      General and administrative expenses. “General and administrative expenses” totaled $381.8 million during the year ended December 31, 2004, an increase of $59.1 million or 18.3% compared to 2003. The increase in “General and administrative expenses” was primarily attributable to increased personnel and infrastructure expenses to support the growth of the DISH Network. “General and administrative expenses” represented 5.3% and 5.6% of “Total revenue” during the years ended December 31, 2004 and 2003, respectively. The decrease in this expense to revenue ratio resulted primarily from “Total revenue” increasing at a higher rate than our “General and administrative expenses.”
      Depreciation and amortization. “Depreciation and amortization” expense totaled $493.4 million during the year ended December 31, 2004, an increase of $106.4 million or 27.5% compared to 2003. The increase in “Depreciation and amortization” expense primarily resulted from additional depreciation related to the commencement of commercial operation of our EchoStar IX satellite in October 2003, and increases in depreciation related to equipment leased to customers and other depreciable assets, including finite lived intangible assets, placed in service during 2003 and 2004. As of December 31, 2003, EchoStar IV was fully depreciated and accordingly, we recorded no expense for this satellite during the year ended December 31, 2004. This partially offset the increase in depreciation expense discussed above.
      Interest income. “Interest income” totaled $30.6 million during the year ended December 31, 2004, an increase of $11.8 million or 62.5% compared to 2003. This increase principally resulted from higher average balances and returns on our cash and marketable investment securities during 2004 as compared to 2003.
      Interest expense, net of amounts capitalized. “Interest expense” totaled $433.4 million during the year ended December 31, 2004, an increase of $26.3 million or 6.5% compared to 2003. This increase primarily resulted from an increase in prepayment premiums and the write-off of debt issuance costs totaling approximately $134.7 million in 2004 compared to approximately $60.1 million in 2003. This increase was partially offset by a net reduction in interest expense of approximately $57.1 million for the year ended December 31, 2004 related to the debt redemptions and repurchases of our previously outstanding senior debt during 2003 and 2004.
      Earnings before interest, taxes, depreciation and amortization. EBITDA was $1.207 billion during the year ended December 31, 2004, an increase of $98.3 million or 8.9% compared to $1.108 billion during 2003. EBITDA during the year ended December 31, 2003 included a benefit of approximately $77.2 million related to the change in estimated royalty obligations and litigation settlement discussed above. Absent this 2003 benefit, our increase in EBITDA for the year ended December 31, 2004 would have been $175.5 million. The increase in EBITDA (excluding this benefit) was primarily attributable to the changes in operating revenues and expenses discussed above. EBITDA does not include the impact of capital expenditures under our new and existing subscriber equipment lease programs of approximately $654.9 million and $118.6 million during the years ended December 31, 2004 and 2003, respectively.

      The following table reconciles EBITDA to the accompanying financial statements:

	For the Years Ended
	December 31,

	2004	2003

	(In thousands)
EBITDA	$1,206,591	$1,108,247
Less:
Interest expense, net	402,755	388,192
Income tax provision (benefit), net	11,065	13,533
Depreciation and amortization	493,358	386,941

Net income (loss)	$299,413	$319,581

      EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
      Net income (loss). “Net income” was $299.4 million during the year ended December 31, 2004, a decrease of $20.2 million or 6.3% compared to $319.6 million for 2003. The decrease was primarily attributable to lower “Operating income” and higher “Interest expense” partially offset by an increase in “Interest income” resulting from the factors discussed above.
Seasonality
      Our revenues vary throughout the year. As is typical in the subscription television service industry, the first half of the year generally produces fewer new subscribers than the second half of the year. Our operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues until the impact of such advertising and promotion is realized in future periods.
Inflation
      Inflation has not materially affected our operations during the past three years. We believe that our ability to increase the prices charged for our products and services in future periods will depend primarily on competitive pressures. We do not have any material backlog of our products.
Quantitative and Qualitative Disclosures About Market Risk

Market Risks Associated With Financial Instruments
      As of June 30, 2006, our restricted and unrestricted cash, cash equivalents and marketable investment securities had a fair value of approximately $2.482 billion which was invested in: (a) cash; (b) debt instruments of the U.S. Government and its agencies; (c) commercial paper and notes with an overall average maturity of less than one year and rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations; and (d) instruments with similar risk characteristics to the commercial paper described above. The primary purpose of these investing activities has been to preserve principal until the cash is required to, among other things, fund operations, make strategic investments and expand the business. Consequently, the size of this portfolio fluctuates significantly as cash is received and used in our business.

      Our restricted and unrestricted cash, cash equivalents and marketable investment securities had an average annual return for the year ended December 31, 2005 of approximately 3.4% and for the six months ended June 30, 2006 of approximately 4.8%. As of June 30, 2006, a hypothetical 10.0% decrease in interest rates would result in a decrease of approximately $10.1 million in annual interest income. The value of certain of the investments in this portfolio can be impacted by, among other things, the risk of adverse changes in securities and economic markets generally, as well as the risks related to the performance of the companies whose commercial paper and other instruments we hold. However, the high quality of these investments (as assessed by independent rating agencies), reduces these risks. The value of these investments can also be impacted by interest rate fluctuations.
      At June 30, 2006, all of the $2.482 billion was invested in fixed or variable rate instruments or money market type accounts. While an increase in interest rates would ordinarily adversely impact the fair value of fixed and variable rate investments, we normally hold these investments to maturity. Consequently, neither interest rate fluctuations nor other market risks typically result in significant realized gains or losses to this portfolio. A decrease in interest rates has the effect of reducing our future annual interest income from this portfolio, since funds would be re-invested at lower rates as the instruments mature. Over time, any net percentage decrease in interest rates could be reflected in a corresponding net percentage decrease in our interest income.
      We currently classify all marketable investment securities as available-for-sale. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a continuous period of less than six months are considered to be temporary. Declines in the fair value of investments for a continuous period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for a continuous period greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.
      As of June 30, 2006, we had unrealized losses net of related tax effect of approximately $0.1 million as a part of “Accumulated other comprehensive income” within “Total stockholder’s equity (deficit).” During the year ended December 31, 2005 and the six months ended June 30, 2006, we did not record any charge to earnings for other than temporary declines in the fair value of our marketable investment securities. Realized gains and losses are accounted for on the specific identification method.
      During the twelve months ended December 31, 2005 and the six months ended June 30, 2006, our portfolio generally has experienced and continues to experience volatility. If the fair value of our marketable investment securities portfolio does not remain above cost basis or if we become aware of any market or company specific factors that indicate that the carrying value of certain of our securities is impaired, we may be required to record charges to earnings in future periods equal to the amount of the decline in fair value.
      We also have strategic equity investments in certain non-marketable securities which are included in “Other noncurrent assets, net” on our Consolidated Balance Sheets including equity interests we received in exchange for non-cash consideration (see Note 2 in the Notes to the Consolidated Financial Statements contained in this prospectus). We account for such unconsolidated investments under either the equity method or cost method of accounting. Because these equity securities are not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these investments is not estimated unless there are identified changes in circumstances that are likely to have a significant adverse effect on the fair value of the investment. Our ability to realize value from our strategic investments in companies that are not publicly traded is dependent on the success of their business and their ability to obtain sufficient capital to execute their business plans. Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain full value for them. For the year ended December 31, 2005 and for the six months ended June 30, 2006, we had $52.7 million aggregate carrying amount of non-marketable and unconsolidated strategic equity investments, of which all was accounted for under the cost method. During the year ended December 31, 2005 and the six months ended June 30, 2006, we did not record any impairment charges with respect to these investments.
      As of June 30, 2006, we estimated the fair value of our variable and fixed-rate debt, mortgages and other notes payable to be approximately $4.9 billion using quoted market prices where available, and third party valuations or discounted cash flow analyses when it was practicable to do so. The interest rates assumed in these discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of our fixed-rate debt and mortgages is affected by fluctuations in interest rates. As of June 30, 2006, a hypothetical 10.0% decrease in assumed interest rates would increase the fair value of our debt by approximately $178.8 million. To the extent interest rates increase, our costs of financing would increase at such time as we are required to refinance our debt. As of June 30, 2006, a hypothetical 10.0% increase in assumed interest rates would increase our annual interest expense by approximately $34.1 million.
      We have not used derivative financial instruments for hedging or speculative purposes.
THE EXCHANGE OFFER
Purpose of the exchange offer
      The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the old notes. We originally issued and sold the old notes on February 2, 2006. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer the Notes, in exchange for the old notes.
How to determine if you are eligible to participate in the exchange offer
      We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of Notes for each $1,000 in principal amount of the old notes that you hold. The terms of the Notes are substantially identical to the terms of the old notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the Notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the registration rights agreement. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.”
      We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.
      Under existing SEC interpretations, the Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	you must not be a broker-dealer that acquired the old notes from us or in market-making transactions;

•	you must acquire the Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined in Rule 405 under the Securities Act.
      If you wish to exchange old notes for Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.
      The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Notes.
      A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any Notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes by delivering the prospectus contained in the registration statement for the exchange offer. Each broker-dealer that receives Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.
      By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire Notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

      You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.
      If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. Each of the Notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from the most recent interest payment date to the date of the issuance of the Notes. Interest on the Notes is payable semiannually in arrears on February 1 and August 1.
Information about the expiration date of the exchange offer and changes to it
      The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Daylight Time, on                     , 2006, unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. Eastern Daylight Time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.
      The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Daylight Time, on the expiration date, we will exchange the Notes for old notes on the exchange date.
      We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.
How to tender your old notes
      If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.
      You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.
      Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the Notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the Notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an “eligible institution” must guarantee the signature on the letter of transmittal.
      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.
How to tender if you hold your old notes through a broker or other institution and you do not have the actual old notes
      Any financial institution that is a participant in DTC’s systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.
      You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.
      If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 28% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.
How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us
      If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.
      The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.
      Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue Notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.
We reserve the right to determine validity of all tenders
      We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.
If you tender old notes pursuant to the exchange offer, you may withdraw them at any time prior to the expiration date
      For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on the back cover page of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering old notes you are withdrawing;

•	The certificate numbers of old notes you are withdrawing;

•	The principal amount of old notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such old notes; and

•	The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.
The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your old notes for Notes or return them to you
      On the exchange date, we will determine which old notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the old notes to you in exchange for Notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above and we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.
We may modify or terminate the exchange offer under some circumstances
      We are not required to issue Notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•	Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.
      The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.
      Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.
      In addition, we will not accept for exchange any tendered old notes, and we will not issue Notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offer
      We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:

U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
      If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive Notes in exchange for your old notes. We will return your old notes to you.
We are paying our costs for the exchange offer
      We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $350,000.
      Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. has agreed to reimburse us for up to $750,000 of out-of-pocket expenses (other than commissions or concessions of any brokers or dealers) that we reasonably incur in connection with the registration of the Notes, including SEC filing fees and the fees of our counsel and independent accountants, as set forth in the purchase agreement relating to the offering of the old notes.
      No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.
      If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.
There are no dissenters’ or appraisal rights
      Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.
Federal income tax consequences to you
      Your exchange of old notes for Notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Summary of Certain United States Federal Income Tax Considerations” below.

This is the only exchange offer for the old notes that we are required to make
      Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the Indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the Indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid.
      We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

DESCRIPTION OF THE NOTES
      The Notes will be issued under an indenture, dated February 2, 2006. We, along with the Guarantors and U.S. Bank National Association, as Trustee, will be parties to the indenture, or the Indenture. The rights of the holders of the Notes are governed solely by the Indenture and our obligations under the Indenture are solely for the benefit of the holders of the Notes. The terms of the Notes will be substantially identical to the terms of the old notes. However, the Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture and the Notes because they, and not this description, define your rights as a holder of the Notes. Copies of the Indenture and the Notes are available to you upon request.
      You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.” In this section of the prospectus:

•	the terms “EDBS,” the “Company,” the “issuer,” “we,” “us,” “our” or similar terms refer only to EchoStar DBS Corporation and not to any of our subsidiaries;

•	references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the Notes; and

•	references to “ECC” mean our indirect parent, EchoStar Communications Corporation, together with each Wholly Owned Subsidiary of ECC that beneficially owns 100% of our Equity Interests, but only so long as ECC beneficially owns 100% of the Equity Interests of such subsidiary.
      The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and holders of Notes should refer to the Indenture and the Trust Indenture Act for a statement thereof.
Brief Description of the Notes

The Notes
      The Notes will be:

•	general unsecured obligations of us;

•	ranked equally in right of payment with all of our existing and future senior debt;

•	ranked senior in right of payment to all of our existing and future subordinated debt;

•	ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not Guarantors) or that are otherwise not Guarantors and of ETC or any of our Subsidiaries that constitutes a Non-Core Asset if ETC or such Subsidiary is released from its Guarantee pursuant to the covenant entitled “Certain Covenants — Dispositions of ETC and Non-Core Assets,” (ii) all debt and other liabilities (including trade payables) of any Guarantor if such Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the value of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities, if any; and

•	unconditionally guaranteed by the Guarantors.
      Although the Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Notes would be senior.
      The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Any old notes that remain outstanding after the completion of the exchange offer, together with the Notes issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions, “Change of Control Offer” and “Excess Proceeds Offer,” each as discussed under their respective subheadings, below.

The Guarantees
      The Notes will be guaranteed by the Guarantors, which include our principal operating subsidiaries. The Guarantee of each Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	ranked equally in right of payment with all other Guarantees of such Guarantor;

•	ranked equally in right of payment with all existing and future senior debt of such Guarantor;

•	ranked senior in right of payment to all existing and future subordinated debt of such Guarantor; and

•	ranked effectively junior to secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities, if any.
      As of June 30, 2006, there was:

•	approximately $3.5 billion of outstanding debt ranking equally with the Notes and the Guarantees, as the case may be; and

•	no outstanding debt ranking junior to the Notes and the Guarantees.
      In addition, the Indenture permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Notes or the Guarantees, as the case may be, to the extent of the value of such collateral.
      All of our Subsidiaries are Restricted Subsidiaries other than E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing & Distribution Private Ltd. India, Satrec Mauritius Ltd., Celsat America, WS Acquisition L.L.C., Flextracker Sdn. Bhd., Echosphere De Mexico S. De R.L. De C.V., and EIC Spain, S.L. which are “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest
      The Notes will be issued in an aggregate principal amount of $1.5 billion. Additional Notes may be issued under the Indenture from time to time, subject to the limitations set forth under “— Certain Covenants — Limitations on Incurrence of Indebtedness,” without regard to clause (1) under the second paragraph thereof. Any additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Notes will mature on February 1, 2016.
      Interest on the Notes accrues at the rate of 7 1/8% per annum, payable semi-annually in arrears in cash on February 1 and August 1 of each year, commencing August 1, 2006, or if any such day is not a business day on the next succeeding business day, to holders of record on the immediately preceding January 15 and July 15, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
      The Notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees
      Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the Notes. The obligations of each Guarantor under its Guarantee for the Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — The guarantees of the Notes by our subsidiaries may be subject to challenge.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.
      Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the Indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See “— Certain Covenants — Merger, Consolidation, or Sale of Assets.”
      A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Indenture:

(1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the Indenture (see “— Certain Covenants — Asset Sales”);

(2) if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

(3) if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture; or

(4) without limiting the generality of the foregoing, in the case of ETC or any Guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of ETC or such Guarantor which constitutes a Non-Core Asset, respectively, if such sale or disposition is made in compliance with the applicable provisions of the Indenture. See “— Certain Covenants — Dispositions of ETC and Non-Core Assets.”

Optional Redemption
      Except as stated below, the Notes are not redeemable at our option prior to their stated maturity.
      The Notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days’ notice, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the Notes being redeemed plus accrued interest to the redemption date.
      The amount of the make-whole premium on any Note, or portion of a Note, to be redeemed will be equal to the greater of (a) 1% of such Note or such portion of a Note being redeemed and (b) the excess, if any, of:

(1) the sum of the present values, calculated as of the redemption date, of: (i) each interest payment that, but for the redemption, would have been payable on the Note, or portion of a Note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date, plus (ii) the principal amount that, but for the redemption, would have been payable on the maturity date of the Note, or portion of a Note, being redeemed;

over

(2) the principal amount of the Note, or portion of a Note, being redeemed.
      The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 50 basis points.
      We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Credit Suisse Securities (USA) LLC, or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee.
      For purposes of determining the make-whole premium, “Treasury Yield” refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Fixed Rate Notes being redeemed, calculated to the nearest 1/12th of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.
      The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

Redemption with the Proceeds of Certain Capital Contributions or Equity Offerings
      Notwithstanding the foregoing, at any time prior to February 1, 2009, we may redeem up to 35% of the aggregate principal amount of the old notes and Notes outstanding at a redemption price equal to 107.125% of the principal amount thereof, on the redemption date, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions or one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of Equity Interests (other than Disqualified Stock) of us (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

•	at least 65% in aggregate of the originally issued principal amount of the old notes and Notes remains outstanding immediately after the occurrence of such redemption; and

•	the sale of such Equity Interests is made in compliance with the terms of the Indenture.

Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Notes with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control Offer
      Upon the occurrence of a Change of Control Event, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Event, we shall mail a notice to each holder stating:

(1) that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control”;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(4) that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

(6) that holders whose Notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

(7) any other information material to such holder’s decision to tender Notes.
      We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control Event. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the Notes tendered upon a Change of Control. If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control Event, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Notes or offering to purchase the Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading, “Certain Covenants — Events of Default.”
      Except as described above with respect to a Change of Control Event, the Indenture does not contain any provisions that would permit the holders of the Notes to require that we repurchase or redeem any Notes in the event of a takeover, recapitalization or similar transaction.
Certain Covenants
      Limitation on Restricted Payments. The Indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ECC, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Notes issued under the Indenture or the Guarantees thereof, except (i) in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Notes issued under the Indenture or the Guarantees thereof purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;

(d) declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i) to us or any Wholly Owned Restricted Subsidiary; or

(ii) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e) make any Restricted Investment
(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; and

(iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after December 28, 2001, is less than the sum of:

(A) the difference of:

(x) our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(y) 120% of our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B) an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us either from capital contributions from ECC, or from the issue or sale (including an issue or sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since December 28, 2001; plus

(C) if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since December 28, 2001; plus

(D) 100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since December 28, 2001 to the extent not included in our cumulative Consolidated Cash Flow; plus

(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since December 28, 2001 resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).
      The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (11) and (12) below, no Default or Event of Default shall have occurred and be continuing):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any of our Equity Interests in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from ECC or from the substantially concurrent issue or sale (including to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

(3) Investments in an aggregate amount not to exceed $500 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (3);

(4) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of

(A) $100 million, plus

(B) 50% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

(5) cash dividends or distributions to ECC to the extent required for the purchase, redemption, repurchase or other acquisition or retirement for value of employee stock options to purchase Capital Stock of ECC, or Capital Stock of ECC issued pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement, in an aggregate amount not to exceed $25 million in any calendar year;

(6) a Permitted Refinancing;

(7) Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from ECC or from the issue and sale (including a sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of ECC), on or after December 28, 2001; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, provided that such Investments are in businesses of the type described under “— Limitations on Activities of the Issuer”;

(8) Investments in any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary, but which is a Guarantor and Investments in the form of intercompany debt with any direct or indirect parent company or any Wholly Owned Subsidiary of such direct or indirect parent company provided that such debt is incurred in the ordinary course of business and is used in a business described under “— Limitations on Activities of the Issuer”;

(9) Investments in businesses strategically related to businesses described in “— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $700 million;

(10) cash dividends or distributions to ECC to the extent required for the purchase of odd-lots of Equity Interests of ECC, in an aggregate amount not to exceed $15 million in any calendar year;

(11) the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenants described under “— Dispositions of ETC and Non-Core Assets”; provided that all conditions to any such Restricted Payment set forth in such covenants are satisfied;

(12) Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “— Asset Sales” and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as a result of “earn-outs” or other deferred payments or similar obligations;

(13) any Restricted Payment permitted under any of the EDBS Notes Indentures;

(14) Investments which are used to pay for the construction, launch, operation or insurance of satellites owned or leased by us or any of our Subsidiaries in an amount not to exceed $500 million;

(15) Investments in a foreign direct-to-home satellite provider in an amount not to exceed $500 million, provided that the Investments are made through the supply of satellite receivers and related equipment to the provider, or the proceeds from the Investments are used to purchase satellite receivers and related equipment from ECC or a Subsidiary of ECC;

(16) the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;

(17) repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by ECC);

(18) amounts paid by us to ECC or any other person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Company and its Subsidiaries, including without limitation, any payments made in accordance with tax allocation agreements between the Company and its affiliates in effect from time to time; and

(19) the making of a Restricted Payment so long as after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not exceed 3.5 to 1.
      Restricted Payments made pursuant to clauses (1), (2), (4), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (2), (7) or (16) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (10) or (13) (but only to the extent such Restricted Payment is included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in the EDBS Notes Indentures), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.
      Restricted Payments made pursuant to clauses (3), (5), (6), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (7) or (16) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (11), (12), (13) (to the extent such Restricted Payment is not included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in an EDBS Notes Indenture), (14), (15), (17), (18) or (19) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.
      If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.
      Not later than ten business days following a request from the Trustee, we shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of the request is permitted and setting forth the basis upon which the calculations required by the covenant “— Limitation on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements.
      Limitation on Incurrence of Indebtedness. The Indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), either (a) our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1 or (b) the aggregate amount of our Indebtedness and that of the Guarantors would not exceed $1,500 per Subscriber.
      The foregoing limitation does not apply to any of the following incurrences of Indebtedness:

(1) Indebtedness represented by the Notes, the Guarantees thereof and the Indenture;

(2) the incurrence by us or any Guarantor of Acquired Subscriber Debt not to exceed $1,750 per Acquired Subscriber (less any amount used to incur Indebtedness pursuant to clause (b) of the prior paragraph);

(3) the incurrence by us or any Guarantor of Deferred Payments and letters of credit with respect thereto;

(4) Indebtedness of us or any Guarantor in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding;

(5) Indebtedness between and among us and any Guarantor;

(6) Acquired Debt of a person, incurred prior to the date upon which such person was acquired by us or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed (A) $250 million in the aggregate for all such persons other than those described in the immediately following clause (B); and (B) Acquired Debt owed to us or any Restricted Subsidiaries;

(7) Existing Indebtedness;

(8) the incurrence of Purchase Money Indebtedness by us or any Guarantor in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant described under “— Limitations on Activities of Issuer,” as well as any launch costs and insurance premiums related to such assets;

(9) The incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, including without limitation Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect us or any of our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness;

(10) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “— Limitations on Activities of the Issuer”;

(11) Indebtedness of us or any Guarantor the proceeds of which are used solely to finance the construction and development of a call center owned by us or any of our Restricted Subsidiaries or any refinancing thereof; provided that the aggregate of all Indebtedness incurred pursuant to this clause (11) shall in no event exceed $100 million at any one time outstanding;

(12) the incurrence by us or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) or (8) above (“Refinancing Indebtedness”); provided, however, that:

(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes issued under the Indenture and the Guarantees thereof, if at all, on terms at least as favorable to the holders of the Notes issued under the Indenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

(13) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(14) Indebtedness under Capital Lease Obligations of us or any Guarantor with respect to no more than seven direct broadcast satellites at any time; and

(15) Indebtedness of the Company or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such person to us or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business and consistent with industry practices.
      For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Asset Sales. The Indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:

(a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(i) sales or other dispositions of inventory in the ordinary course of business;

(ii) sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(iii) sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(iv) sales or other dispositions of rights to construct or launch satellites; and

(v) sales or other dispositions permitted under “— Disposition of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the Indenture, as described below under the subheading “— Merger, Consolidation, or Sale of Assets”); or

(b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “— Disposition of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”), then:

(A) we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be) of the assets sold or otherwise disposed of; and

(B) at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:

(x) Cash, Cash Equivalents or Marketable Securities;

(y) any asset which is promptly (and in no event later than 180 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or

(z) properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted under the covenant described under “— Limitations on Activities of the Issuer”;

provided, however, that up to $100 million of assets in addition to assets specified in clause (x), (y) or (z) above at any one time may be considered to be cash for purposes of this clause (B), so long as the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).
      The Indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” to repurchase the old notes, Notes or EDBS Notes, to prepay, repay or purchase other senior Indebtedness or, if we sell any of our satellites after launch such that we or our Restricted Subsidiaries own fewer than three in-orbit satellites, only to purchase a replacement satellite. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute “Excess Proceeds” and shall be applied to an offer to purchase Notes and other senior Indebtedness of us if and when required under “— Excess Proceeds Offer.”

      Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration:

(1) as is properly designated by us in connection with an Asset Sale as being subject to this paragraph; and

(2) with respect to which the aggregate fair market value at the time of receipt of all consideration received by us or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount that we and our subsidiaries are permitted to designate as a result of the cash contributions made to us by ECC pursuant to any of the EDBS Notes Indentures plus, to the extent any such consideration did not satisfy clauses (B)(x) or (B)(z) above, upon the exchange or repayment of such consideration for or with assets which satisfy either or both such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee as set forth in clause (A) above).
      In addition, clause (B) above shall not apply to any Asset Sale:

(x) where assets not essential to the direct broadcast satellite business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of ECC or any of its Subsidiaries; provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture;

(y) to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of ECC, us or one of their or our respective Subsidiaries; provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “— Limitation on Restricted Payments”; and

(z) where assets sold are satellites, uplink centers or call centers, provided that, in the case of this clause (z) we and our Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.
      Transactions described under clause (xii) of the covenant described under “— Transactions with Affiliates” shall not be subject to this covenant.
      Limitations on Liens. The Indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.
      Limitations on Activities of the Issuer. The Indenture provides that neither we nor any of our Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.
      Dispositions of ETC and Non-Core Assets. Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales,” if our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all Equity Interests in or assets of ETC owned by us and our Subsidiaries, then:

(1) the payment of any dividend or distribution consisting of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

(2) the sale, conveyance or other disposition of the Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

(3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such release, ETC shall be discharged and released from its Guarantee and, so long as we designate ETC as an Unrestricted Subsidiary, ETC shall be discharged and released from all covenants and restrictions contained in the Indenture, provided that no such payment, sale, conveyance or other disposition (collectively, a “Payout”) described in clauses (1) or (2) above shall be permitted if at the time of such Payout:

(a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “ETC Amount Due”) of:

(i) the amount of all Investments (other than the contribution of:

(x) title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the Indenture; and

(y) patents, trademarks and copyrights applied for or granted as of the date of the Indenture to the extent used by ETC or result from the business of ETC, in each case, to ETC);

made in ETC by us or our Restricted Subsidiaries since the date of the Indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii) the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii) $100 million; and

(b) any contract, agreement or understanding between ETC and us or any Restricted Subsidiary of us and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by us or one of our Restricted Subsidiaries, is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of our Board of Directors.
      If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us or our Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC; and, provided further, that for all purposes under the Indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be.
      Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales”:

(1) the payment of any dividend or distribution consisting of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

(2) the sale, conveyance or other disposition of the Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

(3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such a release, any such Non-Core Asset that is a Guarantor shall be discharged and released from its Guarantees and so long as we designate such Non-Core Asset as an Unrestricted Subsidiary, such Non-Core Asset shall be released from all covenants and restrictions contained in the Indenture;
provided that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such Payout:

(a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “Non-Core Asset Amount Due”) of:

(i) the amount of all Investments made in such Non-Core Asset by us or our Restricted Subsidiaries since the date of the Indenture (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii) the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii) $100 million in the aggregate for all such Payouts and $25 million for any single such Payout; and

(b) any contract, agreement or understanding between or relating to a Non-Core Asset and us or a Restricted Subsidiary and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by us or one of our Restricted Subsidiaries, is on terms that are less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors as set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of our Board of Directors.
      If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us such that, after taxes, such amount, is greater than or equal to the Non-Core Asset Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset; and provided further that for all purposes under the Indenture, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.
      Promptly after any Payout pursuant to the terms of this covenant, within ten business days of a request by the Trustee, we shall deliver to the Trustee an officers’ certificate to the Trustee setting forth the Investments made by us or our Restricted Subsidiaries in ETC or a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.
      Notwithstanding anything contained in this covenant to the contrary, any disposition of ETC or Non-Core Assets permitted pursuant to the EDBS Notes Indentures shall also be permitted pursuant to the Indenture and shall not be considered a “Restricted Payment” or “Asset Sale” for purposes of the Indenture.
      Additional Subsidiary Guarantees. The Indenture provides that if we or any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following February 1 and August 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding February 1, August 1 or the date of request, as the case may be) exceeding the sum of $100 million in the aggregate for all such transfers after the date of the Indenture (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not Guarantors, the Issuer shall, or shall cause each of such Subsidiaries to which any amount exceeding such $100 million (less such fair market value) is transferred to:

(i) execute and deliver to the Trustee a supplemental indenture to the Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our obligations under the Notes issued under the Indenture on the terms set forth in the Indenture; and

(ii) deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental Indenture and Guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be;
provided, however, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by us or any Guarantor in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following February 1 and August 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding February 1, August 1 or the date of request, as the case may be) of such property or assets. In addition, if (i) we or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary or (ii) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or otherwise ceases to be an Unrestricted Subsidiary, such Subsidiary shall execute a supplemental indenture to the Indenture and deliver an opinion of counsel, each as required in the preceding sentence; provided that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than fifteen business days following February 1 and August 1 of each year or ten business days following a request from the Trustee, which certificate shall cover the six months preceding such February 1, August 1 or the date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of the Indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of

$100 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries which do not execute supplemental indentures pursuant to the preceding sentences; provided further that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.
      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b) make loans or advances to us or any of our Subsidiaries; or

(c) transfer any of its properties or assets to us or any of our Subsidiaries;
except for such encumbrances or restrictions existing under or by reasons of:

(i) Existing Indebtedness and existing agreements as in effect on the date of the Indenture;

(ii) applicable law or regulation;

(iii) any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Indenture, except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v) Refinancing Indebtedness (as defined in “— Limitation on Incurrence of Indebtedness”), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi) the Indenture or any of the Notes;

(vii) Permitted Liens; or

(viii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the Indenture.

      Accounts Receivable Subsidiary. The Indenture provides that we:

(a) may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “— Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:

(i) the proceeds of which are applied within five business days of the making thereof solely to finance:

(A) the purchase of accounts receivable of us and our Subsidiaries; or

(B) payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and

(ii) in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

(b) shall not, and shall not permit any of our Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of the Indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

(c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;

(d) shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

(e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;

(f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable

Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

(g) shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:

(i) pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;

(ii) pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements; or

(iii) to finance the purchase of additional accounts receivable of us and our Subsidiaries; and

(h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:

(i) if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(ii) if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A) is for relief against such Accounts Receivable Subsidiary in an involuntary case;

(B) appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or

(C) orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to this clause (ii), the order or decree remains unstayed and in effect for 60 consecutive days.
      Merger, Consolidation, or Sale of Assets. The Indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

(a) we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us under the Indenture and the Notes issued under the Indenture pursuant to a supplemental indenture to the Indenture in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

(i) will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction; and

(ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above.
      Notwithstanding the foregoing, we may merge with another person if:

(a) we are the surviving person;

(b) the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of ECC; and

(c) immediately after giving effect to such merger (determined on a pro forma basis), our Indebtedness to Cash Flow Ratio either (i) does not exceed 8.0:1 or (ii) does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.
      The Indenture provides that each Guarantor of the Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the Indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under “— Dispositions of ETC and Non-Core Assets”) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

(a) the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under the Indenture and the Notes issued under the Indenture, pursuant to a supplemental indenture to the Indenture in form reasonably satisfactory to the Trustee; and

(c) immediately after such transaction, no Default or Event of Default exists;
      Transactions with Affiliates. The Indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated person; and

(b) if such Affiliate Transaction involves aggregate payments in excess of $200 million, such Affiliate Transaction has either (i) been approved by a majority of the disinterested members of our

Board of Directors or (ii) if there are no disinterested members of our Board of Directors, the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

provided, however, that

(i) the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of ECC and its Subsidiaries;

(ii) transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries);

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by our Board of Directors;

(iv) transactions in the ordinary course of business, including loans, expense allowances, reimbursements or extensions of credit (including indemnity arrangements) between the Company or any of its Restricted Subsidiaries on the one hand, and any employee of the Company or any of its Restricted Subsidiaries, on the other hand;

(v) the granting and performance of registration rights for shares of Capital Stock of the Company under a written registration rights agreement approved by a majority of the members of our Board of Directors that are disinterested with respect to these transactions;

(vi) transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, so long as a significant amount of Indebtedness or Capital Stock of the same class is also held by persons that are not Affiliates of the Company and these Affiliates are treated no more favorably than holders of the Indebtedness or the Capital Stock generally;

(vii) any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or ETC or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of the Indenture;

(viii) Restricted Payments that are permitted by the provisions of the covenant described under the caption “— Limitation on Restricted Payments”;

(ix) any transactions pursuant to agreements in effect on the date of the Indenture and any modifications, extensions or renewals thereof that are no less favorable to the Company or the applicable Restricted Subsidiary than such agreement as in effect on the date of the Indenture;

(x) so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by us or any of our Restricted Subsidiaries to Satellite Communications Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice;

(xi) the provision of services to ECC and its Affiliates by us or any of our Restricted Subsidiaries so long as no cash or other assets are transferred by us or our Restricted Subsidiaries in connection with such transactions (other than up to $100 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of our Board of Directors to be fair to us and our

Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with ECC and its Affiliates;

(xii) the disposition of assets of us and our Restricted Subsidiaries in exchange for assets of ECC and its Affiliates so long as (i) the value to us in our business of the assets we receive is determined by a majority of the members of our Board of Directors to be substantially equivalent or greater than the value to us in our business of the assets disposed of, and (ii) the assets acquired by us and our Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted as described under “— Limitations on Activities of the Issuer”;

(xiii) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

(xiv) any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand, shall, in each case, not be deemed Affiliate Transactions.
      Reports. The Indenture provides that in the event (i) we are no longer subject to the reporting requirements of Section 13(a) and 15(d) under the Exchange Act and (ii) any Notes are outstanding, we will furnish to the holders of the Notes all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and, with respect to the annual information only, a report thereon by our independent registered public accounting firm.
      Payments for Consent. The Indenture will provide that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the old notes and Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
      Excess Proceeds Offer. The Indenture will provide that when the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled “— Asset Sales” or this paragraph exceeds $100 million, we will be obligated to make an offer to all holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the applicable Indenture. To the extent we or a Restricted Subsidiary are required under the terms of Indebtedness of us or such Restricted Subsidiary which is ranked equally with the Notes to make an offer to purchase such other Indebtedness with any proceeds which constitute Excess Proceeds under the Indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes and other parity Indebtedness tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.
      Investment Grade Rating. The Indenture will provide that if, on any date following the issuance of the Notes, the Notes receive an Investment Grade Rating from both Rating Agencies and no Default or

Event of Default has occurred and is continuing (a “Fall Away Event”) then, beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, the provisions of the Indenture summarized under the following captions will no longer be applicable:

(1) “— Certain Covenants — Limitation on Restricted Payments”;

(2) “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(3) “— Certain Covenants — Asset Sales”;

(4) “— Certain Covenants — Limitations on Activities of the Issuer”;

(5) “ — Certain Covenants — Dispositions of ETC and Non-Core Assets”;

(6) “— Certain Covenants — Limitation on Dividend and other Payment Restrictions Affecting Subsidiaries”;

(7) “— Certain Covenants — Accounts Receivable Subsidiary”;

(8) clauses (d)(i) and (ii) of the first paragraph under “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(9) “— Certain Covenants — Transactions with Affiliates”;

(10) “— Certain Covenants — Excess Proceeds Offer”; and

(11) “Change of Control Offer”
(collectively, the “Fall Away Covenants”).
      In addition to the foregoing, during any period in which the Notes have an Investment Grade Rating from one of the Rating Agencies and no Default or Event of Default has occurred and is continuing, the Fall Away Covenants will not apply to the Notes. Upon the termination or suspension of the Fall Away Covenants under either of the two preceding paragraphs, the amount of Excess Proceeds for purposes of “— Certain Covenants — Excess Proceeds Offer” shall be set at zero.
Events of Default
      The Indenture will provide that each of the following shall constitute an Event of Default:

(a) default for 30 days in the payment when due of interest on the Notes;

(b) default in payment when due of principal of the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates,” or “Certain Covenants — Asset Sales”;

(d) default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to the Indenture;

(e) failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the old notes and Notes issued under such Indenture to comply with any of our other agreements in the Indenture, the Notes or old notes;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default is caused by a failure to pay when due of principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $250 million or more;

(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the outstanding Deferred Payments in aggregate principal amount not to exceed $250 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

(h) failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $250 million, which judgments are not stayed within 60 days after their entry;

(i) ECC, us or any of our Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against ECC, us or any of our Significant Subsidiaries in an involuntary case; (ii) appoints a custodian of ECC, us or any of our Significant Subsidiaries or for all or substantially all of the property of ECC, us or any of our Significant Subsidiaries; or (iii) orders the liquidation of ECC or any of our Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k) any Guarantee of the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the Notes, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the old notes and Notes may declare all the Notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Notes contained in the Indenture or the Notes, an amount of premium that would have been applicable pursuant to the Notes or as set forth in the Indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor of the Notes described in (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old notes and Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.
      The holders of a majority in aggregate principal amount then outstanding of the old notes and Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.
      We are required to deliver to the Trustee, in its capacity as trustee of an Indenture, annually a statement regarding compliance with the Indenture, and we are required upon becoming aware of any

Default or Event of Default thereunder to deliver to the Trustee a statement specifying such Default or Event of Default.
      All powers of the Trustee under an Indenture, in its capacity as trustee of the Indenture, will be subject to applicable provisions of the Communications Act, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.
No Personal Liability Of Directors, Owners, Employees, Incorporator and Stockholders
      No director, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The Indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the Notes, except for:

(a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;

(b) our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d) the Legal Defeasance provisions of the Indenture.
      In addition, the Indenture provides that we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance, the Indenture provides that:

(i) we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(A) we have received from, or there has been published by, the IRS a ruling or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi) we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(vii) we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next paragraph, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the old notes and Notes then outstanding under the Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the old notes and Notes then outstanding that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for the Notes).
      Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

(a) reduce the aggregate principal amount of old notes and Notes whose holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the old notes and Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in such Note;

(f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes issued under such Indenture to receive payments of principal of or interest on the Notes;

(g) waive a redemption payment or mandatory redemption with respect to any Note; or

(h) make any change in the foregoing amendment and waiver provisions.
      In addition, without the consent of holders of at least 66 2/3% of the principal amount of the old notes and Notes then outstanding, an amendment or a waiver may not make any change to the covenants in the Indenture entitled “Asset Sales,” “Change of Control Offer,” and “Excess Proceeds Offer”(including, in each case, the related definitions) as such covenants apply to the Notes.
      Notwithstanding the foregoing, without the consent of any holder of old notes or Notes, we, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes or the Guarantees thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under such Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.
Concerning the Trustee
      The Indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.
      With respect to the Notes, the holders of a majority in principal amount of the then outstanding old notes and Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur thereunder (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)	this sentence shall not limit the preceding sentence of this paragraph;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.
      Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request of any holder of Notes issued under the Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable and provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.
      “Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.
      “Acquired Debt” means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such specified person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.
      “Acquired Subscriber” means a subscriber to a telecommunications service provided by a telecommunications service provider that is not an Affiliate of us at the time we or one of our Restricted Subsidiaries purchases the right to provide telecommunications services to such subscriber from such telecommunications service provider, whether directly or through the acquisition of the entity providing telecommunications services or assets used or to be used to provide telecommunications service to such subscriber.
      “Acquired Subscriber Debt” means (i) Indebtedness, the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide telecommunications services to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such telecommunications business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber and (ii) Acquired Debt of any such entity being acquired; provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.
      “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided further that no individual, other than a director of ECC or us or an officer of ECC or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to ECC, us or any of their or our respective Subsidiaries.
      “Asset Sale” means in a single transaction or a series of related transactions, if we or any Restricted Subsidiary:

(a)	sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(i)	sales or other dispositions of inventory in the ordinary course of business;

(ii)	sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(iii)	sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(iv)	sales or other dispositions of rights to construct or launch satellites; and

(v)	sales or other dispositions permitted under “— Dispositions of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the Indenture described under “— Merger, Consolidation, or Sale of Assets”); or

(b)	issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “— Dispositions of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee); or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”).
      “Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.
      “Capital Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.
      “Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1 or better, A-1 or better or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within twelve months after the date of acquisition; and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
      “Change of Control” means: (a) any transaction or series of transactions the result of which is that any person (other than the Principal or a Related Party) individually owns more than 50% of the total Equity Interest of ECC; (b) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors; or (c) any time that ECC shall cease to beneficially own 100% of our Equity Interests.
      “Change of Control Event” means the occurrence of a Change of Control and a Rating Decline.
      “Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the Notes.

      “Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.
      “Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries or, if such person is EDBS, of EDBS and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss; (b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.
      “Consolidated Net Tangible Assets” means, with respect to any person, the aggregate amount of assets of such person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such person and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and computed in accordance with GAAP.
      “Consolidated Net Worth” means, with respect to any person, the sum of: (a) the stockholders’ equity of such person; plus (b) the amount reported on such person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.
      “Continuing Director” means, as of any date of determination, any member of the Board of Directors of ECC who: (a) was a member of such Board of Directors on the date of the Indenture; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Deferred Payments” means Indebtedness owed to satellite construction or launch contractors incurred after the date of the Indenture in connection with the construction or launch of one or more satellites of us or our Restricted Subsidiaries used by us and/or them in the businesses described in the covenant “ — Limitations on Activities of the Issuer” in an aggregate principal amount not to exceed $400 million at any one time outstanding.

      “DNCC” means Dish Network Credit Corporation, a Colorado corporation.
      “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the old notes and Notes have been paid in full.
      “EDBS” means EchoStar DBS Corporation, a Colorado corporation.
      “EDBS Notes” means the 2001 EDBS Notes, the 2003 EDBS Notes and the 2004 EDBS Notes.
      “EDBS Notes Indentures” means the 2001 EDBS Notes Indenture, the 2003 EDBS Notes Indentures and the 2004 EDBS Notes Indenture.
      “EchoStar Dish Network” means the direct broadcast satellite service of us and our Subsidiaries.
      “Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “ESLLC” means EchoStar Satellite L.L.C., a Colorado limited liability company.
      “ETC” means EchoStar Technologies Corporation, a Texas corporation.
      “Existing Indebtedness” means the Notes and any other Indebtedness of us and our Subsidiaries in existence on the date of the Indenture until such amounts are repaid.
      “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indenture shall utilize GAAP as in effect on the date of the Indenture.
      “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
      “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
      “Guarantee” means a guarantee by a Guarantor of the Notes.
      “Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

      “Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.
      “Indebtedness to Cash Flow Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is EDBS, of EDBS and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that if such person or any of its Subsidiaries (or, if such person is the Issuer, any of its Restricted Subsidiaries) consummates an acquisition, merger or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such transaction(s) as if the same had occurred at the beginning of the applicable period.
      “Investment Grade” means, with respect to a security, that such security is rated at least BBB- or higher by S&P or Baa3 or higher by Moody’s (or, in the event of a change in ratings systems, the equivalent of such ratings by S&P or Moody’s), or the equivalent rating of another nationally recognized statistical rating organization.
      “Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).
      “Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.
      “Maximum Secured Amount” means 3.75 times the Trailing Cash Flow Amount, or, if greater and (i) following a Fall Away Event or (ii) during a period in which covenants do not apply as a result of the occurrence of the event described in the second paragraph under “— Investment Grade Rating” above, 15% of our Consolidated Net Tangible Assets.

      “Moody’s” means Moody’s Investor Service, Inc.
      “Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).
      “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.
      “Non-Core Assets” means:

(1) all intangible present and possible future authorizations, rights, interests and other intangible assets related to all “western” direct broadcast satellite orbital locations other than the 148 degree orbital slot (as the term “western” is used by the FCC) held by us and/or any of our Subsidiaries at any time;

(2) all intangible present and possible future authorizations, rights, interests and other intangible assets related to the fixed satellite service in the Ku-band, extended Ku-band, Ka-band and C-band held by us and/or any of our Subsidiaries at any time;

(3) all present and possible future intangible authorizations, rights, interests and other intangible assets related to any mobile satellite service held by us and/or any of our Subsidiaries at any time;

(4) all present and possible future intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service; and

(5) any Subsidiary of us the assets of which consist solely of (i) any combination of the foregoing and (ii) other assets to the extent permitted under the provision described under the second paragraph of “Certain Covenants — Dispositions of ETC and Non-Core Assets.”
      “Non-Recourse Indebtedness” of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Investments” means: (a) Investments in us or in a Wholly Owned Restricted Subsidiary that is a Guarantor; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.
      “Permitted Liens” means:

(a) Liens securing the old notes, Notes and Liens securing any Guarantee;

(b) Liens securing the Deferred Payments;

(c) Liens securing any Indebtedness permitted under the covenant described under “Limitation on Incurrence of Indebtedness” above; provided that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;

(d) Liens securing Purchase Money Indebtedness, provided that such Indebtedness was permitted to be incurred by the terms of the applicable Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than the assets so acquired;

(e) Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I, EchoStar II, EchoStar III, EchoStar IV, provided that such Indebtedness was permitted to be incurred by the terms of the Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(f) Liens on orbital slots, licenses and other assets and rights of us, provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;

(g) Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries, provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(h) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary,” provided that such Liens were not incurred in connection with, or in contemplation of, such designation;

(i) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(j) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

(k) Liens existing on the date of the Indenture;

(l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m) Liens incurred in the ordinary course of the business of us or any of our Restricted Subsidiaries (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $100 million in principal amount in the aggregate at any one time outstanding;

(n) Liens securing Indebtedness in an amount not to exceed $100 million incurred pursuant to clause (11) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness”;

(o) Liens on any asset of us or any of our Restricted Subsidiaries securing Indebtedness in an amount not to exceed $25 million;

(p) Liens securing Indebtedness permitted under clause (12) of the second paragraph of the provision described under “Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

(q) any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the applicable Indenture;

(r) Liens permitted to be incurred under the EDBS Notes Indentures;

(s) Liens not provided for in clauses (a) through (r) above, securing Indebtedness incurred in compliance with the terms of the applicable Indenture; provided that the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis; and

(t) extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.
      “Preferred Equity Interest,” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.
      “Principal” means Charles W. Ergen.
      “Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $50 million of such Indebtedness at any one time outstanding is recourse to us or any of our Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; and (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).
      “Rating Agency” or “Rating Agencies” means:

(a) S&P;

(b) Moody’s; or

(c) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.
      “Rating Decline” means the occurrence on any date from and after the date of the public notice by us or another person seeking to effect a Change of Control of an arrangement that, in our good faith judgment, is expected to result in a Change of Control until the end of the 60 day period following public notice of the occurrence of a Change of Control or abandonment of the expected Change of Control transaction (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency) of a decline in the rating of the notes by either Rating Agency by at least one notch in the gradation of the rating scale (e.g., + or - for S&P or 1, 2 and 3 for Moody’s) from such Rating Agency’s rating of the notes.
      “Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing;

(b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and

(c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.
      “Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.
      “Restricted Investment” means an Investment other than Permitted Investments.
      “Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.
      “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
      “Satellite Receiver” means any satellite receiver capable of receiving programming from the EchoStar Dish Network.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation as in effect on the date of the Indenture.
      “Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.
      “Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that if we or any of our Restricted Subsidiaries consummates a merger, acquisition or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of such period but prior to or contemporaneously with the event for which the calculation of Trailing Cash Flow Amount is made, then Trailing Cash Flow Amount shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

      “TT&C” means telemetry, tracking and control.
      “2001 EDBS Notes” means the $700,000,000 aggregate principal original issue amount of 9 1/8% Senior Notes due 2009 issued by the Company.
      “2001 EDBS Notes Indenture” means the indenture dated December 28, 2001 among the Company and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.
      “2003 EDBS Notes” means the $1,000,000,000 aggregate principal amount of our 5 3/4% Senior Notes due 2008, the $1,000,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2011 and the $500,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2008 and each of them issued by the Company.
      “2003 EDBS Notes Indentures” means the indentures, each dated as of October 2, 2003 between the Company and U.S. Bank National Association, as trustee, governing the 2003 EDBS Notes and each of them as the same may be amended, modified or supplemented from time to time.
      “2004 EDBS Notes” means the $1,000,000,000 aggregate principal original issue amount of 6 5/8% Senior Notes due 2014 issued by the Company.
      “2004 EDBS Notes Indenture” means the indenture dated October 1, 2004 among the Company and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.
      “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing & Distribution Private Ltd. India, Satrec Mauritius Ltd., Celsat America, WS Acquisition L.L.C., Flextracker Sdn. Bhd., Echosphere De Mexico S. De R.L. De C.V., and EIC Spain, S.L.; and (B) any Subsidiary of us designated as an Unrestricted Subsidiary in a resolution of our Board of Directors:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

(c) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results;
provided, however, that neither ESLLC nor Echosphere L.L.C. may be designated as an Unrestricted Subsidiary. If at any time after the date of the Indenture we designate an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted

Subsidiary may be designated as a Restricted Subsidiary of us if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.
      “Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
      “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.
      “Wholly Owned Subsidiary” means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such person, directly or indirectly.

CAPITALIZATION
      The following table presents our consolidated capitalization as of June 30, 2006. This table is derived from and should be read in conjunction with our condensed consolidated financial statements which are included as part of this prospectus.

As of June 30, 2006

(Unaudited)
(Dollars in millions)
Cash, cash equivalents and marketable investment securities	$2,429

Debt
7 1/8% Senior Notes due 2016	$1,500
6 5/8% Senior Notes due 2014	1,000
5 3/4% Senior Notes due 2008	1,000
6 3/8% Senior Notes due 2011	1,000
Floating Rate Senior Notes due 2008	500
Capital lease obligations, mortgages and other notes payable, including current portion	461

Total debt	5,461
Total stockholder’s deficit	(113)

Total capitalization	$5,348

DESCRIPTION OF MATERIAL INDEBTEDNESS
Our outstanding debt securities
      Our outstanding debt securities other than the old notes (which are summarized in the table below) are governed by indentures that are similar in certain respects to the indenture that will govern the Notes. However, these existing indentures also contain provisions that are different from those that will be contained in the indenture that will govern the Notes including, but not limited to, those in respect of maturity, interest rates, redemption prices and periods during which we may exercise our options to redeem the Notes issued thereunder, as well as in respect of the scope and content of many of the restrictive covenants contained therein. These existing notes are guaranteed on a senior basis by our principal operating subsidiaries. Copies of these existing indentures may be obtained at http://www.sec.gov.

	Principal amount
Series	(as of June 30, 2006)	Redeemable Beginning	Maturity

	(In millions)
5 3/4% Senior Notes due 2008	1,000	At any time on payment of “make-whole” premium	October 1, 2008
6 3/8% Senior Notes due 2011	1,000	At any time on payment of “make-whole” premium	October 1, 2011
6 5/8% Senior Notes due 2014	1,000	At any time on payment of “make-whole” premium	October 1, 2014
Floating Rate Senior Notes due 2008	500	October 1, 2005	October 1, 2008

REGISTRATION RIGHTS
      We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the Notes for the old notes. In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain old notes and Notes. The following summary of the registration rights that are provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.
      We, the subsidiary guarantors and the initial purchasers entered into the registration rights agreement on February 2, 2006. In the registration rights agreement relating to the Notes, we agreed to file the exchange offer registration statement relating to the Notes with the SEC within 180 days of the closing date of the initial sale of the Notes to the initial purchasers, and use our best efforts to have it then declared effective no later than 270 days of the closing date. We also agreed to use our best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 315th day after that closing date. Pursuant to the exchange offer, certain holders of notes which constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered Notes.
      If (i) we determine, after consultation with counsel, either (x) that an exchange offer is not permitted by applicable law or SEC policy or (y) that an exchange offer is not effective to make the notes freely tradeable to the extent contemplated by the registration rights agreement under applicable law or SEC policy or (ii) any holder of notes that are transfer restricted securities notifies us prior to the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer; (b) it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, other than by reason of such holder being an affiliate of the Company; or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.
      For purposes of the registration rights agreement, “transfer restricted securities” means each note until the earliest on the date of which such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, such note has been disposed of in accordance with the shelf registration statement, such note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein), or such note may be distributed to the public pursuant to Rule 144 under the Securities Act.
      The registration rights agreement provides that the following events will constitute a “registration default”:

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 180th day after the closing date of the initial sale of the old notes to the initial purchasers;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after that closing date;

•	if the exchange offer is not consummated on or before the 315th day after that closing date;

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the later of (i) the 180th day after the closing date or (ii) the 90th day after such filing obligation arises (such later date, the “Filing Deadline”);

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 270th day after the Filing Deadline;

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.
      If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of additional interest of $0.25 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease. We originally filed this registration statement 193 days after the initial sale of the old notes to the initial purchasers. Accordingly, additional interest accrued for 13 days on the old notes.
      We will pay all accrued interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.
      Holders of notes are required to make certain representations to us, as described elsewhere in this prospectus, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

SUMMARY OF CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion summarizes certain material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold the Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers and certain traders in securities, financial institutions, life insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar, and holders of notes that did not acquire the Notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.
      As used in this summary:

•	A “United States Holder” means a beneficial owner of the Notes, who or that:

(a) is a citizen or resident of the United States;

(b) is a domestic corporation;

(c) is an estate the income of which is subject to United States federal income taxation regardless of its source; or

(d) is a trust if a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust;

•	A “Foreign Holder” is a beneficial owner of note who or that:

(a) is a non-resident alien individual;

(b) is a foreign corporation;

(c) is a foreign partnership; or

(d) is an estate or trust that, in either case, is not subject to United States federal income tax on a net income basis on income or gain from a note;

•	“Code” means the United States Internal Revenue Code of 1986, as amended to date; and

•	“IRS” means the United States Internal Revenue Service.
      THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGE IN THE TAX LAWS.
United States Holders
      Exchange Offer. If you exchange an old note for a Note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the Note, and you will be required to continue to include interest on the Note in gross income as described below. Further, the Note should have the same issue price, adjusted tax basis and holding period in the Note that you had in the old note immediately before the exchange offer.

      If the IRS disagreed and treated the exchange of an old note for a Note in the exchange offer as a taxable transaction, the United States federal income tax consequences to you generally would be as described below under “Sale, Exchange or Redemption of the Notes.”
      Stated Interest. A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for United States federal income tax purposes.
      Sale, Exchange or Redemption of the Notes. A United States Holder’s tax basis in a note will generally be its cost. Except as provided under “Exchange Offer,” a United States Holder generally will recognize capital gain or loss on the sale, exchange or retirement (including a redemption by us) of a note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), and the United States Holder’s tax basis in the note. Capital gain of a non-corporate United States Holder from the sale of a capital asset that has been held for more than 12 months will, for taxable years ending on or before December 31, 2008, be subject to tax at a rate not to exceed 15%, and capital gain from the sale of an asset held for 12 months or less will be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.
      Registration Rights. The interest rate on the Notes is subject to increase if the Notes are not registered with the SEC within prescribed time periods. See “Registration Rights.” However, under applicable United States Treasury regulations, the possibility of an additional payment on the Notes may be disregarded for the purposes of determining the amount of interest on the Notes if on the date the Notes are issued the possibility of such a payment is incidental or remote. We intend to treat the possibility that the Notes will not be registered within the prescribed time periods as a remote or incidental contingency, and therefore we believe that any additional interest resulting from a failure to register the Notes will be taxable to United States Holders only at the time it accrues or is received in accordance with each such holder’s method of accounting.
      Our determination that there is a remote likelihood of paying additional interest on the Notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable United States Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.
Foreign Holders
      Stated Interest. Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

•	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

(1) you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

(2) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

(3) the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a United States branch of a non-United States bank or of a non-United States insurance company,

and the withholding partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

(4) the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

(5) the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with United States Treasury regulations.
      For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”
      The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.
      A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.
      To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8BEN or Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Foreign Holder.
      Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

      Sale, Exchange or Redemption of the Notes. A Foreign Holder will not be subject to United States federal withholding tax on gain realized on the sale or exchange of Notes. Additionally, a Foreign Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of Notes for cash unless:

•	the Foreign Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (“United States Resident”), or

•	the gain is “effectively connected” with the conduct of a trade or business of the Foreign Holder in the United States (“Effectively Connected Income”) and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.
      Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.
      Exchange Offer. An exchange of old notes for Notes should not result in a taxable exchange of the Notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the Notes. Accordingly, the Notes should have the same issue price, adjusted tax basis and holding period in the exchange notes that the holder had in the old notes immediately before the exchange offer.
Information Reporting and Backup Withholding
      Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax may apply to such payment if the United States Holder:

•	fails to furnish an accurate taxpayer identification number to the payer in the manner required,

•	is notified by the IRS that he has failed to report payments of interest or dividends properly, or

•	under certain circumstances, fails to comply with certain certification requirements.
      In general, payments of principal and interest to Foreign Holders will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Foreign Holders” are satisfied or such holder otherwise establish an exemption. However, we are required to report payments of interest on the Notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that the holder is a United States person and the Foreign Holder has furnished to the broker:

•	an appropriate IRS Form W-8 or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that it is not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	such holder otherwise establishes an exemption.
      If a Foreign Holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge that the holder is a United States person.

      In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by a Foreign Holder in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to such holder at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or such holder otherwise establishes an exemption.
      In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or such holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided certain required information is furnished to the IRS.
      Holders of Notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.
      THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

SUMMARY OF CERTAIN UNITED STATES ERISA CONSIDERATIONS
      Any United States employee benefit plan that proposes to purchase the Notes should consult with its counsel with respect to the potential consequences of such investment under the fiduciary responsibility provisions of the United States Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and the prohibited transaction provisions of ERISA and the Code.
      ERISA and the Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA and/or the Code, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such ERISA Plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan under ERISA. In accordance with ERISA’s general fiduciary standards, before investing in the Notes, an ERISA Plan fiduciary should determine whether such an investment is permitted under the governing ERISA Plan instruments and is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). Thus, an ERISA Plan fiduciary considering an investment in the Notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Code and whether an administrative exemption may be applicable to such investment.
      The acquisition of the Notes by an ERISA Plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates, which we refer to as an Offering Participant, are parties in interest or disqualified persons with respect to the ERISA Plan. Any prohibited transaction could be treated as exempt under ERISA and the Code if the Notes were acquired pursuant to and in accordance with one or more “class exemptions” issued by the United States Department of Labor, which we refer to as DOL, such as Prohibited Transaction Class Exemption, which we refer to as PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Prior to acquiring the Notes in this offering, an ERISA Plan or fiduciary should determine either that none of the Offering Participants is a party in interest or disqualified person with respect to the ERISA Plan or that an exemption from the prohibited transaction rules is available for such acquisition.
      An ERISA Plan fiduciary considering the purchase of the Notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the Notes with the assets of an ERISA Plan with respect to which any Offering Participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code is applicable to such purchaser’s acquisition of the Notes.

BOOK-ENTRY; DELIVERY AND FORM
      We will issue the Notes sold in the form of one or more global Notes. The global Notes will be deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, that is designated to act as the depositary for the Notes and registered in the name of the depositary or its nominee. The Depository Trust Company, or DTC, will be the initial depositary.
      Beneficial interests in all global Notes and all certificated notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” In addition, transfer of beneficial interests in any global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, which may change from time to time. Citibank, N.A. is acting initially as depositary for Clearstream Banking and The Chase Manhattan Bank is acting initially as depositary for Euroclear.
      Except as set forth below, the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Depositary Procedures
      DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities of institutions that have accounts with DTC to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.
      Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
      We expect that pursuant to the procedures established by DTC (i) upon the issuance of the global Notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global Notes to the accounts of participants, and (ii) ownership of beneficial interests in the global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global Notes other than participants). The accounts to be credited will be designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in global Notes is limited to participants or persons that may hold interests through participants.
      So long as DTC or its nominee is the registered holder and owner of the global Notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the global Notes for all purposes under the indenture and the Notes. Except as set forth below, owners of beneficial interests in the global Notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global Notes. We understand that under existing practice, in the event an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of the global Notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in global Notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.
      We will make payments of the principal of, and interest on, the Notes represented by the global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global Notes.
      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the global Notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in global Notes.
      Unless and until it is exchanged in whole or in part for definitive notes, global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
      Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global Notes in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.
      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other hand, will be effected in DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.
      Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global exchange note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transaction interests in a global exchange note settled during the processing day will be reported to the relevant Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in global Notes by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.
      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global Notes are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given direction. However, if there is an event of default under the Notes, DTC will exchange the global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer. Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in global Notes among participants of DTC, Euroclear and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee has any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
      If DTC is at any time unwilling or unable to continue as a depositary for the global Notes or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global Notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.
      The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.
PLAN OF DISTRIBUTION
      Based on interpretations by the Staff set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that Notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes and that participating broker-dealers receiving Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreement, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for Notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.” In addition, each holder who is a broker-dealer and who receives Notes for its own account in exchange for the old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Notes.
      We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by brokers-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. will pay up to $750,000 of out-of-pocket expenses (other than commissions or concessions of any brokers or dealers) that we reasonably incur in connection with the registration of the Notes, including SEC filing fees and the fees of our counsel and independent accountants, as set forth in the purchase agreement relating to the offering of the old notes. We will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.
      Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for Notes pursuant to the terms and conditions herein.

VALIDITY OF THE NOTES
      The validity of the Notes offered hereby will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California. Sullivan & Cromwell LLP will rely on the opinion of David K. Moskowitz, Esq., Executive Vice President, General Counsel and Secretary of EDBS, as to matters of Colorado law. As of September 30, 2006, Mr. Moskowitz owned, directly and indirectly, 1,191,321 shares of ECC’s Class A common stock and exercisable options that include the right to acquire 619,304 additional shares of ECC’s Class A common stock within 60 days of September 30, 2006.
EXPERTS
      The consolidated financial statements of EchoStar DBS Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholder:
EchoStar DBS Corporation:
      We have audited the accompanying consolidated balance sheets of EchoStar DBS Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EchoStar DBS Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Denver, Colorado
March 16, 2006

ECHOSTAR DBS CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2005	2004

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$582,386	$511,980
Marketable investment securities	417,142	214,275
Trade accounts receivable, net of allowance for uncollectible accounts of $8,799 and $8,429, respectively	477,216	472,056
Advances to affiliates	172,658	31,455
Inventories, net	221,279	271,514
Insurance receivable (Note 3)	—	106,000
Current deferred tax assets (Note 6)	416,787	44,974
Other current assets	113,576	101,121

Total current assets	2,401,044	1,753,375
Restricted cash and marketable investment securities	3,305	—
Property and equipment, net (Note 4)	3,206,415	2,441,017
FCC authorizations	705,246	696,285
Intangible assets, net (Note 2)	226,582	238,959
Other noncurrent assets, net	159,831	191,395

Total assets	$6,702,423	$5,321,031

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$220,141	$240,738
Advances from affiliates	52,092	40,460
Deferred revenue and other	757,173	757,011
Accrued programming	681,500	604,934
Other accrued expenses	396,504	362,015
Current portion of capital lease and other long-term obligations (Note 5)	36,380	33,645

Total current liabilities	2,143,790	2,038,803

Long-term obligations, net of current portion:
9 1/8% Senior Notes due 2009 (Note 5)	441,964	446,153
Floating Rate Senior Notes due 2008	500,000	500,000
5 3/4% Senior Notes due 2008	1,000,000	1,000,000
6 3/8% Senior Notes due 2011	1,000,000	1,000,000
6 5/8% Senior Notes due 2014	1,000,000	1,000,000
Capital lease obligations, mortgages and other notes payable, net of current portion (Note 5)	431,223	285,894
Long-term deferred revenue, distribution and carriage payments and other long-term liabilities	440,837	325,627

Total long-term obligations, net of current portion	4,814,024	4,557,674

Total liabilities	6,957,814	6,596,477

Commitments and Contingencies (Note 9)
Stockholder’s Equity (Deficit):
Common stock, $.01 par value, 1,000,000 shares authorized, 1,015 shares issued and outstanding	—	—
Additional paid-in capital	1,014,057	929,002
Deferred stock-based compensation	(2,714)	—
Accumulated other comprehensive income (loss)	(180)	(1,281)
Accumulated earnings deficit	(1,266,554)	(2,203,167)

Total stockholder’s equity (deficit)	(255,391)	(1,275,446)

Total liabilities and stockholder’s equity (deficit)	$6,702,423	$5,321,031

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Revenue:
Subscriber-related revenue	$7,964,708	$6,684,940	$5,419,244
Equipment sales	364,515	360,927	281,918
Other	92,273	97,161	30,560

Total revenue	8,421,496	7,143,028	5,731,722

Costs and Expenses:
Subscriber-related expenses (exclusive of depreciation shown below — Note 4)	4,089,556	3,624,475	2,754,052
Satellite and transmission expenses (exclusive of depreciation shown below — Note 4)	131,559	107,587	74,309
Cost of sales — equipment	272,623	259,736	161,120
Cost of sales — other	22,437	30,302	57
Subscriber acquisition costs:
Cost of sales — subscriber promotion subsidies (exclusive of depreciation shown below — Note 4)	130,680	467,587	504,901
Other subscriber promotion subsidies	1,180,516	925,195	628,929
Subscriber acquisition advertising	184,004	139,061	176,964

Total subscriber acquisition costs	1,495,200	1,531,843	1,310,794
General and administrative	442,290	381,753	322,677
Depreciation and amortization (Note 4)	800,061	493,358	386,941

Total costs and expenses	7,253,726	6,429,054	5,009,950

Operating income (loss)	1,167,770	713,974	721,772

Other income (expense):
Interest income	34,641	30,609	18,838
Interest expense, net of amounts capitalized	(305,265)	(433,364)	(407,030)
Gain on insurance settlement (Note 3)	134,000	—	—
Other	(1,807)	(741)	(466)

Total other income (expense)	(138,431)	(403,496)	(388,658)

Income (loss) before income taxes	1,029,339	310,478	333,114
Income tax benefit (provision), net (Note 6)	107,274	(11,065)	(13,533)

Net income (loss)	$1,136,613	$299,413	$319,581

Foreign currency translation adjustment	(155)	(48)	453
Unrealized holding gains (losses) on available-for-sale securities	1,024	(1,793)	(590)
Recognition of previously unrealized (gains) losses on available-for-sale securities included in net income (loss)	—	—	—
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	232	—	—

Comprehensive income (loss)	$1,137,714	$297,572	$319,444

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

					Accumulated
					Deficit and
					Accumulated
	Common Stock		Additional	Non-Cash,	Other
			Paid-In	Stock-Based	Comprehensive
	Shares	Amount	Capital	Compensation	Income (Loss)	Total

	(In thousands)
Balance, December 31, 2002	1	$—	$843,198	$(8,657)	$(2,321,464)	$(1,486,923)

Capital contribution from ECC	—	—	267,356	—	—	267,356
Capital distribution for EchoStar IX to EOC	—	—	(171,624)	—	—	(171,624)
Forfeitures of deferred non-cash, stock-based compensation	—	—	(3,933)	—	—	(3,933)
Deferred stock-based compensation recognized	—	—	—	7,477	—	7,477
Reversal of deferred tax asset for book stock-based compensation that exceeded the related tax deduction	—	—	(4,061)	—	—	(4,061)
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	—	(590)	(590)
Foreign currency translation	—	—	—	—	453	453
Net income (loss)	—	—	—	—	319,581	319,581

Balance, December 31, 2003	1	$—	$930,936	$(1,180)	$(2,002,020)	$(1,072,264)

Deferred stock-based compensation recognized	—	—	—	1,180	—	1,180
Reversal of deferred tax asset for book stock-based compensation that exceeded the related tax deduction	—	—	(1,934)	—	—	(1,934)
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	—	(1,793)	(1,793)
Foreign currency translation	—	—	—	—	(48)	(48)
Dividend to ECC	—	—	—	—	(500,000)	(500,000)
Net income (loss)	—	—	—	—	299,413	299,413

Balance, December 31, 2004	1	$—	$929,002	$—	$(2,204,448)	$(1,275,446)

Deferred stock-based compensation	—	—	3,016	(3,016)	—	—
Deferred stock-based compensation recognized	—	—	—	302	—	302
Reversal of valuation allowance associated with stock compensation and tax benefits	—	—	82,039	—	—	82,039
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	—	—	—	—	232	232
Change in unrealized holding gains (losses) on available-for-sale securities, net	—	—	—	—	1,024	1,024
Foreign currency translation	—	—	—	—	(155)	(155)
Dividend to ECC (Note 14)	—	—	—	—	(200,000)	(200,000)
Net income (loss)	—	—	—	—	1,136,613	1,136,613

Balance, December 31, 2005	1	$—	$1,014,057	$(2,714)	$(1,266,734)	$(255,391)

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$1,136,613	$299,413	$319,581
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	800,061	493,358	386,941
Gain on insurance settlement (Note 3)	(134,000)	—	—
Non-cash, stock-based compensation recognized	302	1,180	3,544
Deferred tax expense (benefit) (Note 6)	(143,247)	4,790	2,845
Amortization of debt discount and deferred financing costs	3,427	19,411	12,556
Change in noncurrent assets	21,757	(114,888)	(49,678)
Change in long-term deferred revenue, distribution and carriage payments and other long-term liabilities	(31,298)	109,522	11,434
Other, net	(534)	710	1,918
Changes in current assets and current liabilities:
Trade accounts receivable, net	(5,160)	(122,774)	(16,424)
Advances to affiliates	(141,203)	(31,455)	—
Inventories	71,971	(73,428)	15,832
Other current assets	(18,316)	(62,795)	(9,139)
Trade accounts payable	(20,597)	69,078	(74,009)
Advances from affiliates	11,632	39,815	—
Deferred revenue and other	162	211,656	73,368
Accrued programming and other accrued expenses	161,175	177,248	(1,903)

Net cash flows from operating activities	1,712,745	1,020,841	676,866

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(626,577)	(1,524,017)	(3,911,404)
Sales and maturities of marketable investment securities	424,734	3,237,054	2,258,969
Purchases of property and equipment	(1,392,708)	(892,572)	(229,930)
Proceeds from insurance settlement (Note 3)	240,000	—	—
Change in cash reserved for satellite insurance	—	176,843	(25,471)
Change in restricted cash and marketable investment securities	(3,305)	20	(10)
Asset acquisition	—	(238,610)	—
FCC auction deposits	—	(6,100)	—
Purchase of FCC licenses	(8,961)	—	—
Purchase of technology-based intangibles	(25,500)	—	—
Other	(7)	91	453

Net cash flows from investing activities	(1,392,324)	752,709	(1,907,393)

Cash Flows From Financing Activities:
Proceeds from issuance of 6 5/8% Senior Notes due 2014	—	1,000,000	—
Proceeds from issuance of Floating Rate Senior Notes due 2008	—	—	500,000
Proceeds from issuance of 5 3/4% Senior Notes due 2008	—	—	1,000,000
Proceeds from issuance of 6 3/8% Senior Notes due 2011	—	—	1,000,000
Non-interest bearing advances from (to) affiliates	—	(289,000)	—
Redemption of 10 3/8% Senior Notes due 2007	—	(1,000,000)	—
Redemption of 9 1/4% Senior Notes due 2006	—	—	(375,000)
Repurchase and partial redemption of 9 1/8% Senior Notes due 2009, respectively (Note 5)	(4,189)	(8,847)	(245,000)
Redemption and repurchase of 9 3/8% Senior Notes due 2009, respectively	—	(1,423,351)	(201,649)
Deferred debt issuance costs	—	(3,159)	(12,500)
Dividend to ECC (Note 14)	(200,000)	(500,000)	—
Capital contribution from ECC	—	—	267,356
Repayment of capital lease obligations, mortgages and other notes payable	(45,826)	(5,376)	(2,209)

Net cash flows from financing activities	(250,015)	(2,229,733)	1,930,998

Net increase (decrease) in cash and cash equivalents	70,406	(456,183)	700,471
Cash and cash equivalents, beginning of period	511,980	968,163	267,692

Cash and cash equivalents, end of period	$582,386	$511,980	$968,163

The accompanying notes are an integral part of these consolidated financial statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Activities
      EchoStar DBS Corporation (“EDBS,” the “Company,” “we,” “us” and/or “our”) is a holding company and a wholly-owned subsidiary of EchoStar Communications Corporation (“EchoStar” or “ECC”), a publicly traded company listed on the NASDAQ National Market. EDBS was formed under Colorado law in January 1996. EchoStar has placed ownership of 10 in-orbit satellites and related FCC licenses into our subsidiaries.
      EchoStar started offering subscription television services on the DISH Network in March 1996. As of December 31, 2005, the DISH Network had approximately 12.040 million subscribers. EchoStar currently has 14 owned or leased in-orbit satellites which enable us to offer over 2,300 video and audio channels to consumers across the United States. Since we use many of these channels for local programming, no particular consumer could subscribe to all channels, but all are available using small consumer satellite antennae, or dishes. We believe that the DISH Network offers programming packages that have a better “price-to-value” relationship than packages currently offered by most other subscription television providers. As of December 31, 2005, there were over 27.0 million subscribers to direct broadcast satellite services in the United States. We believe that there are more than 94.2 million pay television subscribers in the United States, and there continues to be unsatisfied demand for high quality, reasonably priced television programming services.

Principal Business
      Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include ECC, EDBS and all direct and indirect wholly-owned subsidiaries thereof. The operations of EchoStar include two interrelated business units:

•	The DISH Network — which provides a direct broadcast satellite (“DBS”) subscription television service in the United States; and

•	EchoStar Technologies Corporation (“ETC”) — which designs and develops DBS set-top boxes, antennae and other digital equipment for the DISH Network. We refer to this equipment collectively as “EchoStar receiver systems.” ETC also designs, develops and distributes similar equipment for international satellite service providers.
      We have deployed substantial resources to develop the “EchoStar DBS System.” The EchoStar DBS System consists of our Federal Communications Commission (“FCC”) allocated DBS spectrum, our owned and leased satellites, EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and certain other assets utilized in our operations. Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organization and Legal Structure
      Substantially all of EchoStar’s operations are conducted by our subsidiaries. The following table summarizes the organizational structure of EchoStar and its principal subsidiaries as of December 31, 2005:

Referred to
Legal Entity	Herein As	Parent

EchoStar Communications Corporation	ECC	Publicly owned
EchoStar Orbital Corporation	EOC	ECC
EchoStar Orbital Corporation II	EOC II	EOC
EchoStar DBS Corporation	EDBS	EOC
EchoStar Satellite L.L.C.	ESLLC	EDBS
Echosphere L.L.C.	Echosphere	EDBS
EchoStar Technologies Corporation	ETC	EDBS
DISH Network Service L.L.C.	DNSLLC	EDBS
      As of December 31, 2005, all of EchoStar’s DBS FCC licenses and 10 of its in-orbit satellites were owned by one of our direct subsidiaries. Contracts for the construction and launch of EchoStar X, EchoStar XI and our Ka-band satellites are held in EOC II, our sister company. EchoStar’s satellite lease contracts are also held by one of our direct subsidiaries.

Significant Risks and Uncertainties
      Substantial Leverage. We are highly leveraged, which makes us vulnerable to changes in general economic conditions. As of December 31, 2005, we had outstanding long-term debt (including both the current and long-term portions) totaling approximately $4.410 billion. We have quarterly and semi-annual cash interest requirements for all of our outstanding long-term debt securities, as follows:

		Annual Debt
		Service
	Quarterly/Semi-Annual Payment Dates	Requirements

Floating Rate Senior Notes due 2008	January 1, April 1, July 1 and October 1	$38,900,000
5 3/4% Senior Notes due 2008	April 1 and October 1	$57,500,000
6 3/8% Senior Notes due 2011	April 1 and October 1	$63,750,000
6 5/8% Senior Notes due 2014	April 1 and October 1	$66,250,000

*	The table above does not include interest of $5.2 million on the 9 1/8% Senior Notes due 2009 which were redeemed on February 17, 2006 or the $106.9 million of interest on the 7 1/8% Senior Notes due 2016 (see Note 15).
      Interest accrues on our Floating Rate Senior Notes due 2008 based on the three month London Interbank Offered Rate (“LIBOR”) plus 3.25%. The interest rate at December 31, 2005 was 7.78%. Semi-annual cash interest requirements related to our 6 5/8% Senior Notes due 2014 commenced on April 1, 2005. There are no scheduled principal payment or sinking fund requirements prior to maturity on any of these notes. Our ability to meet our debt service requirements will depend on, among other factors, the successful execution of our business strategy, which is subject to uncertainties and contingencies beyond our control.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

Basis of Presentation
      Effective January 1, 2004, we combined “Subscription television service” revenue and “Other subscriber-related revenue” into “Subscriber-related revenue.” Additionally, “Equipment sales” and “Cost of sales — equipment” now include non-DISH Network receivers and other accessories sold by our EchoStar International Corporation subsidiary to international customers which were previously included in “Other” revenue and “Cost of sales — other,” respectively. All prior period amounts were reclassified to conform to the current period presentation. Certain other prior year amounts have been reclassified to conform with the current year presentation.

Principles of Consolidation
      We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the issuer. When we do not have the ability to significantly influence the operating decisions of an issuer, the cost method is used. For entities that are considered variable interest entities we apply the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 46-R, “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51” (“FIN 46-R”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, self insurance obligations, deferred taxes and related valuation allowances, loss contingencies, fair values of financial instruments, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, retailer commissions, programming expenses, subscriber lives including those related to our co-branding and other distribution relationships, royalty obligations and smart card replacement obligations. Actual results may differ from previously estimated amounts and such differences may be material to the Consolidated Financial Statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively beginning in the period they occur.

Foreign Currency Translation
      The functional currency of the majority of our foreign subsidiaries is the U.S. dollar because their sales and purchases are predominantly denominated in that currency. However, for our subsidiaries where the functional currency is the local currency, we translate assets and liabilities into U.S. dollars at the period end exchange rate and record the translation adjustments as a component of other comprehensive income (loss). We translate revenues and expenses based on the exchange rates at the time such transactions arise, if known, or at the average rate for the period. Transactions denominated in currencies other than the functional currency are recorded at the exchange rate at the time of the transaction and are included in other miscellaneous income and expense. Net transaction gains (losses) during 2005, 2004 and 2003 were not significant.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows Data
      The following presents our supplemental cash flow statement disclosure:

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Cash paid for interest	$299,062	$358,841	$347,266
Capitalized interest	—	—	8,428
Cash received for interest	34,641	30,609	18,674
Cash paid for income taxes	15,498	2,727	10,847
Forfeitures of deferred non-cash, stock-based compensation	—	—	3,933
Capital distribution for EchoStar IX to EOC	—	—	(171,624)
Assumption of net operating liabilities in asset acquisition (Note 2)	—	25,685	—
Assumption of long-term deferred revenue (Note 2)	—	52,727	—
Satellite financed under capital lease obligation (Note 5)	191,950	286,605	—
Reduction in satellite vendor financing	—	13,712	—
Satellite and other vendor financing	1,940	6,519	13,097

Cash and Cash Equivalents
      We consider all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 2005 and 2004 consist of money market funds, corporate notes and commercial paper. The cost of these investments approximates their fair value.

Marketable and Non-Marketable Investment Securities and Restricted Cash
      We currently classify all marketable investment securities as available-for-sale. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a period of less than six months are considered to be temporary. Declines in the fair value of investments for a period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Some of our investments in marketable securities have declined below our cost. The following table reflects the length of time that the individual securities have been in an unrealized loss position, aggregated by investment category, where those declines are considered temporary in accordance with our policy.

	As of December 31, 2005

	Less than
	Six Months		Six to Nine Months		Nine Months or More		Total

	Fair	Unrealized		Unrealized	Fair	Unrealized		Unrealized
	Value	Loss	Fair Value	Loss	Value	Loss	Fair Value	Loss

	(In thousands)
Government bonds	$—	$—	$—	$—	$92,341	$(662)	$92,341	$(662)

	As of December 31, 2004

Government bonds	$—	$—	$117,301	$(1,122)	$41,369	$(564)	$158,670	$(1,686)

      Government Bonds. The unrealized losses on our investments in U.S. Treasury obligations and direct obligations of U.S. government agencies were caused by interest rate increases. At December 31, 2005 and 2004, maturities on these government bonds ranged from one to seven months. We have the ability and intent to hold these investments until maturity when the Government is required to redeem them at their full face value. Accordingly, we do not consider these investments to be other-than-temporarily impaired as of December 31, 2005.
      As of December 31, 2005 and 2004, we had unrealized losses net of related tax effect of approximately $0.4 million and $1.7 million, respectively, as a part of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit).” During the years ended December 31, 2005, 2004 and 2003, we did not record any charges to earnings for other than temporary declines in the fair value of our marketable investment securities. Realized gains and losses are accounted for on the specific identification method.
      During the twelve months ended December 31, 2005, our portfolio generally has experienced and continues to experience volatility. If the fair value of our marketable investment securities portfolio does not remain above cost basis or if we become aware of any market or company specific factors that indicate that the carrying value of certain of our marketable investment securities is impaired, we may be required to record charges to earnings in future periods equal to the amount of the decline in fair value.
      We also have strategic equity investments in certain non-marketable securities including equity interests we received in exchange for non-cash consideration which are included in “Other noncurrent assets, net” in our Consolidated Balance Sheets. We account for our unconsolidated equity investments under either the equity method or cost method of accounting. These equity securities are not publicly traded and accordingly, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and are likely to have a significant adverse effect on the fair value of the investment. As of December 31, 2005 and 2004, we had $52.7 million aggregate carrying amount of non-marketable, unconsolidated strategic equity investments accounted for under the cost method. During the years ended December 31, 2005 and 2004, we did not record any impairment charges with respect to these investments.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our ability to realize value from our strategic equity investments is dependent on the success of the issuer’s business and ability to obtain sufficient capital to execute their business plans. Since private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain full value for them.
      Restricted cash and marketable securities, as reflected in the accompanying Consolidated Balance sheets, includes cash and marketable investment securities set aside in an escrow account related to litigation.
      The major components of marketable investment securities and restricted cash are as follows:

	Marketable Investment		Restricted Cash
	Securities As of		As of
	December 31,		December 31,

	2005	2004	2005	2004

	(In thousands)
Government bonds	$92,341	$166,182	$—	$—
Corporate notes and bonds	324,800	45,924	—	—
Asset backed obligations	1	2,169	—	—
Restricted cash	—	—	3,305	—

	$417,142	$214,275	$3,305	$—

      As of December 31, 2005, marketable investment securities and restricted cash include debt securities of $152.9 million with contractual maturities of one year or less and $264.2 million with contractual maturities greater than one year. Actual maturities may differ from contractual maturities as a result of our ability to sell these securities prior to maturity.

Inventories
      Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Proprietary products are built by contract manufacturers to our specifications. We depend on a few manufacturers, and in some cases a single manufacturer, for the production of our receivers and many components of our EchoStar receiver systems. Manufactured inventories include materials, labor, freight-in, royalties and manufacturing overhead. Inventories consist of the following:

	As of December 31,

	2005	2004

	(In thousands)
Finished goods — DBS	$140,797	$159,216
Raw materials	55,034	68,087
Work-in-process — service repair	23,699	40,698
Work-in-process	10,934	11,112
Consignment	802	2,622
Inventory allowance	(9,987)	(10,221)

Inventories, net	$221,279	$271,514

Property and Equipment
      Property and equipment are stated at cost. Cost includes capitalized interest of approximately $8.4 million during the year ended December 31, 2003. We did not record any capitalized interest during the years ended December 31, 2005 and 2004. The costs of satellites under construction including certain

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts prepaid under our satellite service agreements (see Note 9) are capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite. If a satellite were to fail during launch or while in-orbit, the resultant loss would be charged to expense in the period such loss was incurred. The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any. Depreciation is recorded on a straight-line basis over lives ranging from one to forty years. Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized.

Long-Lived Assets
      We account for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). We review our long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the guidance under SFAS 144, we evaluate our satellite fleet for recoverability as an asset group. For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset (or asset group) exceeded its undiscounted future net cash flows. Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows. Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We consider relevant cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

Goodwill and Intangible Assets
      We account for our goodwill and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires goodwill and intangible assets with indefinite useful lives not be amortized, but to be tested for impairment annually or whenever indicators of impairments arise. Intangible assets that have finite lives continue to be amortized over their estimated useful lives. Our intangible assets consist primarily of FCC licenses. Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:

•	FCC spectrum is a non-depleting asset;

•	Existing DBS licenses are integral to our business and will contribute to cash flows indefinitely;

•	Replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;

•	Maintenance expenditures in order to obtain future cash flows are not significant;

•	DBS licenses are not technologically dependent; and

•	We intend to use these assets indefinitely.
      In accordance with the guidance of EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Asset,” (“EITF 02-7”) we combine all our indefinite life FCC licenses into a single unit of accounting. The analysis encompasses future cash flows from satellites transmitting from such licensed orbital locations, including revenue attributable to programming offerings from such satellites, the direct operating and subscriber acquisition costs related to such programming, and future capital costs for replacement satellites. Projected revenue and cost amounts included current and projected subscribers. In conducting our annual impairment test in 2005, we determined that the estimated

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.
      During March 2004, we entered into an agreement with Gemstar-TV Guide International, Inc. (“Gemstar”) for use of certain Gemstar intellectual property and technology, use of the TV Guide brand on our interactive program guides, and for distribution arrangements with Gemstar to provide for the launch and carriage of the TV Guide Channel as well as the extension of an existing distribution agreement for carriage of the TVG Network, and acquired Gemstar’s Superstar/ Netlink Group LLC (“SNG”), UVTV distribution, and SpaceCom businesses and related assets, for an aggregate cash payment of $238.0 million, plus transaction costs. We further agreed to resolve all of our outstanding litigation with Gemstar. These transactions were entered into contemporaneously and accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS 141”).
      Based on an independent third party valuation, the purchase consideration was allocated to identifiable tangible and intangible assets and liabilities as follows (in thousands):

Current assets	$1,184
Property and equipment	3,749
Intangible assets	260,546

Total assets acquired	$265,479

Current liabilities	(26,269)
Long-term liabilities	(600)

Total liabilities assumed	(26,869)

Net assets acquired	$238,610

      The total $260.5 million of acquired intangible assets resulting from the Gemstar transactions is comprised of contract-based intangibles totaling approximately $187.2 million with estimated weighted-average useful lives of twelve years, and customer relationships totaling approximately $73.3 million with estimated weighted-average useful lives of four years.
      The business combination did not have a material impact on our results of operations for the year ended December 31, 2004 and would not have materially impacted our results of operations for these periods had the business combination occurred on January 1, 2004. Further, the business combination would not have had a material impact on our results of operations for the comparable period in 2003 had the business combination occurred on January 1, 2003.
      As of December 31, 2005 and 2004, our identifiable intangibles subject to amortization consisted of the following:

	As of

	December 31, 2005		December 31, 2004

	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization

	(In thousands)
Contract based	$189,286	$(29,667)	$189,286	$(13,492)
Customer relationships	73,298	(31,818)	73,298	(13,493)
Technology based	25,500	(3,377)	—	—

Total	$288,084	$(64,862)	$262,584	$(26,985)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amortization of these intangible assets, recorded on a straight line basis over an average finite useful life primarily ranging from approximately four to twelve years, was $37.9 million and $25.7 million for the years ended December 31, 2005 and 2004, respectively. The aggregate amortization expense is estimated to be approximately $36.7 million for 2006, $36.1 million for 2007, $22.5 million for 2008, $17.7 million for 2009, $17.7 million for 2010 and $92.6 million thereafter.
      The excess of our investments in consolidated subsidiaries over net tangible and intangible asset value at acquisition is recorded as goodwill. We had approximately $3.4 million of goodwill as of December 31, 2005 and 2004 which arose from a 2002 acquisition. In conducting our annual impairment test in 2005, we determined that the carrying amount of our goodwill was not impaired.

Smart Card Replacement
      Our signal encryption has been compromised by theft of service from time to time and could be further compromised in the future. We continue to respond to compromises of our encryption system with security measures intended to make signal theft of our programming more difficult. In order to combat theft of our service and maintain the functionality of active set-top boxes, we recently replaced the majority of our older generation smart cards with newer generation smart cards. This process was completed during the fourth quarter of 2005. Accordingly, there is no remaining accrual for smart card replacement as of December 31, 2005. The need to replace smart cards is evaluated at the end of each reporting period.

Long-Term Deferred Revenue, Distribution and Carriage Payments
      Certain programmers provide us up-front payments. Such amounts are deferred and in accordance with EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) and are recognized as reductions to “Subscriber-related expenses” on a straight-line basis over the relevant remaining contract term (up to 10 years). The current and long-term portions of these deferred credits are recorded in the Consolidated Balance Sheets in “Deferred revenue and other” and “Long-term deferred revenue, distribution and carriage payments and other long-term liabilities,” respectively.
      We receive equity interests in content providers in consideration or in conjunction with affiliation agreements. We account for these equity interests received in accordance with Emerging Issues Task Force Issue No. 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services” (“EITF 00-8”). During the years ended December 31, 2005 and 2004, we entered into agreements and in 2004 assumed certain liabilities in exchange for equity interests in certain entities.
      During 2004, we entered into an agreement in exchange for an equity interest in a certain entity and recorded approximately $52.7 million related to the fair value of the equity interest in “Other noncurrent assets” as of the balance sheet date. We account for this unconsolidated investment under the cost method of accounting. The value of the equity interest has also been recorded as a deferred credit and will be recognized as reductions to “Subscriber-related expenses” ratably as our actual costs are incurred under the related agreement in accordance with the guidance under EITF 02-16. These deferred credits have been recorded as a component of current “Deferred revenue and other” and “Long-term deferred revenue, distribution and carriage payments and other long-term liabilities” in our Consolidated Balance Sheets.

Income Taxes
      We establish a provision for income taxes currently payable or receivable and for income tax amounts deferred to future periods in accordance with Statement of Financial Accounting Standards No. 109,

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
“Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires that deferred tax assets or liabilities be recorded for the estimated future tax effects of differences that exist between the book and tax bases of assets and liabilities. Deferred tax assets are offset by valuation allowances in accordance with SFAS 109, when we believe it is more likely than not that such net deferred tax assets will not be realized.

Fair Value of Financial Instruments
      Fair values for our publicly traded debt securities are based on quoted market prices. The fair values of our mortgages and other notes payable are estimated using third party valuations or discounted cash flow analyses when it is practicable to do so. The interest rates assumed in such discounted cash flow analyses reflect interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
      The following table summarizes the book and fair values of our debt facilities at December 31, 2005 and 2004:

	As of December 31, 2005		As of December 31, 2004

	Book Value	Fair Value	Book Value	Fair Value

	(In thousands)
9 1/8% Senior Notes due 2009*	441,964	462,405	446,153	490,768
Floating Rate Senior Notes due 2008	500,000	510,000	500,000	518,125
5 3/4% Senior Notes due 2008	1,000,000	980,000	1,000,000	1,012,500
6 3/8% Senior Notes due 2011	1,000,000	968,650	1,000,000	1,047,500
6 5/8% Senior Notes due 2014	1,000,000	958,750	1,000,000	1,012,500
Mortgages and other notes payable	29,541	29,541	32,934	32,934

Subtotal	3,971,505	3,909,346	3,979,087	4,114,327
Capital lease obligations**	438,062	N/A	286,605	N/A

Total	$4,409,567	$3,909,346	$4,265,692	$4,114,327

*	Effective February 17, 2006, these notes were redeemed. See Note 15 — Subsequent Events for further discussion.

**	Pursuant to SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” disclosures regarding fair value of capital leases is not required.
      Due to their short-term nature, book value approximates fair value for cash and cash equivalents, trade accounts receivable, net of allowance and current liabilities for the periods ending December 31, 2005 and 2004.

Deferred Debt Issuance Costs
      Costs of issuing debt are generally deferred and amortized to interest expense over the terms of the respective notes (see Note 5).

Revenue Recognition
      We recognize revenue when an arrangement exists, prices are determinable, collectibility is reasonably assured and the goods or services have been delivered. Revenue from our subscription television services is recognized when programming is broadcast to subscribers. Subscriber fees for multiple set-top receivers, digital video recorders, equipment rental and other services are recognized as revenue, monthly as earned. Revenue from advertising sales is recognized when the related services are performed. Payments received

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from subscribers in advance of the broadcast or service period are recorded as “Deferred revenue” in the Consolidated Balance Sheets until earned. Revenue from equipment sales is recognized upon shipment to customers.
      Contemporaneous with the commencement of sales of co-branded services pursuant to our prior agreement with AT&T, Inc. (“AT&T”), formerly known as SBC Communications, Inc., during the first quarter of 2004, revenue from equipment sales to AT&T and development and implementation fees received from AT&T were deferred and recognized over the estimated average co-branded subscriber life. Revenue from installation and certain other services performed at the request of AT&T were recognized upon completion of the services.
      During the fourth quarter 2005, we modified and extended our distribution and sales agency agreement with AT&T. Commencing in the fourth quarter 2005, new subscribers acquired under the revised AT&T agreement will no longer generate equipment sales, installation or other services revenue. Deferred equipment sales revenue relating to subscribers acquired through our prior AT&T agreement will continue to be recognized as revenue over the estimated average life of those subscribers. Further, development and implementation fees received from AT&T will continue to be recognized over the estimated average subscriber life of all subscribers acquired under both the previous and revised agreements with AT&T.
      Accounting for our new subscriber promotions which include programming discounts falls under the scope of EITF Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Capital Products)” (“EITF 01-9”). In accordance with EITF 01-9, programming revenues under these promotions are recorded at the discounted monthly rate charged to the subscriber. See Subscriber Promotions below for discussion regarding the accounting for costs under these promotions.

Subscriber-Related Expenses
      The cost of television programming distribution rights is generally incurred on a per subscriber basis and various upfront carriage payments are recognized when the related programming is distributed to subscribers. The cost of television programming rights to distribute live sporting events for a season or tournament is charged to expense using the straight-line method over the course of the season or tournament. Programming costs are included in “Subscriber-related expenses” in the Consolidated Statements of Operations and Comprehensive Income (Loss). “Subscriber-related expenses” also include costs incurred in connection with our in-home service and call center operations, overhead costs associated with our installation business, copyright royalties, residual commissions, billing, lockbox, subscriber retention and other variable subscriber expenses. These costs are recognized as the services are performed or as incurred.
      Contemporaneous with the commencement of sales of co-branded services pursuant to our prior agreement with AT&T during the first quarter of 2004, “Subscriber-related expenses” also include the cost of sales and expenses from equipment sales, direct costs of installation and other services related to that relationship. Cost of sales from equipment sales to AT&T are deferred and recognized over the estimated average co-branded subscriber life. Expenses from installation and certain other services performed at the request of AT&T are recognized as the services are performed. Under the revised AT&T agreement, we will include costs from equipment and installations in “Subscriber acquisition costs” or in capital expenditures, rather than in “Subscriber-related expenses.” We will continue to include in “Subscriber-related expenses” the costs deferred from equipment sales made to AT&T. These costs will be amortized over the life of the subscribers acquired under the previous AT&T agreement.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subscriber Promotions
      Subscriber acquisition costs in our Consolidated Statements of Operations and Comprehensive Income (Loss) consist of costs incurred to acquire new subscribers through third parties and our direct customer acquisition distribution channel. Subscriber acquisition costs include the following line items from our Consolidated Statements of Operations and Comprehensive Income (Loss):

•	“Cost of sales — subscriber promotion subsidies” includes the cost of EchoStar receiver systems sold to retailers and other distributors of our equipment and receiver systems sold directly by us to subscribers.

•	“Other subscriber promotion subsidies” includes net costs related to promotional incentives and costs related to installation.

•	“Subscriber acquisition advertising” includes advertising and marketing expenses related to the acquisition of new DISH Network subscribers. Advertising costs generally are expensed as incurred.
      During the year ended December 31, 2005, our significant subscriber acquisition promotions were as follows:

Effective February 2004, our Digital Home Advantage (“DHA”) promotion provided new lease subscribers up to four installed EchoStar receivers, including various premium models, with a qualifying programming subscription. The subscriber was required to pay a monthly rental fee for each leased receiver and a one-time set-up fee of $49.99, but was not required to agree to a minimum lease period. The subscriber received a $49.99 credit on their first month’s bill. Effective October 2004, the promotion was expanded whereby the consumer may agree to either a one or two year commitment in exchange for receiving the benefits of our Digital Home Protection Plan, an optional extended warranty program, without charge for one or two years, respectively. In February 2005, the promotion was modified to allow new residential customers who subscribed to “America’s Top 180” to obtain that programming at the same price as “America’s Top 120” for the first three months. This promotion expired during April 2005.

During May 2005, we introduced a promotion which offers new DHA lease program subscribers our “America’s Top 180” package for $19.99 for each of the first three months of service. Effective June 2005, the promotion was modified to provide a $12.00 discount per month on qualifying programming packages, together with free HBO and Showtime programming, for each of the first three months of service. The promotion, which continued through August 15, 2005, required a one year minimum programming commitment.

During August 2005, we introduced a promotion which offers new DHA lease program subscribers a free month of qualifying programming, three free months of HBO, Showtime and Cinemax programming, and a free DVR upgrade. Further, in exchange for an 18 month minimum programming commitment, new lease program subscribers receive a credit of the one-time set-up fee of $49.99. Effective November 3, 2005, instead of one month free, new lease program subscribers can elect to receive a $12.00 discount for the first three months of service on qualifying programming. These promotions expired January 31, 2006.

During the fourth quarter of 2005, we began test marketing a prepay program, “DISH Now.” This program allows consumers who might not be attracted by our existing promotions to purchase a satellite receiver system and a prepaid card which can be refreshed periodically through additional prepayments. We have not yet determined whether this program will be offered broadly.
      Accounting for dealer sales under our promotions fall within the scope of EITF 01-9. In accordance with that guidance, we characterize amounts paid to our independent dealers as consideration for

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
equipment installation services and for equipment buydowns (commissions and rebates) as a reduction of revenue. We expense payments for equipment installation services as “Other subscriber promotion subsidies.” Our payments for equipment buydowns represent a partial or complete return of the dealer’s purchase price and are, therefore, netted against the proceeds received from the dealer. We report the net cost from our various sales promotions through our independent dealer network as a component of “Other subscriber promotion subsidies.” No net proceeds from the sale of subscriber related equipment pursuant to our subscriber acquisition promotions are recognized as revenue. Accordingly, subscriber acquisition costs are generally expensed as incurred except for under our equipment lease promotion wherein we retain title to the receiver and certain other equipment resulting in the capitalization and depreciation of such equipment cost over its estimated useful life.

Research and Development Costs
      Research and development costs are expensed as incurred. Research and development costs totaled $29.8 million, $25.9 million and $19.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Accounting for Stock-Based Compensation
      Our employees participate in EchoStar’s stock-based compensation plans. We apply the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations in accounting for EchoStar’s stock-based compensation plans, which are described more fully in Note 7. Under APB 25, we generally do not recognize compensation expense on the grant of options under EchoStar’s Stock Incentive Plan because typically the option terms are fixed and the exercise price equals or exceeds the market price of the underlying stock on the date of grant. We apply the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting and Disclosure of Stock-Based Compensation,” (“SFAS 123”).
      Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if we had accounted for EchoStar’s stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. We account for forfeitures as they occur. Compensation previously recognized is reversed in the event of forfeitures of unvested options. The following table illustrates the effect on net income (loss) per share if we had accounted for EchoStar’s stock-based compensation plans using the fair value method:

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Net income (loss), as reported	$1,136,613	$299,413	$319,581
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effect	190	1,139	3,420
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(21,013)	(19,534)	(24,798)

Pro forma net income (loss)	$1,115,790	$281,018	$298,203

      Options to purchase 6.2 million shares pursuant to a long-term incentive plan under EchoStar’s 1995 Stock Incentive Plan (the “1999 LTIP”), and 4.8 million shares pursuant to the 2005 LTIP were outstanding as of December 31, 2005. These options were granted with exercise prices at least equal to the

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
market value of the underlying shares on the dates they were issued. The weighted-average exercise price of these options is $8.83 under the 1999 LTIP and $29.40 under the 2005 LTIP. Further, pursuant to the 2005 LTIP, there were also approximately 533,000 outstanding Restricted Performance Units as of December 31, 2005. Vesting of these options and Restricted Performance Units is contingent upon meeting certain longer-term goals which have not yet been achieved. Consequently, no compensation was recorded during the year ended December 31, 2005 related to these long-term options and Restricted Performance Units or is included in the table above. We will record the related compensation upon the achievement of the performance goals, if ever. Such compensation, if recorded, would result in total non-cash, stock-based compensation expense of approximately $126.8 million, which would be recognized ratably over the vesting period or expensed immediately, if fully vested, in our Consolidated Statements of Operations and Comprehensive Income (Loss).
      For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	For the Years Ended
	December 31,

	2005	2004	2003

Risk-free interest rate	4.09%	3.69%	3.32%
Volatility factor	26.12%	33.23%	71.08%
Expected term of options in years	6.4	5.4	6.7
Weighted-average fair value of options granted	$10.39	$11.64	$20.39
      During December 2004, EchoStar paid a one-time dividend of $1 per outstanding share of its Class A and Class B common stock for the first time in its history. EchoStar does not intend to pay additional dividends on its common stock and accordingly, the dividend yield percentage is zero for all periods. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and so, our estimate of fair value may differ from other valuation models. Further, the Black-Scholes model requires the input of highly subjective assumptions and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.
      During 2005 and 2004, in accordance with the guidance under SFAS 123 for selecting assumptions to use in an option pricing model, EchoStar reduced its estimate of expected volatility based upon a re-evaluation of the variability in the market price of its publicly traded stock. Historically, EchoStar has relied on the variability in its daily stock price since inception to derive its estimate of expected volatility. Upon review of this variability in EchoStar’s stock price over more recent periods, EchoStar believes unadjusted historical experience is a relatively poor predictor of its future expectation of volatility. Accordingly, EchoStar specifically identified extraordinary events in its history which resulted in irregular movements in its stock price, and has disregarded the related periods in calculating its historical average annual volatility. This adjustment, together with changes in the intervals of EchoStar’s regular historical price observations from daily to monthly, contributed to the reduction in the estimated volatility factor.
      We will continue to evaluate the assumptions used to derive the estimated fair value of options for EchoStar’s stock as new events or changes in circumstances become known.

New Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R)(As Amended), “Share-Based Payment” (“SFAS 123(R)”) which

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(i) revises SFAS 123 to eliminate both the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, and (ii) requires the cost resulting from all share-based payment transactions with employees be recognized in the results of operations over the period during which an employee provides the requisite service in exchange for the award and establishes fair value as the measurement basis of the cost of such transactions. Effective January 1, 2006, we adopted SFAS 123(R) under the modified prospective method. We expect the adoption of SFAS 123(R) to impact our results of operation and earnings per share similar to our pro forma disclosure above.

3.	Settlement of EchoStar IV Arbitration
      During March 2005, we settled an insurance claim and related claims for accrued interest and bad faith with the insurers of our EchoStar IV satellite for the net amount of $240.0 million. We also retained title to and use of the EchoStar IV satellite. The $134.0 million received in excess of our previously recorded $106.0 million receivable related to this insurance claim was recognized as a “Gain on insurance settlement” in our Consolidated Statements of Operations and Comprehensive Income (Loss) during first quarter 2005. We have received all amounts due under the settlement.

4.	Property and Equipment
      Property and equipment consist of the following:

	Depreciable	As of December 31,
	Life
	(In Years)	2005	2004

		(In thousands)
EchoStar I	12	$201,607	$201,607
EchoStar II	12	228,694	228,694
EchoStar III	12	234,083	234,083
EchoStar IV — fully depreciated	4	78,511	78,511
EchoStar V	9	210,446	210,446
EchoStar VI	12	246,022	246,022
EchoStar VII	12	177,000	177,000
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar XII	10	190,051	—
Satellites acquired under capital leases (Note 5)	10	551,628	330,800
Furniture, fixtures and equipment	2-10	699,625	651,383
Buildings and improvements	5-40	97,657	94,073
Equipment leased to customers	2-4	1,781,373	1,045,949
Tooling and other	1-5	14,412	12,253
Land	—	7,518	6,592

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Depreciable	As of December 31,
	Life
	(In Years)	2005	2004

		(In thousands)
Vehicles	5-7	19,483	3,368
Construction in progress	—	270,125	163,401

Total property and equipment		5,311,412	3,987,359
Accumulated depreciation		(2,104,997)	(1,546,342)

Property and equipment, net		$3,206,415	$2,441,017

      Construction in progress consists of the following:

	As of December 31,

	2005	2004

	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements, launch, and launch insurance	$70,400	$93,020
Regional digital broadcast operations centers	91,966	1,476
Software related projects	47,028	36,848
Other	60,731	32,057

Construction in progress	$270,125	$163,401

      Depreciation and amortization expense consists of the following:

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Equipment leased to customers	$437,587	$213,092	$140,480
Satellites	197,495	134,619	145,232
Furniture, fixtures and equipment	116,465	108,025	91,396
Identifiable intangible assets subject to amortization	37,877	25,679	10
Buildings and improvements	3,554	3,008	2,969
Tooling and other	7,083	8,935	6,854

Total depreciation and amortization	$800,061	$493,358	$386,941

      Cost of sales and operating expense categories included in our accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) do not include depreciation expense related to satellites or DHA equipment.

Our Satellites
      We presently have 14 owned or leased satellites in geostationary orbit approximately 22,300 miles above the equator. Each of the satellites we own had an original minimum useful life of at least 12 years. Our satellite fleet is a major component of our EchoStar DBS System. While we believe that overall our satellite fleet is generally in good condition, during 2005 and prior periods, certain satellites within our fleet have experienced various anomalies, some of which have had a significant adverse impact on their commercial operation. We currently do not carry insurance for any of our owned in-orbit satellites. We believe we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.
      EchoStar I and II. EchoStar I and II currently operate at the 148 degree orbital location. Each of these Series 7000 class satellites, designed and manufactured by Lockheed Martin Corporation (“Lockheed”), has 16 transponders that operate at approximately 130 watts of power. While both satellites are currently functioning properly in orbit, similar Lockheed Series 7000 class satellites owned by third parties have experienced total in-orbit failure. While no telemetry or other data indicates EchoStar I or EchoStar II would be expected to experience a similar failure, Lockheed has been unable to conclude these and other Series 7000 satellites will not experience similar failures. EchoStar I and II are each equipped with 24 Traveling Wave Tube Amplifiers (“TWTA”), of which 16 are required to support full operation on each satellite. Prior to 2005, anomalies left each satellite with 23 usable TWTAs. While we do not expect a large number of additional TWTAs to fail in any year, it is likely that additional TWTA failures will occur from time to time in the future, and that those failures may impact commercial operation of the satellites. The TWTA failures have not reduced the remaining estimated useful life of the satellite.
      EchoStar III. Our EchoStar III satellite operates at the 61.5 degree orbital location. While originally designed to operate a maximum of 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel, the satellite was equipped with a total of 44 TWTAs to provide redundancy.
      As of January 8, 2006, this satellite has experienced 11 transponder pair (22 TWTA) failures. As a result, EchoStar III can now operate a maximum of 22 transponders, but due to redundancy switching limitations and specific channel authorizations, it currently can only operate 17 of the 19 FCC authorized frequencies we utilize at the 61.5 degree west orbital location for this spacecraft. While we don’t expect a large number of additional TWTAs to fail in any year, it is likely that additional TWTA failures will occur from time to time in the future, and that those failures will further impact commercial operation of the satellite. The TWTA failures have not reduced the remaining estimated useful life of the satellite.
      EchoStar IV. Our EchoStar IV satellite was originally designed to operate a maximum of 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel. During July 2005, we relocated our EchoStar IV satellite from our 157 degree orbital location to a third party Mexican DBS orbital slot located at 77 degrees. During the relocation, EchoStar IV experienced a thruster anomaly which has not impacted commercial operation of the satellite. Prior to 2004, this satellite experienced failures with the deployment of its solar arrays and with 38 of its 44 transponders (including spares), and further experienced anomalies affecting its thermal systems and propulsion systems. Several years ago, we filed an insurance claim for a total loss under the launch insurance policies covering this satellite. During March 2005, we settled this insurance claim and related claims for accrued interest and bad faith with the insurers for a net amount of $240.0 million (See Note 3). During September 2004, the south solar array on EchoStar IV deployed fully and appears to be producing nominal current. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future. As discussed above, EchoStar IV is only capable of operating six of its 44 transponders and is fully depreciated.
      EchoStar V. EchoStar V, which is currently located at the 129 degree orbital location, was designed to operate a maximum of 32 transponders at approximately 110 watts per channel, switchable to 16 transponders operating at over 220 watts per channel. Momentum wheel failures on this satellite in prior years resulted in increased fuel consumption and caused a minor reduction of spacecraft life. During 2005, we determined those anomalies will reduce the life of EchoStar V more than previously estimated, and as a result, we reduced the estimated remaining useful life of the satellite from approximately seven years to approximately six years effective January 2005. EchoStar V has been utilized as an in-orbit spare since

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
February 2003. On June 30, 2005, the FCC approved our request to use this satellite to provide service to the United States from a third party Canadian DBS orbital slot located at the 129 degree orbital location. Due to the increase in fuel consumption resulting from the relocation of EchoStar V from the 119 degree orbital location to the 129 degree orbital location, effective July 1, 2005, we further reduced the satellite’s estimated remaining useful life from approximately six years to approximately 40 months. These reductions in estimated remaining useful life during 2005 increased our depreciation expense related to the satellite by approximately $9.2 million in 2005 and will increase it by approximately $15.3 million annually thereafter. Prior to 2005, EchoStar V experienced anomalies resulting in the loss of five solar array strings out of a total of 96 available, reducing solar array power to approximately 95% of its original capacity. During August 2005, EchoStar V lost an additional solar array string. The loss is not expected to impact commercial operation of the satellite or its remaining useful life. There can be no assurance that future anomalies will not further impact the useful life or commercial operation of the satellite.
      EchoStar VI. EchoStar VI, which currently operates at the 110 degree orbital location, was designed to operate 32 transponders at approximately 125 watts per channel, switchable to 16 transponders operating at approximately 225 watts per channel. This satellite has a total of 108 solar array strings. Approximately 102 are required to assure full power availability for the estimated 12-year estimated useful life of the satellite. Prior to 2005, EchoStar VI lost a total of five solar array strings. During 2005, EchoStar VI experienced anomalies resulting in the loss of 11 additional solar array strings bringing the total number of string losses to 16, and reducing the number of functional solar array strings available to 92. The solar array anomalies will prevent the use of some of those transponders for the full 12-year estimated useful life of the satellite. See discussion of evaluation of impairment below. However, the solar array anomalies have not impacted commercial operation of the satellite or reduced its estimated useful life below 12 years. There can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.
      EchoStar VII. EchoStar VII, which currently operates at the 119 degree orbital location, was designed to operate 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at approximately 240 watts per channel. EchoStar VII also includes spot beam technology. During 2004, EchoStar VII lost a solar array circuit. EchoStar VII was designed with 24 solar array circuits and needs 23 for the spacecraft to be fully operational at end of life. While this anomaly is not expected to reduce the estimated useful life of the satellite to less than 12 years and has not impacted commercial operation of the satellite to date, an investigation of the anomaly is continuing. On March 17, 2006, a receiver on the satellite failed. Service was restored through a spare receiver. An investigation of the anomaly has commenced. Until the root causes of these anomalies are finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.
      EchoStar VIII. EchoStar VIII, which currently operates at the 110 degree orbital location, was designed to operate 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at approximately 240 watts per channel. EchoStar VIII also includes spot-beam technology. During January 2005, one of the computer components in its control electronics experienced an anomaly. The processors were successfully reset during April 2005, restoring full redundancy in the spacecraft control electronics. During July 2005, a thruster experienced a “bubble” event in a propellant line which caused improper pointing of the satellite resulting in a loss of service. Service was restored within several hours and the thruster is currently operating normally. During February 2005, EchoStar VIII lost a solar array string, reducing solar array power to approximately 99% of its original capacity. Until the root cause of these anomalies are determined, there can be no assurance that a repeat of the July 2005 anomaly, or other anomalies, will not cause further losses which could materially impact its commercial operation, or result in a total loss of the satellite. These and other anomalies previously disclosed have not reduced the 12-year estimated useful life of the satellite. We depend on EchoStar VIII to provide local channels to

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
over 40 markets at least until such time as our EchoStar X satellite has commenced commercial operation, which is currently expected during second quarter 2006. In the event that EchoStar VIII experienced a total or substantial failure, we could transmit many, but not all, of those channels from other in-orbit satellites.
      EchoStar IX. EchoStar IX, which currently operates at the 121 degree orbital location, was designed to operate 32 Ku-band transponders at approximately 110 watts per channel, along with transponders that can provide services in Ka-Band (a “Ka-band payload”). EchoStar IX provides expanded video and audio channels to DISH Network subscribers who install a specially-designed dish. The Ka-band spectrum is being used to test and verify potential future broadband initiatives and to implement those services. The satellite also includes a C-band payload which is owned by a third party.
      EchoStar X. EchoStar X, a DBS satellite which can operate up to 49 spot beams using up to 42 active 140 watt TWTAs, was launched on February 15, 2006. EchoStar X is owned by EOC a direct subsidiary of EchoStar and our parent company. Assuming successful completion of in-orbit testing, the satellite is expected to commence commercial operations during the second quarter of 2006 at the 110 degree orbital location. The spot beams on EchoStar X are designed to increase the number of markets where we can offer local channels by satellite, including high definition local channels.
      EchoStar XII. EchoStar XII, previously known as Rainbow 1, currently operates at the 61.5 degree orbital location. This direct broadcast satellite, which was purchased in November 2005 from Rainbow DBS Co., a subsidiary of Cablevision Systems Corporation, was designed to provide all CONUS, all Spot Beam, or a mixture of CONUS and Spot Beam coverage. In the all CONUS configuration, the spacecraft can operate 13 transponders (26 TWTAs) at 270 watts per channel. In the all Spot Beam mode, the spacecraft can operate up to 22 spot beams using a combination of 135 and 65 watt TWTAs. We are currently using the payload in the all CONUS configuration.
      EchoStar XII experienced one north solar array circuit failure during May 2005 and one south solar array circuit failure during September 2004. The south solar array circuit has since partially recovered. The reason for the failures is unknown, but believed to be caused by an internal electrical short circuit. While this anomaly is not expected to reduce the remaining useful life of the satellite to less than 10 years and has not impacted commercial operation of the satellite to date, an investigation of the anomaly is continuing. Until the root causes are finally determined, there can be no assurance future anomalies will not cause further losses, which could impact commercial operation of the satellite.
      SFAS 144 requires a long-lived asset or asset group to be tested for recoverability whenever events or changes in circumstance indicate that its carrying amount may not be recoverable. Based on the guidance under SFAS 144, we evaluate our satellite fleet for recoverability as an asset group. While certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of an individual satellite, based on the redundancy designed within each satellite and considering the asset grouping, these anomalies (none of which caused a loss of service for an extended period) are not considered to be significant events that would require evaluation for impairment recognition pursuant to the guidance under SFAS 144. Should any one satellite be abandoned or determined to have no service potential, the net carrying amount would be written off.

5.	Long-Term Debt

9 1/8% Senior Notes due 2009
      During 2003, we redeemed $245.0 million of the original $700.0 million principal amount of our 9 1/8% Senior Notes due 2009. In addition, during 2004 and 2005, we repurchased in open market transactions approximately $8.8 million and $4.2 million principal amounts of these notes, respectively. As of December 31, 2005, the outstanding principal amount was approximately $442.0 million.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Effective February 17, 2006, in accordance with the terms of the indenture governing the notes, the remaining principal amount of the notes of approximately $442.0 million was redeemed at 104.563% of the principal amount, for a total of approximately $462.1 million (see Note 15). The premium paid of approximately $20.1 million, along with unamortized debt issuance costs of approximately $2.8 million, were recorded as charges to earnings in February 2006. As a portion of the 9 1/8% Senior Notes remained outstanding as of December 31, 2005, we were subject to the terms of the related indentures until the time the 9 1/8% Senior Notes were fully redeemed.

Floating Rate Senior Notes due 2008
      During the fourth quarter of 2003, we sold $500.0 million principal amount of our Floating Rate Senior Notes which mature October 1, 2008. Interest accrues at a floating rate based on the three month LIBOR plus 3.25%, and is payable quarterly in cash in arrears on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 2004. The interest rate at December 31, 2005 was 7.78%. The proceeds, along with proceeds from the 5 3/4% and 6 3/8% Senior Notes, were used primarily to repurchase or redeem all or a portion of certain then outstanding higher interest rate notes and for general corporate purposes.
      The Floating Rate Senior Notes will be redeemable, in whole or in part, at any time beginning October 1, 2005 at redemption prices decreasing from 102% during the year commencing October 1, 2005 to 100% on or after October 1, 2007. Prior to October 1, 2005, we also could have redeemed up to 35% of each of the Floating Rate Senior Notes at premiums specified in the indenture with the net cash proceeds from certain equity offerings or capital contributions.
      The Floating Rate Senior Notes are:

•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt;

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
      The indenture related to our Floating Rate Senior Notes (the “Floating Rate Senior Notes Indenture”) contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
      In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s Floating Rate Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5 3/4% Senior Notes due 2008
      During the fourth quarter of 2003, we sold $1.0 billion principal amount of our 5 3/4% Senior Notes which mature October 1, 2008. Interest accrues at an annual rate of 5 3/4% and is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2004. The proceeds, along with proceeds from the Floating Rate Senior Notes and the 6 3/8% Senior Notes, were used primarily to repurchase or redeem all or a portion of certain then outstanding higher interest rate notes and for general corporate purposes.
      The 5 3/4% Senior Notes will be redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest. Prior to October 1, 2006, we may also redeem up to 35% of each of the 5 3/4% Senior Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions.
      The 5 3/4% Senior Notes are:

•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt;

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
      The indenture related to the 5 3/4% Senior Notes (the “5 3/4% Senior Notes Indenture”) contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
      In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 5 3/4% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

6 3/8% Senior Notes due 2011
      During the fourth quarter of 2003, we sold $1.0 billion principal amount of our 6 3/8% Senior Notes which mature October 1, 2011. Interest accrues at an annual rate of 6 3/8% and is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2004. The proceeds, along with proceeds from the Floating Rate Senior Notes and the 5 3/4% Senior Notes, were used primarily to repurchase or redeem all or a portion of certain then outstanding higher interest rate notes and for general corporate purposes.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The 6 3/8% Senior Notes will be redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest. Prior to October 1, 2006, we may also redeem up to 35% of each of the 6 3/8% Senior Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions.
      The 6 3/8% Senior Notes are:

•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt;

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
      The indenture related to the 6 3/8% Senior Notes (the “6 3/8% Senior Notes Indenture”) contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
      In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 6 3/8% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

6 5/8% Senior Notes due 2014
      During the fourth quarter of 2004, we sold $1.0 billion principal amount of our 6 5/8% Senior Notes which mature October 1, 2014. Interest accrues at an annual rate of 6 5/8% and is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing April 1, 2005. The proceeds, together with available cash, were used to redeem certain of our then outstanding higher interest rate notes.
      The 6 5/8% Senior Notes will be redeemable, in whole or in part, at any time at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, as defined in the related indenture, together with accrued and unpaid interest. Prior to October 1, 2007, we may also redeem up to 35% of each of the 6 5/8% Senior Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions.
      The 6 5/8% Senior Notes are:

•	general unsecured senior obligations of EDBS;

•	ranked equally in right of payment with all of EDBS’ and the guarantors’ existing and future unsecured senior debt;

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	ranked effectively junior to our and the guarantors’ current and future secured senior indebtedness up to the value of the collateral securing such indebtedness.
      The indenture related to the 6 5/8% Senior Notes (the “6 5/8% Senior Notes Indenture”) contains restrictive covenants that, among other things, impose limitations on the ability of EDBS and its restricted subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distribution on EDBS’ capital stock or repurchase EDBS’ capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.
      In the event of a change of control, as defined in the related indenture, we would be required to make an offer to repurchase all or any part of a holder’s 6 5/8% Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

Capital Lease Obligations, Mortgages and Other Notes Payable
      Capital lease obligations, mortgages and other notes payable consists of the following:

	As of December 31,

	2005	2004

	(In thousands)
Satellites financed under capital lease obligations	$438,062	$286,605
8% note payable for EchoStar VII satellite vendor financing, payable over 13 years from launch	12,735	13,549
8% note payable for EchoStar IX satellite vendor financing, payable over 14 years from launch	9,141	9,587
Mortgages and other unsecured notes payable due in installments through 2017 with interest rates ranging from approximately 2% to 13%	7,665	9,798

Total	467,603	319,539
Less current portion	(36,380)	(33,645)

Capital lease obligations, mortgages and other notes payable, net of current portion	$431,223	$285,894

Capital Lease Obligations
      During 2003, we entered into a satellite service agreement with SES Americom for all of the capacity on a Fixed Satellite Service (“FSS”) satellite, AMC-15, which successfully launched during the fourth quarter of 2004 and commenced commercial operation in January 2005. The ten-year satellite service agreement for this satellite is renewable by us on a year to year basis following the initial term, and provides us with certain rights to replacement satellites. We are required to make monthly payments to SES Americom for this satellite over the ten year satellite service agreement beginning in 2005. In

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accordance with Statement of Financial Accounting Standards No. 13 (“SFAS 13”), we have accounted for the satellite component of this agreement as a capital lease.
      During 2004, we entered into a satellite service agreement for capacity on another FSS satellite, AMC-16, which launched during the fourth quarter of 2004 and commenced commercial operation during the first quarter of 2005. The ten-year satellite service agreement for this satellite is renewable by us on a year to year basis following the initial term, and provides us with certain rights to replacement satellites. We are required to make monthly payments to SES Americom for this satellite over the ten year satellite service agreement beginning in 2005. In accordance with SFAS 13, we have accounted for the satellite component of this agreement as a capital lease.
      As of December 31, 2005 and 2004, we had approximately $551.6 million and $330.8 million capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” respectively, with related accumulated depreciation of approximately $53.3 million and zero, respectively. In our Consolidated Statements of Operations and Comprehensive Income (Loss), we recognized $53.3 million in depreciation expense on satellites acquired under capital lease agreements during the year ended December 31, 2005. During 2004, we did not recognize any depreciation on the satellites acquired under these capital leases.
      Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of December 31, 2005 are as follows:

For the Year Ending December 31, 2006	$86,351
2007	86,351
2008	86,351
2009	86,351
2010	86,351
Thereafter	347,919

Total minimum lease payments	779,674
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(140,999)

Net minimum lease payments	638,675
Less: Amount representing interest	(200,613)

Present value of net minimum lease payments	438,062
Less: Current portion	(31,094)

Long-term portion of capital lease obligations	$406,968

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future maturities of our outstanding long-term debt, including the current portion, are summarized as follows:

	Payments Due by Period

	Total	2006	2007-2008	2009-2010	Thereafter

	(In thousands)
Long-term debt	$3,941,964	$441,964	$1,500,000	$—	$2,000,000
Capital lease obligations, mortgages and other notes payable	467,602	36,380	78,713	93,202	259,307

Total	$4,409,566	$478,344	$1,578,713	$93,202	$2,259,307

Interest on Long-Term Debt
      We also have periodic cash interest requirements for our outstanding long-term debt securities, capital lease obligations, mortgages and other notes payable. Future maturities of these requirements are summarized as follows:

	Payments Due by Period

	Total	2006	2007-2008	2009-2010	Thereafter

	(In thousands)
Long-term debt	$1,273,103	$231,553	$452,800	$260,000	$328,750
Capital lease obligations, mortgages and other notes payable	212,023	38,869	68,343	53,848	50,963

Total	$1,485,126	$270,422	$521,143	$313,848	$379,713

      Interest accrues on our Floating Rate Senior Notes due 2008 based on the three month LIBOR plus 3.25%. The interest rate as of December 31, 2005, or 7.78%, was used in the table above.

Guarantees
      The repayment obligations of EDBS under the vendor financings for EchoStar IV and EchoStar Orbital Corporation under the vendor financing for EchoStar VII are guaranteed by EchoStar. The maximum potential future payments under these guarantees are equal to the respective amounts of outstanding principal and accrued interest.

6.	Income Taxes
      As of December 31, 2005, we had net operating loss carryforwards (“NOL’s”) for federal income tax purposes of approximately $1.659 billion and tax benefits related to credit and other carryforwards of approximately $29.0 million. The NOL’s begin to expire in the year 2011 and credit and other carryforwards will begin to expire in the year 2006.
      Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in our Consolidated Balance Sheets, as well as probable operating loss, tax credit and other carryforwards. We follow the guidelines set forth in SFAS 109 regarding the recoverability of any tax assets recorded on the balance sheet and provide any necessary valuation allowances as required. In accordance with SFAS 109, we periodically evaluate our need for a valuation allowance. Determining necessary valuation allowances requires us to make assessments about historical financial information as well as the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. We had income before taxes for the years

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ended December 31, 2005, 2004, and 2003. During the second quarter of 2005, we concluded the recoverability of certain of our deferred tax assets was more likely than not and accordingly reversed the portion of the valuation allowance which was no longer required. As of December 31, 2005, there remains approximately $11.4 million of valuation allowance which relates to deferred tax assets for credit and other carryforwards which begin to expire in the year 2006.
      During 2005, we decreased our deferred tax valuation allowance by approximately $566.2 million with $472.3 million of the reversal charged to the income statement and $93.9 million recorded to equity. Reversal of our recorded valuation allowance for those deferred tax assets that we believe are more likely than not to be realizable resulted in an approximate $185.2 million credit to our provision for income taxes. We also recorded valuation allowance activity of $287.1 million throughout 2005 primarily related to the generation of taxable income. As a result, net income increased by corresponding amounts. The amount reversed to equity during the year related to stock compensation and unrealized gains and losses. We recorded this reversal to “Additional paid-in capital” and “Other comprehensive income (loss).”
      The Federal NOL includes amounts related to tax deductions totaling approximately $273.3 million for exercised stock options. The tax benefit of these deductions has been allocated directly to contributed capital.
      Stock option compensation expenses related to the 1999 Incentive Plan, for which an estimated deferred tax benefit was previously recorded exceeded the actual tax deductions allowed during 2005 and 2004. Tax charges associated with the reversal of the prior tax benefit have been allocated to “Additional paid-in capital” in accordance with APB 25. During 2005 and 2004, charges of $12.9 million and $2.5 million, respectively, were made to additional paid-in capital.
      EDBS and its domestic subsidiaries join with EchoStar in filing U.S. consolidated federal income tax returns and, in some states, combined or consolidated returns. The federal and state income tax provisions or benefits recorded by EDBS are generally those that would have been recorded if EDBS and its domestic subsidiaries had filed returns as a consolidated group independent of EchoStar. Cash is due and paid to EchoStar based on amounts that would be payable based on EDBS consolidated or combined group filings. Amounts are receivable from EchoStar on a basis similar to when they would be receivable from the IRS or other state taxing authorities. The amounts payable as of December 31, 2005, 2004 and 2003 were $20.3 million, $2.7 million, and $0.5 million, respectively.
      The components of the (provision for) benefit from income taxes are as follows:

	For the Years Ended December 31,

	2005	2004	2003

	(In thousands)
Current (provision) benefit:
Federal	$(18,908)	$(1,307)	$—
State	(15,364)	(6,421)	(12,175)
Foreign	(1,701)	(383)	(482)

	(35,973)	(8,111)	(12,657)
Deferred (provision) benefit:
Federal	(319,304)	(103,001)	(114,632)
State	(9,754)	(6,719)	(7,756)
Decrease (increase) in valuation allowance	472,305	106,766	121,512

	143,247	(2,954)	(876)

Total benefit (provision)	$107,274	$(11,065)	$(13,533)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The actual tax provisions for 2005, 2004 and 2003 reconcile to the amounts computed by applying the statutory Federal tax rate to income before taxes as follows:

	For the Years Ended
	December 31,

	2005	2004	2003

	% of pre-tax (income)/loss
Statutory rate	(35.0)	(35.0)	(35.0)
State income taxes, net of Federal benefit	(1.6)	(2.8)	(3.8)
Foreign taxes and income not U.S. taxable	(0.1)	(0.2)	0.6
Stock option compensation	(0.4)	(0.5)	(2.4)
Deferred tax asset adjustment for filed returns	1.9	0.6	—
Intangible amortization and other	(0.3)	(0.1)	0.1
Decrease (increase) in valuation allowance	45.9	34.4	36.4

Total benefit (provision) for income taxes	10.4	(3.6)	(4.1)

      The temporary differences, which give rise to deferred tax assets and liabilities as of December 31, 2005 and 2004, are as follows:

	As of December 31,

	2005	2004

	(In thousands)
Deferred tax assets:
NOL, credit and other carryforwards	$593,028	$858,571
Unrealized losses on investments	2,074	2,361
Accrued expenses	6,022	19,711
Stock compensation	2,249	16,001
Deferred revenue	51,481	68,896
Other	23,360	9,664

Total deferred tax assets	678,214	975,204
Valuation allowance	(11,358)	(577,548)

Deferred tax asset after valuation allowance	666,856	397,656

Deferred tax liabilities:
Equity method investments	(19,566)	(18,455)
Depreciation and amortization	(422,140)	(386,694)
State taxes net of federal tax effect	(25,026)	(16,381)

Total deferred tax liabilities	(466,732)	(421,530)

Net deferred tax asset (liability)	$200,124	$(23,874)

Current portion of net deferred tax asset (liability)	$416,787	$44,974
Noncurrent portion of net deferred tax asset (liability)	(216,663)	(68,848)

Total net deferred tax asset (liability)	$200,124	$(23,874)

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Stock Compensation Plans

Stock Incentive Plans
      EchoStar has adopted stock incentive plans to attract and retain officers, directors and key employees. EchoStar currently has 80.0 million shares of its Class A common stock reserved for granting awards under its 1995 Stock Incentive Plan and an additional 80.0 million shares of its Class A common stock for granting awards under its 1999 Stock Incentive Plan. In general, stock options granted through December 31, 2005 have included exercise prices not less than the fair value of EchoStar’s Class A common stock at the date of grant, a maximum term of ten years and vest, as determined by EchoStar’s Board of Directors, generally at the rate of 20% per year.
      During 1999, EchoStar adopted an incentive plan under its 1995 Stock Incentive Plan, which provided certain key employees a contingent incentive including stock options and cash. The payment of these incentives was contingent upon the achievement of certain financial and other goals of EchoStar. EchoStar met certain of these goals during 1999. Accordingly, in 1999, we recorded approximately $178.8 million of deferred compensation related to post-grant appreciation of options to purchase approximately 4.2 million shares. The related deferred compensation, net of forfeitures, was recognized over the five-year option vesting period. During the years ended December 31, 2004 and 2003, we recognized expense of $1.2 million and $3.5 million, respectively, under the 1999 incentive plan. Subsequent to December 31, 2004, there was no remaining deferred compensation to be recognized under this plan.
      Effective January 26, 2005, EchoStar adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”) within the terms of its 1999 Stock Incentive Plan to provide incentive to its executive officers and certain other key employees upon achievement of specified long-term business objectives. Employees participating in the 2005 LTIP may elect to receive a one-time award of (i) an option to acquire a specified number of shares of EchoStar’s Class A common stock priced at market value on the date of the awards, (ii) rights to acquire for no additional consideration a specified smaller number of shares of EchoStar’s Class A common stock; or (iii) a corresponding combination of a lesser number of option shares and such rights to acquire EchoStar’s Class A common stock. The options and rights will vest at a varying rate over a seven year period; provided, however, that none of the options or rights will vest if EchoStar fails to achieve the specified long-term performance goal. We will record the related compensation if achievement of this performance goal becomes probable.
      Options to purchase 6.2 million shares pursuant to a long-term incentive plan under EchoStar’s 1995 Stock Incentive Plan (the “1999 LTIP”), and 4.8 million shares pursuant to the 2005 LTIP were outstanding as of December 31, 2005. These options were granted with exercise prices at least equal to the market value of the underlying shares on the dates they were issued. The weighted-average exercise price of these options is $8.83 under the 1999 LTIP and $29.40 under the 2005 LTIP. The weighted average fair value of the options granted during 2005 pursuant to these plans was $14.06. Further, pursuant to the 2005 LTIP, there were also approximately 533,000 outstanding Restricted Performance Units as of December 31, 2005 with a weighted average grant date fair value of $29.33. Vesting of these options and Restricted Performance Units is contingent upon meeting certain longer-term goals which have not yet been achieved. Consequently, no compensation was recorded during the year ended December 31, 2005 related to these long-term options and Restricted Performance Units. We will record the related compensation upon the achievement of the performance goals, if ever. In accordance with SFAS 123(R), such compensation, if recorded, would result in total non-cash, stock-based compensation expense of approximately $126.8 million, which would be recognized ratably over the vesting period or expensed immediately, if fully vested, in our Consolidated Statements of Operations and Comprehensive Income (Loss).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of our stock option activity for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding, beginning of year	17,134,684	$20.82	17,225,688	$16.31	20,297,369	$13.75
Granted	10,121,250	29.20	4,190,000	31.64	1,329,000	29.95
Exercised	(905,228)	30.08	(2,142,450)	6.62	(2,966,987)	5.71
Forfeited and cancelled	(2,045,755)	25.82	(2,138,554)	19.87	(1,433,694)	14.68

Options outstanding, end of year	24,304,951	24.36	17,134,684	20.82	17,225,688	16.31

Exercisable at end of year	6,409,601	29.27	5,334,284	25.33	5,333,838	18.79

      Exercise prices for options outstanding as of December 31, 2005 are as follows:

			Options Outstanding			Options Exercisable

			Number	Weighted-		Number
			Outstanding	Average	Weighted-	Exercisable	Weighted-
			as of	Remaining	Average	as of	Average
			December 31,	Contractual	Exercise	December 31,	Exercise
			2005*	Life	Price	2005	Price

$2.12500	—	$3.00000	280,943	1.24	$2.31	280,943	$2.31
$5.48625	—	$6.00000	6,128,335	3.02	6.00	944,335	6.00
$10.20315	—	$19.17975	1,427,323	3.49	14.18	617,323	12.53
$22.70325	—	$28.88000	2,894,500	8.68	27.53	1,644,500	27.37
$29.25000	—	$39.50000	12,379,850	8.87	30.64	1,860,500	33.45
$48.75000	—	$52.75000	138,000	3.79	50.55	86,000	50.15
$60.12500	—	$79.00000	1,056,000	4.34	64.70	976,000	63.53

$2.12500	—	$79.00000	24,304,951	6.75	24.36	6,409,601	29.27

*	These amounts include approximately 6.2 million shares and 4.8 million shares outstanding pursuant to the 1999 LTIP and 2005 LTIP, respectively.

8.	Employee Benefit Plans

Employee Stock Purchase Plan
      During 1997, EchoStar’s Board of Directors and shareholders approved an employee stock purchase plan (the “ESPP”), effective beginning October 1, 1997. Under the ESPP, EchoStar is authorized to issue a total of 800,000 shares of its Class A common stock. Substantially all full-time employees who have been employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase EchoStar’s capital stock under all of EchoStar’s stock purchase plans at a rate which would exceed $25,000 in fair value of capital stock in any one year. The purchase price of the stock is 85% of the closing price of EchoStar’s Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP. The ESPP shall terminate upon the first to occur

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of (i) October 1, 2007 or (ii) the date on which the ESPP is terminated by EchoStar’s Board of Directors. During 2005, 2004 and 2003 employees purchased approximately 97,000, 78,000, and 66,000 shares of EchoStar’s Class A common stock through the ESPP, respectively.

401(k) Employee Savings Plan
      EchoStar sponsors a 401(k) Employee Savings Plan (the “401(k) Plan”) for eligible employees. Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution by EchoStar of $1,000 per employee. Forfeitures of unvested participant balances which are retained by the 401(k) Plan may be used to fund matching and discretionary contributions. Expense recognized related to matching 401(k) contributions, net of forfeitures, totaled approximately $200 thousand during the year ended December 31, 2005. We did not recognize any expense related to matching 401(k) contributions during the year ended December 31, 2004, as 401(k) Plan forfeitures were sufficient to fund all of EchoStar’s matching contributions. Expense recognized related to matching 401(k) contributions, net of forfeitures, totaled approximately $632 thousand during the year ended December 31, 2003.
      EchoStar also may make an annual discretionary contribution to the plan with approval by its Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended. These contributions may be made in cash or in EchoStar’s stock. Discretionary contributions, net of forfeitures, were approximately $15.4 million, $12.8 million, and $15.4 million relating to the 401(k) Plan years ended December 31, 2005, 2004 and 2003, respectively.

9.	Commitments and Contingencies

Commitments
      Future maturities of our contractual obligations are summarized as follows:

	Payments Due by Period

	Total	2006	2007-2008	2009-2010	Thereafter

	(In thousands)
Satellite-related obligations	$1,819,054	$135,138	$307,370	$258,560	$1,117,986
Operating lease obligations	80,034	27,818	39,601	10,503	2,112
Purchase obligations	820,579	649,908	94,890	75,781	—

Total	$2,719,667	$812,864	$441,861	$344,844	$1,120,098

Satellite-Related Obligations
      Satellites under Construction. EchoStar entered into contracts to construct six new satellites. As discussed under “Organization and Legal Structure” above, these contracts are held in EOC II, a wholly owned subsidiary of ECC, and our affiliate, and accordingly, future obligations for payment related to these satellites are not included in the table above.
      During 2004, EchoStar entered into a contract for the construction of EchoStar XI, a Space Systems Loral FS1300 class DBS satellite. In connection with this agreement, EchoStar obtained an option for the construction of other additional satellites. Construction is expected to be completed during 2007. Future commitments related to this satellite are not included in the table above.
      During 2005 and 2004, EchoStar entered into contracts for the construction of five additional SSL Ka and/or Ku expanded band satellites which are expected to be completed during 2008.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Satellites under Lease. In addition to our lease of the AMC-15 and AMC-16 satellites (see Note 5), we have also entered into satellite service agreements to lease capacity on four other satellites.
      In connection with the SES Americom agreement for the lease of the AMC-15 satellite discussed under Capital Lease Obligations (see Note 5), we are currently leasing all of the capacity on an existing in-orbit FSS satellite, AMC-2, at the 85 degree orbital location. Our lease of this satellite is scheduled to continue through 2006. We have accounted for the AMC-2 satellite agreement as an operating lease.
      During August 2003, we exercised our option under the SES Americom agreement for AMC-15 to also lease for an initial ten-year term all of the capacity on a new DBS satellite at an orbital location to be determined at a future date. In connection with this agreement, we prepaid $20.9 million to SES Americom during 2004. We anticipate that this satellite will be launched during the second half of 2006.
      During February 2004, we entered into a satellite service agreement for capacity on an FSS satellite which is planned for launch during the second half of 2006. In connection with this agreement, we prepaid $55.0 million during 2004 and are required to make monthly payments for this satellite for the 15-year period following commencement of commercial operation. Future commitments related to this satellite are included in the table above.
      During August 2003, we entered into a satellite service agreement for capacity on a Canadian DBS satellite at the 129 degree orbital location for an initial ten-year term. We anticipate that this satellite will be launched during 2008.
      In certain circumstances the dates on which we are obligated to make these payments could be delayed. These amounts will increase when we commence payments for the launches of EchoStar XI and the Ka-band satellites, and would further increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Purchase Obligations
      Our 2006 purchase obligations primarily consist of binding purchase orders for EchoStar receiver systems and related equipment, and for products and services related to the operation of our DISH Network. Our purchase obligations also include certain guaranteed fixed contractual commitments to purchase programming content.

Programming Contracts
      In the normal course of business, we have also entered into numerous contracts to purchase programming content whereby our payment obligations are fully contingent on the number of subscribers to which we provide the respective content. These programming commitments are not included in the table above. The terms of our contracts typically range from one to ten years. Our programming expenses will continue to increase to the extent we are successful growing our subscriber base. Programming expenses are included in “Subscriber-related expenses” in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

Rent Expense
      Total rent expense for operating leases approximated $66.1 million, $56.0 million and $31.6 million in 2005, 2004 and 2003, respectively.

Patents and Intellectual Property
      Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
those that we offer. We may not be aware of all patents and other intellectual property rights that our products may potentially infringe. Damages in patent infringement cases can include a tripling of actual damages in certain cases. Further, we cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Various parties have asserted patent and other intellectual property rights with respect to components within our direct broadcast satellite system. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Contingencies

Distant Network Litigation
      Until July 1998, we obtained feeds of distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida in Miami entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with the injunction.
      In October 1998, we filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. We asked the Court to find that our method of providing distant network programming did not violate the Satellite Home Viewer Improvement Act (“SHVIA”) and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate association groups filed a complaint against us in Miami Federal Court alleging, among other things, copyright infringement. The Court combined the case that we filed in Colorado with the case in Miami and transferred it to the Miami Federal Court.
      In February 1999, the networks filed a Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled that lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, substantially all providers of satellite-delivered network programming other than us agreed to this cut-off schedule, although we do not know if they adhered to this schedule.
      In April 2002, we reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation, and jointly filed a stipulation of dismissal. In November 2002, we reached a private settlement with NBC, another of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. During March 2004, we reached a private settlement with CBS, another of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. We have also reached private settlements with many independent stations and station groups. We were unable to reach a settlement with five of the original eight plaintiffs — FOX and the independent affiliate groups associated with each of the four networks.
      A trial took place during April 2003 and the District Court issued a final judgment in June 2003. The District Court found that with one exception our current distant network qualification procedures comply with the law. We have revised our procedures to comply with the District Court’s Order. Although the plaintiffs asked the District Court to enter an injunction precluding us from selling any local or distant network programming, the District Court refused. While the plaintiffs did not claim monetary damages and none were awarded, the plaintiffs were awarded approximately $4.8 million in attorneys’ fees. This amount is substantially less than the amount the plaintiffs sought. We asked the Court to reconsider the

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
award and the Court has vacated the fee award. When the award was vacated, the District Court also allowed us an opportunity to conduct discovery concerning the amount of plaintiffs’ requested fees. The parties have agreed to postpone discovery and an evidentiary hearing regarding attorneys’ fees until after the Court of Appeals rules on the pending appeal of the Court’s June 2003 final judgment. It is not possible to make an assessment of the probable outcome of plaintiffs’ outstanding request for fees.
      The District Court’s injunction requires us to use a computer model to re-qualify, as of June 2003, all of our subscribers who receive ABC, NBC, CBS or FOX programming by satellite from a market other than the city in which the subscriber lives. The Court also invalidated all waivers historically provided by network stations. These waivers, which have been provided by stations for the past several years through a third party automated system, allow subscribers who believe the computer model improperly disqualified them for distant network channels to nonetheless receive those channels by satellite. Further, the District Court terminated the right of our grandfathered subscribers to continue to receive distant network channels.
      We believe the District Court made a number of errors and appealed the decision. Plaintiffs cross-appealed. The Court of Appeals granted our request to stay the injunction until our appeal is decided. Oral arguments occurred during February 2004. It is not possible to predict how or when the Court of Appeals will rule on the merits of our appeal. On April 13, 2005, Plaintiffs filed a motion asking the Court of Appeals to vacate the stay of the injunction that was issued in August 2004. We responded on April 25, 2005. It is not possible to predict how or when the Court of Appeals will rule on Plaintiffs’ motion to vacate the stay.
      In the event the Court of Appeals upholds the injunction or lifts the stay as plaintiffs now request, and if we do not reach private settlement agreements with additional stations, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict with any degree of certainty how many subscribers would cancel their primary DISH Network programming as a result of termination of their distant network channels. We could be required to terminate distant network programming to all subscribers in the event the plaintiffs prevail on their cross-appeal and we are permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and a temporary increase in subscriber churn.

Superguide
      During 2000, Superguide Corp. (“Superguide”) filed suit against us, DirecTV and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ’211 patent), 5,293,357 (the ’357 patent) and 4,751,578 (the ’578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
      On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During February 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In July 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ’211 and ’357 patents and those patents have now been dismissed from the suit. We examined the ’578 patent and believe that it is not infringed by any of our products or services. We will continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. The case is stayed pending the District Court’s ruling. A trial date has not been set. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Broadcast Innovation, L.L.C.
      In November of 2001, Broadcast Innovation, L.L.C. filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ’094 patent) and 4,992,066 (the ’066 patent). The ’094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ’066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
      During January 2004, the judge issued an order finding the ’066 patent invalid. In August of 2004, the Court ruled the ’094 invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In August of 2005, the United States Court of Appeals for the Federal Circuit (“CAFC”) overturned this finding of invalidity and remanded the case back to the District Court. Charter has filed a petition for rehearing and the CAFC has asked Broadcom to respond to the petition. Our case remains stayed pending resolution of the Charter case. We intend to continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

TiVo Inc.
      During January 2004, TiVo Inc. (“TiVo”) filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit alleges infringement of United States Patent No. 6,233,389 (the ’389 patent). The ’389 patent relates to certain methods and devices for providing what the patent calls “time-warping.” We have examined this patent and do not believe that it is infringed by any of our products or services. During March 2005, the Court denied our motion to transfer this case to the United States District Court for the Northern District of California. The trial is scheduled to commence on March 27, 2006 in Marshall, Texas. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.
      On April 29, 2005, we filed a lawsuit in the United States District Court for the Eastern District of Texas against TiVo and Humax USA, Inc. alleging infringement of U.S. Patent Nos. 5,774,186 (the ’186 patent), 6,529,685 (the ’685 patent), 6,208,804 (the ’804 patent) and 6,173,112 (the ’112 patent). These patents relate to digital video recorder (“DVR”) technology. Trial is currently scheduled for February 2007.

Acacia
      In June 2004, Acacia Media Technologies filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ’992 patent), 5,253,275 (the ’275 patent), 5,550,863 (the ’863 patent), 6,002,720 (the ’720 patent) and 6,144,702 (the ’702 patent). The ’992, ’863, ’720 and ’702 patents have been asserted against us.
      The asserted patents relate to various systems and methods related to the transmission of digital data. The ’992 and ’702 patents have also been asserted against several internet adult content providers in the United States District Court for the Central District of California. On July 12, 2004, that Court issued a Markman ruling which found that the ’992 and ’702 patents were not as broad as Acacia had contended.
      Acacia’s various patent infringement cases have now been consolidated for pre-trial purposes in the United States District court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Forgent
      In July of 2005, Forgent Networks, Inc. filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit also named DirecTV, Charter, Comcast, Time Warner Cable, Cable One and Cox as defendants. The suit alleges infringement of United States Patent No. 6,285,746 (the ’746 patent).
      The ’746 patent discloses a video teleconferencing system which utilizes digital telephone lines. We have examined this patent and do not believe that it is infringed by any of our products or services. Trial is currently scheduled for February 2007 in Marshall, Texas. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

California Action
      A purported class action relating to the use of terms such as “crystal clear digital video,” “CD-quality audio,” and “on-screen program guide,” and with respect to the number of channels available in various programming packages was filed against us in the California State Superior Court for Los Angeles County in 1999 by David Pritikin and by Consumer Advocates, a nonprofit unincorporated association. The claim was denied class certification. In December, 2005, we reached a settlement for an immaterial amount with the individual plaintiffs.

Retailer Class Actions
      During October 2000, two separate lawsuits were filed by retailers in the Arapahoe County District Court in the State of Colorado and the United States District Court for the District of Colorado, respectively, by Air Communication & Satellite, Inc. and John DeJong, et al. on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify nationwide classes on behalf of certain of our satellite hardware retailers. The plaintiffs are requesting the Courts to declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable,

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The United States District Court for the District of Colorado stayed the Federal Court action to allow the parties to pursue a comprehensive adjudication of their dispute in the Arapahoe County State Court. John DeJong, d/b/a Nexwave, and Joseph Kelley, d/b/a Keltronics, subsequently intervened in the Arapahoe County Court action as plaintiffs and proposed class representatives. We have filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted a limited discovery period which ended November 15, 2004. The Court is hearing discovery related motions and has set a briefing schedule for the motion for summary judgment to begin 30 days after the ruling on those motions. A trial date has not been set. It is not possible to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Enron Commercial Paper Investment Complaint
      During October 2001, EchoStar received approximately $40.0 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York, against approximately 100 defendants, including us, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. We dispute these allegations. We typically invest in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of our investment in Enron commercial paper, it was considered to be high quality and considered to be a very low risk. The defendants moved the Court to dismiss the case on grounds that Enron’s complaint does not adequately state a legal claim, which motion was denied but is subject to an appeal. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Bank One
      During March 2004, Bank One, N.A. (“Bank One”) filed suit against us and one of our subsidiaries, EchoStar Acceptance Corporation (“EAC”), in the Court of Common Pleas of Franklin County, Ohio alleging breach of a duty to indemnify. Bank One alleges that EAC is contractually required to indemnify Bank One for a settlement it paid to consumers who entered private label credit card agreements with Bank One to purchase satellite equipment in the late 1990s. Bank One alleges that we entered into a guarantee wherein we agreed to pay any indemnity obligation incurred by Bank One. During April 2004, we removed the case to federal court in Columbus, Ohio. We deny the allegations and intend to vigorously defend against the claims. We filed a motion to dismiss the Complaint which was granted in part and denied in part. The Court granted our motion, agreeing we did not owe Bank One a duty to defend the underlying lawsuit. However, the Court denied the motion in that Bank One will be allowed to attempt to prove that we owed Bank One a duty to indemnify. The case is currently in discovery. A trial date has not been set. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Church Communications Network, Inc.
      During August 2004, Church Communications Network, Inc. (“CCN”) filed suit against us in the United States District Court for the Northern District of Alabama. The action was transferred to the United States District Court for the District of Colorado. CCN claimed approximately $20.0 million in actual damages, plus punitive damages, attorney fees and costs for, among other things, alleged breaches of

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
two contracts, and negligent, intentional and reckless misrepresentation. On March 17, 2006, the Court granted summary judgment in our favor limiting CCN to one contract claim, and limiting damages to no more than $500,000. We can not predict whether CCN will appeal.

Vivendi
      In January 2005, Vivendi Universal, S.A. (“Vivendi”), filed suit against us in the United States District Court for the Southern District of New York alleging that we have anticipatorily repudiated or are in breach of an alleged agreement between us and Vivendi pursuant to which we are allegedly required to broadcast a music-video channel provided by Vivendi. Vivendi’s complaint seeks injunctive and declaratory relief, and damages in an unspecified amount. On April 12, 2005, the Court granted Vivendi’s motion for a preliminary injunction and directed us to broadcast the music-video channel during the pendency of the litigation. In connection with that order, we have also agreed to provide marketing support to Vivendi during the pendency of the litigation. In the event that the Court ultimately determines that we have a contractual obligation to broadcast the Vivendi music-video channel and that we are in breach of that obligation, we may be required to continue broadcasting the Vivendi music-video channel and may also be subject to substantial damages. We intend to vigorously defend this case.

Shareholder Derivative Lawsuit
      During March 2005, a shareholder derivative lawsuit was filed against EchoStar, its chairman and chief executive officer Charles W. Ergen and the members of its board of directors in the District Court of Douglas County, Colorado. On November 7, 2005, Plaintiffs filed a Notice of Dismissal asking that the suit be dismissed without prejudice.

Other
      In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

Reauthorization of Satellite Home Viewer Improvement Act
      SHVERA requires, among other things, that all local broadcast channels delivered by satellite to any particular market be available from a single dish by June 8, 2006. We currently offer local broadcast channels in 164 markets across the United States. In 38 of those markets a second dish was previously required to receive some local channels in the market. While we have subsequently reduced the number of markets where a second dish is necessary, we can not entirely eliminate the second dish necessity in all markets absent full operability of EchoStar X.
      In the event EchoStar X experiences any anomalies, satellite capacity limitations could force us to move the local channels in some two dish markets to different satellites, requiring subscribers in those markets to install a second or different dish to continue receiving their local broadcast channels. We could be forced, in that event, to stop offering local channels in some of those markets altogether. The transition of all local broadcast channels in a market to a single dish could result in disruptions of service for a substantial number of our customers. Further, our ability to timely comply with this requirement without incurring significant additional costs is dependent on, among other things, the continued operation of our EchoStar V satellite at the 129 degree orbital location until commencement of commercial operation of EchoStar X. EchoStar V or EchoStar X anomalies could force us to cease offering local channels by satellite in many markets absent regulatory relief from the single dish obligations. If impediments to our preferred transition plan arise, it is possible that the costs of compliance with the single dish requirement could exceed $100.0 million.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Financial Information for Subsidiary Guarantors
      EchoStar DBS Corporation’s senior notes are fully, unconditionally and jointly and severally guaranteed by all of our subsidiaries other than minor subsidiaries, as defined by Securities and Exchange regulations. The stand alone entity EchoStar DBS Corporation has no independent assets or operations. Therefore, supplemental financial information on a condensed consolidating basis of the guarantor subsidiaries is not required. There are no restrictions on our ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries, except those imposed by applicable law.

11.	Segment Reporting

Financial Data by Business Unit
      Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition we currently operate as two business units. The All Other category consists of revenue and expenses from other operating segments for which the disclosure requirements of SFAS 131 do not apply.

		EchoStar			ECC	Other	EDBS
	DISH	Technologies	All		Consolidated	EchoStar	And
	Network	Corporation	Other	Eliminations	Total	Activities(1)	Subsidiaries

Year Ended December 31, 2003
Total revenue	$5,521,636	$131,684	$94,530	$(8,554)	$5,739,296	$(7,574)	$5,731,722
Depreciation and amortization	349,174	6,717	44,158	—	400,049	(13,108)	386,941
Total costs and expenses	4,855,934	115,012	69,356	(8,554)	5,031,748	(21,798)	5,009,950
Interest income	64,750	—	308	—	65,058	(46,220)	18,838
Interest expense, net of amounts capitalized	(551,768)	(161)	(561)	—	(552,490)	145,460	(407,030)
Income tax benefit (provision), net	(12,604)	(1,085)	(687)	—	(14,376)	843	(13,533)
Net income (loss)	182,872	15,445	26,189	—	224,506	95,075	319,581
Year Ended December 31, 2004
Total revenue	$6,929,863	$125,881	$104,340	$(8,868)	$7,151,216	$(8,188)	$7,143,028
Depreciation and amortization	449,482	6,718	49,361	—	505,561	(12,203)	493,358
Total costs and expenses	6,225,281	154,147	77,351	(8,868)	6,447,911	(18,857)	6,429,054
Interest income	41,717	—	570	—	42,287	(11,678)	30,609
Interest expense, net of amounts capitalized	(504,612)	(133)	(987)	—	(505,732)	72,368	(433,364)
Income tax benefit (provision), net	(11,464)	(385)	240	—	(11,609)	544	(11,065)
Net income(loss)	215,812	(28,767)	27,724	—	214,769	84,644	299,413

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		EchoStar			ECC	Other	EDBS
	DISH	Technologies	All		Consolidated	EchoStar	And
	Network	Corporation	Other	Eliminations	Total	Activities(1)	Subsidiaries

Year Ended December 31, 2005
Total revenue	$8,150,919	$174,194	$113,899	$(13,511)	$8,425,501	$(4,005)	$8,421,496
Depreciation and amortization	744,624	4,597	56,352	—	805,573	(5,512)	800,061
Total costs and expenses	7,017,381	190,478	63,905	(13,511)	7,258,253	(4,527)	7,253,726
Interest income	42,316	—	1,202	—	43,518	(8,877)	34,641
Interest expense, net of amounts capitalized	(372,752)	(105)	(987)	—	(373,844)	68,579	(305,265)
Income tax benefit (provision), net	514,048	(2,712)	(3,887)	—	507,449	(400,175)	107,274
Net income(loss)	1,487,467	(19,097)	46,170	—	1,514,540	(377,927)	1,136,613

(1)	“Other EchoStar Activities” represents the activity of affiliates consolidated in ECC’s consolidated financial statements but not included in our consolidated financial statements.

Geographic Information and Transactions with Major Customers

	United States	Europe	Total

	(In thousands)
Long-lived assets, including FCC authorizations
2004	$3,373,389	$2,872	$3,376,261

2005	$4,135,383	$2,860	$4,138,243

Revenue
2003	$5,679,619	$52,103	$5,731,722

2004	$7,096,480	$46,548	$7,143,028

2005	$8,379,600	$41,896	$8,421,496

      Revenues are attributed to geographic regions based upon the location from where the sale originated. United States revenue includes transactions with both United States and international customers. Europe revenue includes transactions with customers in Europe, Africa and the Middle East. Revenues from these customers are included within the All Other operating segment.
      During the years ended December 31, 2005, 2004 and 2003, United States revenue included export sales to one international customer which totaled $178.4 million, $125.3 million and $127.6 million, respectively. These international sales accounted for approximately 2.1%, 1.8% and 2.2% of our total revenue during each of the years ended December 31, 2005, 2004 and 2003, respectively. Revenues from these customers are included within the EchoStar Technologies Corporation operating segment.

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Valuation and Qualifying Accounts
      Our valuation and qualifying accounts as of December 31, 2003, 2004 and 2005 are as follows:

	Balance at	Charged to
	Beginning of	Costs and		Balance at
	Year	Expenses	Deductions	End of Year

	(In thousands)
Year ended December 31, 2003:
Assets:
Allowance for doubtful accounts	$9,276	$61,303	$(62,427)	$8,152
Reserve for inventory	9,641	1,584	(4,461)	6,764
Year ended December 31, 2004:
Assets:
Allowance for doubtful accounts	$8,152	$65,710	$(65,433)	$8,429
Reserve for inventory	6,764	8,266	$(4,809)	10,221
Year ended December 31, 2005:
Assets:
Allowance for doubtful accounts	$8,429	$57,340	$(56,970)	$8,799
Reserve for inventory	10,221	3,917	(4,151)	9,987

13.	Quarterly Financial Data (Unaudited)
      Our quarterly results of operations are summarized as follows:

	March 31	June 30	September 30	December 31

	(In thousands, except per share data)
	(Unaudited)
Year ended December 31, 2004:
Total revenue	$1,577,533	$1,776,042	$1,860,355	$1,929,098
Operating income	125,583	186,628	197,805	203,958
Net income (loss)	(24,983)	111,558	123,569	89,269
Year ended December 31, 2005:
Total revenue	$2,023,676	$2,094,347	$2,127,207	$2,176,266
Operating income	291,712	333,959	291,584	250,515
Net income (loss)	325,669	427,245	229,918	153,781

14.	Related Party Transactions
      During December 2005, we paid a dividend of approximately $200.0 million to EOC. In addition, during 2005, we advanced EchoStar approximately $139.6 million for general corporate purposes.
      During 2003, we recorded a $289.0 million payable to our affiliate, EOC II, related to our purchase of the EchoStar IX satellite. We repaid this amount during 2004.
      EchoStar owns 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our exclusive provider of security access devices. Nagra USA, a subsidiary of the Kudelski Group, owns the other 50% of NagraStar. NagraStar purchases these security access devices from NagraCard SA, a Swiss company which is also a subsidiary of the Kudelski Group. Because EchoStar is not required to consolidate NagraStar, but it does have the ability to significantly influence its operating policies, EchoStar accounted for its investment in NagraStar under the equity method of accounting for all periods presented. During

ECHOSTAR DBS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the years ended December 31, 2005, 2004 and 2003, we purchased from NagraStar approximately $121.4 million, $123.8 million and $68.4 million, respectively, for security access devices. As of December 31, 2005 and 2004, amounts payable to NagraStar totaled $3.9 million and $22.7 million, respectively. As of December 31, 2005, we were committed to purchase approximately $35.5 million of security access devices from NagraStar.
      We purchase certain programming content from Satellite Communications Operating Corporation (“SCOC”), a wholly-owned subsidiary of ECC, and our affiliate. During the years ended December 31, 2005, 2004 and 2003, we paid SCOC approximately $11.6 million, $13.2 million, and $15.6 million, respectively, for programming services. As of December 31, 2005 and 2004, there were no amounts payable to SCOC.
      We lease transponders and provide certain other services to Transponder Encryption Services Corporation (“TESC”), a wholly-owned subsidiary of ECC, and our affiliate. During the years ended December 31, 2005, 2004 and 2003, we recognized approximately $124.6 million, $114.9 million and $89.8 million, respectively, of revenues from TESC for leasing and other services. As of December 31, 2005 and 2004, amounts payable to TESC were $51.0 million and $40.5 million, respectively.

15.	Subsequent Events

$1.5 Billion Senior Notes Offering
      On February 2, 2006, we sold $1.5 billion aggregate principal amount of our ten-year, 7 1/8% Senior Notes due February 1, 2016 in a private placement in accordance with Securities and Exchange Commission Rule 144A and Regulation S under the Securities Act of 1933. Interest on the notes will be paid February 1 and August 1 of each year, commencing August 1, 2006. The proceeds from the sale of the notes were used to redeem our outstanding 9 1/8% Senior Notes due 2009 and are also intended to be used for other general corporate purposes.

9 1/8% Senior Notes Redemption
      Effective February 17, 2006, we redeemed the balance of our outstanding 9 1/8% Senior Notes due 2009. In accordance with the terms of the indenture governing the notes, the remaining principal amount of the notes of approximately $442.0 million was redeemed at 104.563% of the principal amount, for a total of approximately $462.1 million. The premium paid of approximately $20.1 million, along with unamortized debt issuance costs of approximately $2.8 million, were recorded as charges to earnings in February 2006.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of

	June 30,	December 31,
	2006	2005

	(Dollars in thousands)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,808,981	$582,386
Marketable investment securities	620,071	417,142
Trade accounts receivable, net of allowance for uncollectible accounts of $10,794 and $8,799, respectively	569,795	477,216
Advances to affiliates	34,243	172,658
Inventories, net (Note 4)	250,076	221,279
Current deferred tax assets	319,549	416,787
Other current assets	122,238	113,576

Total current assets	3,724,953	2,401,044
Restricted cash and marketable investment securities	52,891	3,305
Property and equipment, net of accumulated depreciation of $2,467,665 and $2,104,997, respectively	3,367,054	3,206,415
FCC authorizations	705,228	705,246
Intangible assets, net (Note 7)	208,244	226,582
Other noncurrent assets, net	157,256	159,831

Total assets	$8,215,626	$6,702,423

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$227,967	$220,141
Advances from affiliates	43,113	52,092
Deferred revenue and other	810,764	757,173
Accrued programming	797,304	681,500
Other accrued expenses	434,624	396,504
Current portion of capital lease and other long-term obligations	37,179	36,380

Total current liabilities	2,350,951	2,143,790

Long-term obligations, net of current portion:
9 1/8% Senior Notes due 2009 (Note 8)	—	441,964
Floating Rate Senior Notes due 2008	500,000	500,000
5 3/4% Senior Notes due 2008	1,000,000	1,000,000
6 3/8% Senior Notes due 2011	1,000,000	1,000,000
6 5/8% Senior Notes due 2014	1,000,000	1,000,000
7 1/8% Senior Notes due 2016 (Note 8)	1,500,000	—
Capital lease obligations, mortgages and other notes payable, net of current portion	423,833	431,223
Long-term deferred revenue, distribution and carriage payments and other long-term liabilities	553,902	440,837

Total long-term obligations, net of current portion	5,977,735	4,814,024

Total liabilities	8,328,686	6,957,814

Commitments and Contingencies (Note 9)
Stockholder’s Equity (Deficit):
Class A common stock, $.01 par value, 1,000,000 shares authorized, 1,015 shares issued and outstanding	—	—
Additional paid-in capital	1,018,094	1,011,343
Accumulated other comprehensive income (loss)	367	(180)
Accumulated earnings (deficit)	(1,131,521)	(1,266,554)

Total stockholder’s equity (deficit)	(113,060)	(255,391)

Total liabilities and stockholder’s equity (deficit)	$8,215,626	$6,702,423

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

	(In thousands)
	(Unaudited)
Revenue:
Subscriber-related revenue	$2,324,760	$1,992,171	$4,510,184	$3,888,321
Equipment sales	114,118	78,372	198,291	181,257
Other	19,094	23,804	38,580	48,445

Total revenue	2,457,972	2,094,347	4,747,055	4,118,023

Costs and Expenses:
Subscriber-related expenses (exclusive of depreciation shown below — Note 10)	1,187,140	1,020,711	2,288,246	2,022,176
Satellite and transmission expenses (exclusive of depreciation shown below — Note 10)	32,823	29,852	70,506	62,110
Cost of sales — equipment	84,674	58,683	153,727	137,667
Cost of sales — other	1,931	6,767	3,295	15,075
Subscriber acquisition costs:
Cost of sales — subscriber promotion subsidies (exclusive of depreciation shown below — Note 10)	47,135	36,843	81,794	74,908
Other subscriber promotion subsidies	273,691	258,450	552,191	524,850
Subscriber acquisition advertising	53,448	49,798	100,865	79,674

Total subscriber acquisition costs	374,274	345,091	734,850	679,432
General and administrative	141,031	109,185	267,248	218,338
Tivo litigation expense (Note 9)	14,243	—	88,235	—
Depreciation and amortization (Note 10)	274,367	190,099	519,554	357,554

Total costs and expenses	2,110,483	1,760,388	4,125,661	3,492,352

Operating income (loss)	347,489	333,959	621,394	625,671

Other income (expense):
Interest income	29,504	7,784	49,772	12,750
Interest expense, net of amounts capitalized	(94,592)	(76,780)	(207,794)	(149,494)
Gain on insurance settlement	—	—	—	134,000
Other	(2,416)	(1,186)	(3,325)	(214)

Total other income (expense)	(67,504)	(70,182)	(161,347)	(2,958)

Income (loss) before income taxes	279,985	263,777	460,047	622,713
Income tax benefit (provision), net	(98,694)	163,468	(163,915)	130,201

Net income (loss)	$181,291	$427,245	$296,132	$752,914

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended June 30,

	2006	2005

	(In thousands)
	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$296,132	$752,914
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	519,554	357,554
Gain on insurance settlement	—	(134,000)
Non-cash, stock-based compensation recognized	7,320	—
Deferred tax expense (benefit)	140,730	(155,468)
Amortization of debt discount and deferred financing costs	4,439	1,729
Change in noncurrent assets	5,635	(3,885)
Change in long-term deferred revenue, distribution and carriage payments and other long-term liabilities	68,613	(9,526)
Other, net	(1,031)	48
Changes in current assets and current liabilities, net	266,760	51,994

Net cash flows from operating activities	1,308,152	861,360

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(877,679)	(348,327)
Sales and maturities of marketable investment securities	675,232	222,388
Purchases of property and equipment	(697,660)	(579,647)
Proceeds from insurance settlement	—	240,000
Change in restricted cash and marketable investment securities	(49,586)	(3,252)
Purchase of technology-based intangibles	—	(14,000)
Other	290	(223)

Net cash flows from investing activities	(949,403)	(483,061)

Cash Flows From Financing Activities:
Redemption of 9 1/8% Senior Notes due 2009	(441,964)	(4,189)
Issuance of 7 1/8% Senior Notes due 2016	1,500,000	—
Deferred debt issuance costs	(7,500)	—
Capital distribution to affiliate	(161,099)	—
Repayment of capital lease obligations, mortgages and other notes payable	(21,591)	(29,106)

Net cash flows from financing activities	867,846	(33,295)

Net increase (decrease) in cash and cash equivalents	1,226,595	345,004
Cash and cash equivalents, beginning of period	582,386	511,980

Cash and cash equivalents, end of period	$1,808,981	$856,984

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$156,483	$146,351

Cash received for interest	$49,772	$12,750

Cash paid for income taxes	$4,220	$10,254

Satellites financed under capital lease obligations	$—	$191,950

Satellite and other vendor financing	$15,000	$1,940

The accompanying notes are an integral part of the Condensed Consolidated Financial Statements.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Organization and Business Activities
      EchoStar DBS Corporation (“EDBS,” the “Company,” “we,” “us” and/or “our”) is a holding company and a wholly-owned subsidiary of EchoStar Communications Corporation (“EchoStar” or “ECC”), a publicly traded company listed on the Nasdaq Global Market. EDBS was formed under Colorado law in January 1996. EchoStar has placed ownership of eleven of its in-orbit satellites and related FCC licenses into our subsidiaries.

Principal Business
      Unless otherwise stated herein, or the context otherwise requires, references herein to EchoStar shall include ECC, EDBS and all direct and indirect wholly-owned subsidiaries thereof. The operations of EchoStar include two interrelated business units:

•	The DISH Network — which provides a direct broadcast satellite (“DBS”) subscription television service in the United States; and

•	EchoStar Technologies Corporation (“ETC”) — which designs and develops DBS set-top boxes, antennae and other digital equipment for the DISH Network. We refer to this equipment collectively as “EchoStar receiver systems.” ETC also designs, develops and distributes similar equipment for international satellite service providers.
      We have deployed substantial resources to develop the “EchoStar DBS System.” The EchoStar DBS System consists of our FCC allocated DBS spectrum, our owned and leased satellites, EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and certain other assets utilized in our operations. Our principal business strategy is to continue developing our subscription television service in the United States to provide consumers with a fully competitive alternative to others in the multi-channel video programming distribution, or MVPD, industry.

2.	Significant Accounting Policies

Basis of Presentation
      The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and notes required for complete financial statements. In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All prior period amounts were reclassified to conform to the current period presentation.
      Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the Consolidated Financial Statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 10-K”).

Principles of Consolidation
      We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the issuer. When we do not have the ability to significantly influence the operating decisions of an issuer, the cost method is used. For entities that are considered variable interest entities we apply the provisions of Financial Accounting Standards

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Board (“FASB”) Interpretation No. (FIN) 46-R, “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51” (“FIN 46-R”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, inventory allowances, self-insurance obligations, deferred taxes and related valuation allowances, loss contingencies, fair values of financial instruments, fair value of options granted under our stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, retailer commissions, programming expenses, subscriber lives including those related to our co-branding and other distribution relationships, royalty obligations and smart card replacement obligations. Actual results may differ from previously estimated amounts, and such differences may be material to the Condensed Consolidated Financial Statements. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively beginning in the period they occur.

Comprehensive Income (Loss)
      The components of comprehensive income (loss) are as follows:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

	(In thousands)
Net income (loss)	$181,291	$427,245	$296,132	$752,914
Foreign currency translation adjustments	119	(85)	232	(223)
Unrealized holding gains (losses) on available-for-sale securities	(116)	594	482	127
Recognition of previously unrealized (gains) losses on available-for-sale securities included in net income (loss)	—	—	—	—
Deferred income tax (expense) benefit attributable to unrealized holding gains (losses) on available-for-sale securities	41	546	(167)	546

Comprehensive income (loss)	$181,335	$428,300	$296,679	$753,364

      “Accumulated other comprehensive income (loss)” presented on the accompanying Condensed Consolidated Balance Sheets consists of the accumulated net unrealized gains (losses) on available-for-sale securities and foreign currency translation adjustments, net of deferred taxes.

New Accounting Pronouncements
      In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”

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(“SFAS 109”). FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact the adoption of FIN 48 will have on our financial position and results of operations.

3.	Stock-Based Compensation
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R) (As Amended), “Share-Based Payment” (“SFAS 123(R)”) which (i) revises Statement of Financial Accounting Standard No. 123, “Accounting and Disclosure of Stock-Based Compensation,” (“SFAS 123”) to eliminate both the disclosure only provisions of that statement and the alternative to follow the intrinsic value method of accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, and (ii) requires the cost resulting from all share-based payment transactions with employees be recognized in the results of operations over the period during which an employee provides the requisite service in exchange for the award and establishes fair value as the measurement basis of the cost of such transactions. Effective January 1, 2006, we adopted SFAS 123(R) under the modified prospective method.
      Total non-cash, stock-based compensation expense, net of related tax effect for the three and six months ended June 30, 2006 was $2.8 million and $4.8 million, respectively, and was allocated to the same expense categories as the base compensation for key employees who participate in our stock option plans, as follows:

	For the Three Months	For the Six Months
	Ended June 30, 2006	Ended June 30, 2006

	(In thousands)
Subscriber-related	$147	$254
Satellite and transmission	87	152
General and administrative	2,548	4,388

Total non-cash, stock based compensation	$2,782	$4,794

      Prior to January 1, 2006, we applied the intrinsic value method of accounting under APB 25 and applied the disclosure only provisions of SFAS 123.
      Pro forma information regarding net income was required by SFAS 123 and has been determined as if we had accounted for EchoStar’s stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options was amortized to expense over the options’ vesting period on a straight-line basis. We accounted for forfeitures as they occurred. Compensation previously recognized was reversed upon forfeiture of unvested options.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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The following table illustrates the effect on net income (loss) if we had accounted for EchoStar’s stock-based compensation plans using the fair value method:

	For the Three Months	For the Six Months
	Ended June 30,	Ended June 30,

	2005	2005

	(In thousands)
Net income (loss), as reported	$427,245	$752,914
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effect	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(3,305)	(6,928)

Pro forma net income (loss)	$423,940	$745,986

      The fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

Risk-free interest rate	5.18%	3.82%	4.93%	3.94%
Volatility factor	24.71%	26.16%	25.06%	26.34%
Expected term of options in years	6.1	6.4	6.3	6.4
Weighted-average fair value of options granted	$11.28	$10.61	$11.12	$10.67
      During December 2004, EchoStar paid a one-time dividend of $1 per outstanding share of its Class A and Class B common stock. EchoStar does not currently plan to pay additional dividends on its common stock, and therefore the dividend yield percentage is set at zero for all periods. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Consequently, our estimate of fair value may differ from other valuation models. Further, the Black-Scholes model requires the input of highly subjective assumptions. Changes in the subjective input assumptions can materially affect the fair value estimate. Therefore, the existing models do not necessarily provide a reliable single measure of the fair value of stock-based compensation awards.
      We will continue to evaluate the assumptions used to derive the estimated fair value of options for EchoStar’s stock as new events or changes in circumstances become known.

Stock Incentive Plans
      EchoStar has adopted stock incentive plans to attract and retain officers, directors and key employees. As of June 30, 2006, we had 66.1 million shares of EchoStar’s Class A common stock authorized for awards under these Stock Incentive Plans. In general, stock options granted through June 30, 2006 have included exercise prices not less than the fair value of EchoStar’s Class A common stock at the date of grant and a maximum term of ten years. While historically EchoStar’s Board of Directors has issued options that vest at the rate of 20% per year, some option grants have been immediately vested.
      Effective January 26, 2005, EchoStar adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”) within the terms of its 1999 Stock Incentive Plan to provide incentive to its executive

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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officers and certain other key employees upon achievement of specified long-term business objectives. Employees participating in the 2005 LTIP elect to receive a one-time award of: (i) an option to acquire a specified number of shares of EchoStar’s Class A common stock priced at market value on the date of the awards; (ii) rights to acquire for no additional consideration a specified smaller number of shares of EchoStar’s Class A common stock; or (iii) a corresponding combination of a lesser number of option shares and such rights to acquire EchoStar’s Class A common stock. The options and rights are subject to certain performance criteria and vest over a seven year period at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter.
      Options to purchase 5.8 million shares pursuant to a long-term incentive plan under EchoStar’s 1995 Stock Incentive Plan (the “1999 LTIP”), and 4.9 million shares pursuant to the 2005 LTIP were outstanding as of June 30, 2006. These options were granted with exercise prices at least equal to the market value of the underlying shares on the dates they were issued. The weighted-average exercise price of these options is $8.66 under the 1999 LTIP and $29.45 under the 2005 LTIP. The weighted-average fair value of the options granted during the three and six months ended June 30, 2006 pursuant to the 2005 LTIP plan was $15.20 and $15.01, respectively. Further, pursuant to the 2005 LTIP, there were also 600,632 outstanding Restricted Performance Units as of June 30, 2006 with a weighted-average grant date fair value of $29.47. Vesting of these options and Restricted Performance Units is contingent upon meeting certain long-term goals which have not yet been achieved. Consequently, no compensation was recorded during the three and six months ended June 30, 2006 related to these long-term options and Restricted Performance Units. We will record the related compensation when achievement of the performance goals is probable, if ever. In accordance with SFAS 123(R), such compensation, if recorded, would result in total non-cash, stock-based compensation expense of approximately $126.5 million, of which $108.8 million relates to performance based options and $17.7 million relates to Restricted Performance Units. This would be recognized ratably over the vesting period or expensed immediately, if fully vested, in our Condensed Consolidated Statements of Operations. A summary of our stock option activity for the six months ended June 30, 2006 was as follows:

	For the Six Months
	Ended June 30, 2006

		Weighted-
		Average
		Exercise
	Options	Price

Options outstanding, beginning of period	24,316,451	$24.36
Granted	726,000	30.26
Exercised	(362,378)	9.57
Forfeited and Cancelled	(1,783,300)	26.52

Options outstanding, end of period	22,896,773	24.61

Exercisable at end of period	7,056,623	30.32

      Based on the average market value for the six months ended June 30, 2006, the aggregate intrinsic value for the options outstanding was $183.0 million, of which $40.7 million was exercisable at the end of the period.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      Exercise prices for options outstanding and exercisable as of June 30, 2006 were as follows:

	Options Outstanding			Options Exercisable

	Number	Weighted-		Number
	Outstanding	Average	Weighted-	Exercisable	Weighted-
	as of	Remaining	Average	as of	Average
	June 30,	Contractual	Exercise	June 30,	Exercise
	2006*	Life	Price	2006	Price

$2.12500 — $6.00000	5,983,478	2.47	$5.87	1,039,478	$5.26
$10.20315 — $19.17975	1,132,345	3.08	13.86	485,345	13.01
$22.26000 — $28.88000	2,821,100	8.24	27.51	1,775,900	27.50
$29.25000 — $39.50000	11,821,850	8.41	30.66	2,749,900	32.64
$48.75000 — $79.00000	1,138,000	3.79	63.77	1,006,000	63.21

$2.12500 — $79.00000	22,896,773	6.34	24.61	7,056,623	30.32

*	These amounts include approximately 5.8 million shares and 4.9 million shares outstanding pursuant to the 1999 LTIP and 2005 LTIP, respectively.
      As of June 30, 2006, our total unrecognized compensation cost related to our non-performance based unvested stock options was $61.4 million. This cost is based on an assumed future forfeiture rate of approximately 8.0% per year and will be recognized over a weighted-average period of approximately three years.
      During the six months ended June 30, 2006, the grant date value of Restricted Share Units (performance and non-performance based) outstanding was as follows:

	For the Six Months
	Ended June 30, 2006

		Weighted-
		Average
	Restricted	Grant
	Share	Date Fair
	Units*	Value

Restricted Share Units outstanding, beginning of period	632,970	$29.46
Granted	84,330	30.36
Exercised	(20,000)	30.16
Forfeited and Cancelled	(16,668)	29.52

Restricted Share Units outstanding, end of period	680,632	29.55

Exercisable at end of period	—	—

*	These amounts include 600,632 Restricted Performance Units outstanding pursuant to the 2005 LTIP.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

4.	Inventories
      Inventories consist of the following:

	As of

	June 30,	December 31,
	2006	2005

	(In thousands)
Finished goods — DBS	$125,137	$140,797
Raw materials	67,942	55,034
Work-in-process — service repair	50,307	23,699
Work-in-process	13,090	10,934
Consignment	7,073	802
Inventory allowance	(13,473)	(9,987)

Inventories, net	$250,076	$221,279

5.	Marketable and Non-Marketable Investment Securities
      We currently classify all marketable investment securities as available-for-sale. Our approximately $2.482 billion of restricted and unrestricted cash, cash equivalents and marketable investment securities includes debt and equity securities which we own for financial purposes. We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit),” net of related deferred income tax. Declines in the fair value of a marketable investment security which are estimated to be “other than temporary” are recognized in the Condensed Consolidated Statements of Operations, thus establishing a new cost basis for such investment. We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the fair value of our marketable investment securities compared to the carrying amount, the historical volatility of the price of each security and any market and company specific factors related to each security. Generally, absent specific factors to the contrary, declines in the fair value of investments below cost basis for a continuous period of less than six months are considered to be temporary. Declines in the fair value of investments for a continuous period of six to nine months are evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for a continuous period greater than nine months are considered other than temporary and are recorded as charges to earnings, absent specific factors to the contrary.
      Some of our marketable investment securities have declined below our cost. The following table reflects the length of time that the individual securities have been in an unrealized loss position,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
aggregated by investment category, where those declines are considered temporary in accordance with our policy.

	As of June 30, 2006

	Less than Six Months		Six to Nine Months		Nine Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss	Value	Loss

	(In thousands)
Corporate bonds	$75,130	$(66)	$—	$—	$—	$—	$75,130	$(66)
Government bonds	28,945	(112)					28,945	(112)

Total	$104,075	$(178)	$—	$—	$—	$—	$104,075	$(178)

As of December 31, 2005

	Less than Six Months		Six to Nine Months		Nine Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss	Value	Loss

(In thousands)
Government bonds	$—	$—	$—	$—	$92,341	$(662)	$92,341	$(662)

Corporate Bonds
      We believe the unrealized losses on our corporate bonds were caused primarily by interest rate increases. At June 30, 2006, maturities on these corporate bonds ranged from two to eleven months. We have the ability and intent to hold these investments until maturity when the obligors are required to redeem them at their full face value, and we believe the obligors have the financial resources to redeem those bonds. Accordingly, we do not consider these investments to be other-than-temporarily impaired as of June 30, 2006.

Government Bonds
      We believe the unrealized losses on our investments in government bonds were caused primarily by interest rate increases. At June 30, 2006 and December 31, 2005, maturities on these government bonds ranged from three to nine months. We have the ability and intent to hold these investments until maturity when the Government is required to redeem them at their full face value. Accordingly, we do not consider these investments to be other-than-temporarily impaired as of June 30, 2006.
      As of June 30, 2006 and December 31, 2005, we had unrealized losses net of related tax effect of approximately $0.1 million and $0.4 million, respectively, as a part of “Accumulated other comprehensive income (loss)” within “Total stockholder’s equity (deficit).” During the six months ended June 30, 2006 and 2005, we did not record any charge to earnings for other than temporary declines in the fair value of our marketable investment securities. Realized gains and losses are accounted for on the specific identification method.

Other Non-Marketable Securities
      We also have strategic investments in certain non-marketable equity securities which are included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets. Generally, we account for our unconsolidated equity investments under either the equity method or cost method of accounting. Because these equity securities are not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other than temporary impairment on a quarterly basis. This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
impairment of our investment. Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of debt covenants and changes in business strategy. The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment. As of June 30, 2006 and December 31, 2005, we had $52.7 million aggregate carrying amount of non-marketable and unconsolidated strategic equity investments, accounted for under the cost method. During the six months ended June 30, 2006 and 2005, we did not record any impairment charges with respect to these investments.
      Our ability to realize value from our strategic investments in companies that are not publicly traded is dependent on the success of their business and their ability to obtain sufficient capital to execute their business plans. Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain full value for them.

Restricted Cash and Marketable Investment Securities
      Restricted cash and marketable investment securities, as reflected in the accompanying Consolidated Balance Sheets, includes, among other things, amounts set aside as collateral for our letters of credit.

6.	Satellites
      We presently have 14 owned or leased satellites in orbit. Each of the satellites we own had an original minimum useful life of at least 12 years. Our satellite fleet is a major component of our EchoStar DBS System. While we believe that overall our satellite fleet is generally in good condition, during 2006 and prior periods, certain satellites in our fleet have experienced anomalies, some of which have had a significant adverse impact on their commercial operation. We currently do not carry insurance for any of our owned in-orbit satellites. We believe we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, programming continuity cannot be assured in the event of multiple satellite losses.
      Recent developments with respect to certain of our satellites are discussed below.

EchoStar I
      EchoStar I, which was launched during December 1995, currently operates at the 148 degree orbital location. During the second quarter of 2006, the satellite experienced anomalies resulting in the possible loss of two solar array strings. An investigation of the anomalies is continuing. The anomalies have not impacted commercial operation of the satellite to date. Even if permanent loss of the two solar array strings is confirmed, the original minimum 12-year design life of the satellite is not expected to be impacted since the satellite is equipped with a total of 104 solar array strings, only approximately 98 of which are required to assure full power availability for the design life of the satellite. However, there can be no assurance future anomalies will not cause further losses which could impact the remaining life or commercial operation of the satellite.

EchoStar III
      EchoStar III, which was launched during October 1997, currently operates at the 61.5 degree orbital location. The satellite was originally designed to operate a maximum of 32 transponders at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel, and was equipped with a total of 44 transponders to provide redundancy. Prior to 2006, traveling wave tube

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
amplifier (“TWTA”) anomalies have caused 22 transponders to fail. During April 2006, further TWTA anomalies caused the failure of two additional transponders. As a result, a maximum of 20 transponders are currently available for use on EchoStar III, but due to redundancy switching limitations and specific channel authorizations, we can only operate 16 of the 19 FCC authorized frequencies we have the right to utilize at the 61.5 degree location. While we don’t expect a large number of additional TWTAs to fail in any year, and the failures have not reduced the original minimum 12-year design life of the satellite, it is likely that additional TWTA failures will occur from time to time in the future, and those failures will further impact commercial operation of the satellite.

EchoStar V
      EchoStar V, which was launched during September 1999, currently operates at the 129 degree orbital location. The satellite was originally designed with a minimum 12-year design life. As previously disclosed, momentum wheel failures in prior years, together with relocation of the satellite between orbital locations, resulted in increased fuel consumption. These issues have not impacted commercial operation of the satellite, but have reduced the remaining spacecraft life to approximately two years as of June 30, 2006. Prior to 2006, EchoStar V also experienced anomalies resulting in the loss of six solar array strings. During July 2006, the satellite lost an additional solar array string. The solar array anomalies have not impacted commercial operation of the satellite to date. Since the satellite only has an approximate two year life, the solar array failures (which would normally have resulted in a reduction in the number of transponders to which power can be provided in later years), are not expected to reduce the current remaining life of the satellite. However, there can be no assurance that future anomalies will not cause further losses which could impact commercial operation, or the remaining life, of the satellite. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.

EchoStar VI
      EchoStar VI, which was launched during July 2000, is currently stationed at the 110 degree orbital location as an in-orbit spare. The satellite was originally equipped with 108 solar array strings, approximately 102 of which are required to assure full power availability for the original minimum 12-year design life of the satellite. Prior to 2006, EchoStar VI experienced anomalies resulting in the loss of 15 solar array strings. During 2006, two additional solar array strings failed, reducing the number of functional solar array strings to 91. While the design life of the satellite has not been affected, commercial operability has been reduced. The satellite was designed to operate 32 transponders at approximately 125 watts per channel, switchable to 16 transponders operating at approximately 225 watts per channel. The power reduction resulting from the solar array failures limits us to operation of a maximum of 26 transponders in standard power mode, or 13 transponders in high power mode currently. The number of transponders to which power can be provided will continue to decline in the future at the rate of approximately one transponder every three years. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.

EchoStar VII
      EchoStar VII, which was launched during February 2002, currently operates at the 119 degree orbital location. During March 2006, the satellite experienced an anomaly which resulted in the loss of a receiver. Service was quickly restored through a spare receiver. These receivers process signals sent from our uplink center, for transmission back to earth by the satellite. The anomaly is not expected to result in the loss of other receivers on the satellite. However, there can be no assurance future anomalies will not cause further receiver losses which could impact the useful life or commercial operation of the satellite. In the event the spare receiver placed in operation following the March 2006 anomaly also fails, there would be no impact

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
to the satellite’s ability to provide service to the continental United States (“CONUS”) when operating in CONUS mode. However, we would lose one-fifth of the spot beam capacity when operating in spot beam mode.

EchoStar X
      EchoStar X was launched during February 2006 and commenced commercial operation during the second quarter of 2006. The satellite currently operates at the 110 degree orbital location. Its 49 spot beams use up to 42 active 140 watt TWTAs to provide standard and high definition local channels, and other programming, to markets across the United States.

EchoStar XII
      EchoStar XII, which we purchased in orbit from a third party during 2005, currently operates at the 61.5 degree orbital location. The satellite was originally launched during July 2003. EchoStar XII was designed to operate 13 transponders at 270 watts per channel, in CONUS mode, or 22 spot beams using a combination of 135 and 65 watt TWTAs. We currently operate the satellite in CONUS mode. EchoStar XII has a total of 24 solar array circuits, approximately 22 of which are required to assure full power for the original minimum 12 year design life of the satellite. Prior to our purchase, two solar array circuits failed, one of which was subsequently restored to partial use. Between February and April 2006, two additional solar array circuits failed. The cause of the failures is being investigated. While the design life of the satellite has not been affected, in future years the power loss will cause a reduction in the number of transponders which can be operated. The exact extent of this impact has not yet been determined. There can be no assurance future anomalies will not cause further losses, which could further impact commercial operation of the satellite or its useful life. See discussion of evaluation of impairment in “Long-Lived Satellite Assets” below.

Long-Lived Satellite Assets
      We account for long-lived satellite assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires a long-lived asset or asset group to be tested for recoverability whenever events or changes in circumstance indicate that its carrying amount may not be recoverable. Based on the guidance under SFAS 144, we evaluate our satellite fleet for recoverability as an asset group. While certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of an individual satellite, based on the redundancy designed within each satellite and considering the asset grouping, these anomalies (none of which caused a loss of service to subscribers for an extended period) are not considered to be significant events that would require evaluation for impairment recognition pursuant to the guidance under SFAS 144. Unless and until a specific satellite is abandoned or otherwise determined to have no service potential, the net carrying amount related to the satellite would not be written off.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

7.	Goodwill and Intangible Assets
      As of June 30, 2006 and December 31, 2005, our identifiable intangibles subject to amortization consisted of the following:

	As of

	June 30, 2006		December 31, 2005

	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization

	(In thousands)
Contract-based	$189,286	$(37,754)	$189,286	$(29,667)
Customer relationships	73,298	(40,980)	73,298	(31,818)
Technology-based	25,500	(4,466)	25,500	(3,377)

Total	$288,084	$(83,200)	$288,084	$(64,862)

      Amortization of these intangible assets, recorded on a straight line basis over an average finite useful life primarily ranging from approximately three to twelve years, was $9.2 million and $10.8 million for the three months ended June 30, 2006 and 2005, respectively. In addition, amortization was $18.3 million and $19.5 million for the six months ended June 30, 2006 and 2005, respectively. For all of 2006, the aggregate amortization expense related to these identifiable assets is estimated to be $36.7 million. The aggregate amortization expense is estimated to be approximately $36.1 million for 2007, $22.5 million for 2008, $17.7 million for 2009, $17.7 million for 2010, $17.7 million for 2011 and $74.9 million thereafter.
      The excess of our investments in consolidated subsidiaries and unconsolidated affiliates accounted for under the equity method is recorded as goodwill and is not subject to amortization. We had approximately $3.4 million of goodwill as of June 30, 2006 and December 31, 2005 which arose from a 2002 acquisition.

8.	Long-Term Debt

$1.5 Billion Senior Notes Offering
      On February 2, 2006, we sold $1.5 billion aggregate principal amount of our ten-year, 7 1/8% Senior Notes due February 1, 2016 in a private placement in accordance with Securities and Exchange Commission Rule 144A and Regulation S under the Securities Act of 1933. Interest on the notes will be paid February 1 and August 1 of each year, commencing August 1, 2006. The proceeds from the sale of the notes were used to redeem our outstanding 9 1/8% Senior Notes due 2009 and are also intended to be used for other general corporate purposes.

9 1/8% Senior Notes Redemption
      Effective February 17, 2006, we redeemed the balance of our outstanding 9 1/8% Senior Notes due 2009. In accordance with the terms of the indenture governing the notes, the remaining principal amount of the notes of approximately $442.0 million was redeemed at 104.563% of the principal amount, for a total of approximately $462.1 million. The premium paid of approximately $20.1 million, along with unamortized debt issuance costs of approximately $2.8 million, were recorded as charges to earnings in February 2006.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

9.	Commitments and Contingencies

Contingencies

Distant Network Litigation
      Until July 1998, we obtained feeds of distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to our customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida in Miami entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with the injunction.
      In October 1998, we filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. We asked the Court to find that our method of providing distant network programming did not violate the Satellite Home Viewer Improvement Act (“SHVIA”) and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate association groups filed a complaint against us in Miami Federal Court alleging, among other things, copyright infringement. The Court combined the case that we filed in Colorado with the case in Miami and transferred it to the Miami Federal Court.
      In 1999, the networks filed a Motion for Injunction and Contempt against DirecTV, Inc. related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled that lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels during 1999. We do not know if they adhered to this schedule.
      During 2002, we reached private settlement agreements with ABC and NBC. During 2004, we reached a private settlement with CBS, another of the plaintiffs in the litigation. Over the eight year history of the litigation we have also reached settlements with many independent stations and station groups. We were unable to reach a settlement with five of the original plaintiffs — FOX and the independent affiliate groups associated with each of the four networks.
      Following an April 2003 trial, the Federal Court found that with one exception the distant network qualification procedures we utilized comply with the law. We promptly revised our procedures to comply with the District Court’s Order and have continued to use those procedures since that time. Although the broadcasters asked the District Court to enter an injunction precluding us from selling any local or distant network programming, the District Court refused.
      The District Court did issue an injunction which would require us, among other things, to use a computer model to re-qualify all of our subscribers who receive ABC, NBC, CBS or FOX programming from a market other than the city in which the subscriber lives, and who are not subject to a prior settlement agreement. We do not believe compliance with that injunction would have a material impact on our business. The District Court’s decision was appealed. The Court of Appeals stayed our compliance with the injunction during the appeal process.
      In May 2006, the Court of Appeals granted the broadcasters’ appeal, overruling the District Court and concluding the statute requires a much broader injunction prohibiting us from providing distant network channels to any consumers. While we plan to request that the Supreme Court review and overturn the Court of Appeals’ decision, the likelihood we will be successful is very small.
      The broadcasters did not claim monetary damages and none were awarded. The broadcasters were awarded approximately $4.8 million in attorneys’ fees in 2004. The amount of attorney fees for which we may be liable may be increased to include amounts expended by the plaintiffs subsequent to the trial, but

ECHOSTAR DBS CORPORATION
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would not be material to our business. However, the broadcasters are currently demanding that we pay them hundreds of millions of dollars as a condition to settlement of the litigation. The broadcasters are also demanding settlement conditions which would require the shut off of distant network channels to hundreds of thousands of consumers legally entitled to receive those services (absent the Court of Appeals decision), and which would likely cause widespread consumer anger. It is not possible to make an assessment of the probable outcome of any settlement negotiations.
      In the event the Court of Appeals’ decision is upheld, and if we are unable to settle with the remaining plaintiffs, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. While the broadcasters have agreed to delay issuance of the injunction until September 11, 2006, we are likely to commence (but not complete) shut offs of distant network channels during the third quarter of 2006. Those shut offs could have a material impact on our results for the quarter. However, we cannot predict with any degree of certainty how many of our distant network subscribers would cancel their primary DISH Network programming as a result of termination of their distant network channels. Our revenue from distant network channels is less than $5 per distant network subscriber per month. While less than one million of our subscribers purchase distant network channels from us, termination of distant network programming to those subscribers would result, among other things, in a reduction in average monthly revenue per subscriber and free cash flow, and a temporary increase in subscriber churn. We would also be at a competitive disadvantage in the future, since the injunction would prohibit us from offering distant network channels that will be available to certain consumers through our competitors.

Superguide
      During 2000, Superguide Corp. (“Superguide”) filed suit against us, DirecTV, Thomson and others in the United States District Court for the Western District of North Carolina, Asheville Division, alleging infringement of United States Patent Nos. 5,038,211 (the ’211 patent), 5,293,357 (the ’357 patent) and 4,751,578 (the ’578 patent) which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. Superguide sought injunctive and declaratory relief and damages in an unspecified amount.
      On summary judgment, the District Court ruled that none of the asserted patents were infringed by us. These rulings were appealed to the United States Court of Appeals for the Federal Circuit. During February 2004, the Federal Circuit affirmed in part and reversed in part the District Court’s findings and remanded the case back to the District Court for further proceedings. In July 2005, Superguide indicated that it would no longer pursue infringement allegations with respect to the ’211 and ’357 patents and those patents have now been dismissed from the suit. The District Court subsequently entered judgment of non-infringement in favor of all defendants as to the ’211 and ’357 patents and ordered briefing on Thomson’s license defense as to the ’578 patent. At the same time, we requested leave to add a license defense as to the ’578 patent in view of a new (at the time) license we obtained from a third-party licensed by Superguide. Activity in the case has been suspended pending resolution of the license defense and a trial date has not been set. We are awaiting a decision by the District Court regarding Thomson’s license defense and regarding whether it will hear our license defense. We examined the ’578 patent and believe that it is not infringed by any of our products or services. We will continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly electronic programming guide and related features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

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Broadcast Innovation, L.L.C.
      In 2001, Broadcast Innovation, L.L.C. (“Broadcast Innovation”) filed a lawsuit against us, DirecTV, Thomson Consumer Electronics and others in Federal District Court in Denver, Colorado. The suit alleges infringement of United States Patent Nos. 6,076,094 (the ’094 patent) and 4,992,066 (the ’066 patent). The ’094 patent relates to certain methods and devices for transmitting and receiving data along with specific formatting information for the data. The ’066 patent relates to certain methods and devices for providing the scrambling circuitry for a pay television system on removable cards. We examined these patents and believe that they are not infringed by any of our products or services. Subsequently, DirecTV and Thomson settled with Broadcast Innovation leaving us as the only defendant.
      During 2004, the judge issued an order finding the ’066 patent invalid. In August of 2004, the Court ruled the ’094 invalid in a parallel case filed by Broadcast Innovation against Charter and Comcast. In August of 2005, the United States Court of Appeals for the Federal Circuit (“CAFC”) overturned this finding of invalidity and remanded the case back to the District Court. During June 2006, Charter filed a reexamination request with the United States Patent and Trademark Office. The Court has stayed the case pending reexamination. Our case remains stayed pending resolution of the Charter case.
      We intend to continue to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Tivo, Inc.
      During 2004, Tivo Inc. (“Tivo”) filed a lawsuit against us in the United States District Court for the Eastern District of Texas alleging that our satellite receivers equipped with digital video recorder technology infringe Tivo’s United States Patent No. 6,233,389 (the ’389 patent). During April 2006, a jury concluded most of our digital video recorders infringe the ’389 patent, that our infringement was willful, and awarded Tivo approximately $74.0 million in damages, plus interest for past infringement. Consequently, the judge will be required to make a determination whether to increase the damage award to as much as approximately $230.0 million and whether to award attorney fees and interest.
      As a result of our objection to Tivo’s demand to review certain privileged documents, the trial court judge prohibited us from mentioning during trial the non-infringement opinions we had obtained from outside counsel, and, allowed Tivo to tell the jury we never obtained such an opinion. On May 2, 2006, the Court of Appeals concluded that the District Court abused its discretion in requiring us to provide the privileged documents to Tivo. On July 5, 2006, the Court of Appeals denied Tivo’s petition for rehearing of that decision. While we believe this is a significant development, the extent to which this ruling will affect the jury verdict or the remainder of the case is not yet clear.
      During July 2006, the trial judge heard additional testimony regarding, among other things: i) proposed “supplemental damages” for continued infringement from the date of the jury award through our appeal of the verdict (which could substantially exceed damages awarded to date); ii) Tivo’s request that we be required to disable the functionality of our digital video recorders in consumer homes; iii) Tivo’s request that we be prohibited from offering infringing digital video recorders to consumers in the future; and iv) our defenses of laches, estoppel and inequitable conduct. On July 24, 2006, we filed our request that the jury verdict be set aside by the judge and that a new trial be granted. It is not possible to predict when the matters to be determined by the judge will be resolved or the outcome of those issues. If the judge confirms the jury verdict, an injunction prohibiting future distribution of infringing DVRs by us

ECHOSTAR DBS CORPORATION
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is likely. In that event, we have requested that the trial judge stay the injunction pending our appeal, and we will make the same request to the Court of Appeals if the trial judge does not grant our request.
      We intend to continue our vigorous defense of this case and believe that, for a number of reasons, the verdict should be reversed either through post-trial motions or on appeal. However, there can be no assurance that a stay will be issued or that we will ultimately be successful in overturning the verdict. While we are working on modifications to our DVRs intended to avoid future infringement, there can be no assurance we will be successful. Absent such modifications, we may need to materially modify or eliminate certain user-friendly features that we currently offer to consumers and we could be forced to discontinue offering DVRs to our customers. In that event we would be at a disadvantage to our competitors and, while we would attempt to provide that functionality through other manufacturers, the adverse affect on our business could be material.
      In accordance with Statement of Financial Accounting Standards No. 5: “Accounting for Contingencies” (“SFAS 5”), during the six months ended June 30, 2006, we recorded a total reserve of $88.2 million in “Tivo litigation expense” on our Condensed Consolidated Statements of Operations to reflect the jury verdict and estimated supplemental damages that may be awarded by the judge through June 30, 2006. The reserve does not include any amount for attorney fees and interest which might be awarded, for increased damages based on the finding of willfulness, or for supplemental damages subsequent to June 30, 2006 and consequently may increase substantially in future periods.
      On April 29, 2005, we filed a lawsuit in the United States District Court for the Eastern District of Texas against Tivo and Humax USA, Inc. alleging infringement of U.S. Patent Nos. 5,774,186 (the ’186 patent), 6,529,685 (the ’685 patent), 6,208,804 (the ’804 patent) and 6,173,112 (the ’112 patent). These patents relate to digital video recorder (“DVR”) technology. Tivo filed requests for reexamination of the patents during May 2006. During July 2006 the case was stayed pending the reexamination process, which could take many years.

Acacia
      In June 2004, Acacia Media Technologies (“Acacia”) filed a lawsuit against us in the United States District Court for the Northern District of California. The suit also named DirecTV, Comcast, Charter, Cox and a number of smaller cable companies as defendants. Acacia is an intellectual property holding company which seeks to license the patent portfolio that it has acquired. The suit alleges infringement of United States Patent Nos. 5,132,992 (the ’992 patent), 5,253,275 (the ’275 patent), 5,550,863 (the ’863 patent), 6,002,720 (the ’720 patent) and 6,144,702 (the ’702 patent). The ’992, ’863, ’720 and ’702 patents have been asserted against us.
      The patents relate to various systems and methods related to the transmission of digital data. The ’992 and ’702 patents have also been asserted against several internet content providers in the United States District Court for the Central District of California. During 2004 and 2005, the Court issued Markman rulings which found that the ’992 and ’702 patents were not as broad as Acacia had contended, and that certain terms in the ’702 patent were indefinite. During April 2006, EchoStar and other defendants asked the Court to rule that the claims of the ’702 patent are invalid and not infringed. That motion is pending. During June 2006, the Court held another Markman hearing on the ’992 and ’275 patents but has not yet issued a ruling. Another Markman hearing on the ’863 and ’720 patents is currently scheduled to occur in September 2006.
      Acacia’s various patent infringement cases have been consolidated for pre-trial purposes in the United States District Court for the Northern District of California. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe on any of the patents, we may be subject to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Forgent
      In July 2005, Forgent Networks, Inc. (“Forgent”) filed a lawsuit against us in the United States District Court for the Eastern District of Texas. The suit also named DirecTV, Charter, Comcast, Time Warner Cable, Cable One and Cox as defendants. The suit alleges infringement of United States Patent No. 6,285,746 (the ’746 patent).
      The ’746 patent discloses a video teleconferencing system which utilizes digital telephone lines. We have examined this patent and do not believe that it is infringed by any of our products or services. We intend to vigorously defend this case. In the event that a Court ultimately determines that we infringe this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to materially modify certain user-friendly features that we currently offer to consumers. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages. Trial is currently scheduled for May 2007 in Marshall, Texas.

Finisar Corporation
      Finisar Corporation (“Finisar”) recently obtained a $100.0 million verdict in the United States District Court for the Eastern District of Texas against DirecTV for patent infringement. Finisar alleged that DirecTV’s electronic program guide and other elements of their system infringe United States Patent No. 5,404,505 (the ’505 patent).
      On July 10, 2006, we, together with NagraStar LLC, filed a Complaint for Declaratory Judgment (the “Complaint”) in the United States District Court for the District of Delaware against Finisar that asks the Court to declare that they and we do not infringe, and have not infringed, any valid claim of the ’505 patent. Trial is not currently scheduled. We intend to vigorously defend our rights in this action. In the event that a Court ultimately determines that we infringe on this patent, we may be subject to substantial damages, which may include treble damages and/or an injunction that could require us to modify our system architecture. It is not possible to make an assessment of the probable outcome of this action or to determine the extent of any potential liability or damages.

Retailer Class Actions
      During 2000, lawsuits were filed by retailers in Colorado state and federal court attempting to certify nationwide classes on behalf of certain of our satellite hardware retailers. The plaintiffs are requesting the Courts declare certain provisions of, and changes to, alleged agreements between us and the retailers invalid and unenforceable, and to award damages for lost incentives and payments, charge backs, and other compensation. We are vigorously defending against the suits and have asserted a variety of counterclaims. The federal court action was stayed during the pendency of the state court action. We filed a motion for summary judgment on all counts and against all plaintiffs. The plaintiffs filed a motion for additional time to conduct discovery to enable them to respond to our motion. The Court granted limited discovery which ended during 2004. The plaintiffs claimed we did not provide adequate disclosure during the discovery process, and a specially appointed master agreed with the plaintiffs, recently recommending to the judge that our motion for summary judgment be denied, or that plaintiffs be permitted to conduct additional discovery. Plaintiffs also asked the Court to go beyond the scope of the special master’s recommendation,

ECHOSTAR DBS CORPORATION
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(Unaudited)
and further sanction us for the alleged discovery problems by entering judgment against EchoStar on the issue of liability, leaving only the issue of damages for trial. The judge has not yet considered the special master’s recommendation. A trial date has not been set. It is not possible to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Enron Commercial Paper Investment Complaint
      During October 2001, EchoStar received approximately $40.0 million from the sale of Enron commercial paper to a third party broker. That commercial paper was ultimately purchased by Enron. During November 2003, an action was commenced in the United States Bankruptcy Court for the Southern District of New York, against approximately 100 defendants, including EchoStar, who invested in Enron’s commercial paper. The complaint alleges that Enron’s October 2001 purchase of its commercial paper was a fraudulent conveyance and voidable preference under bankruptcy laws. EchoStar disputes these allegations. EchoStar typically invests in commercial paper and notes which are rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations. At the time of EchoStar’s investment in Enron commercial paper, it was considered to be high quality and low risk. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Bank One
      During 2004, Bank One, N.A. (“Bank One”) filed suit against us and one of our subsidiaries, EchoStar Acceptance Corporation (“EAC”), in Ohio state court alleging breach of a duty to indemnify. The case was subsequently moved to federal court. Bank One alleges EAC is contractually required to indemnify Bank One for a settlement it paid to consumers who entered private label credit card agreements with Bank One to purchase satellite equipment in the late 1990s. The case is currently in discovery. A trial date has not been set. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Church Communications Network, Inc.
      During 2004, Church Communications Network, Inc. (“CCN”) filed suit against us in the United States District Court for the Northern District of Alabama. CCN claimed approximately $20.0 million in actual damages, plus punitive damages for, among other things, alleged breaches of two contracts, and negligent, intentional and reckless misrepresentation. During March 2006, the Court granted summary judgment in our favor limiting CCN to one contract claim, and limiting damages to no more than $500,000, plus interest. During April 2006, we reached a settlement which did not have a material impact on our financial position or our results of operations during the three or six months ended June 30, 2006.

Vivendi
      In January 2005, Vivendi Universal, S.A. (“Vivendi”) filed a breach of contract suit against us. During April 2005, the Court granted Vivendi’s motion for a preliminary injunction requiring that we carry a music-video channel during the pendency of the litigation. On May 23, 2006, the parties settled the litigation and Vivendi’s complaint was dismissed with prejudice. As part of the settlement, we agreed to continue to carry the music-video channel. The settlement amount did not have a material impact on our financial position or our results of operations during the three or six months ended June 30, 2006.

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Riyad Alshuaibi
      During 2002, Riyad Alshuaibi filed suit against Michael Kelly, one of EchoStar’s executive officers, Kelly Broadcasting Systems, Inc. (“KBS”), and EchoStar in the District Court of New Jersey. Plaintiff alleges breach of contract, breach of fiduciary duty, fraud, negligence, and unjust enrichment. Plaintiff claims that when KBS was acquired by EchoStar, Michael Kelly and KBS breached an alleged agreement with the plaintiff. During July 2006, plaintiff’s expert opined that plaintiff’s damages are in excess of $52.0 million. EchoStar denies the allegations and intends to vigorously defend against the claims. It is not possible to make an assessment of the probable outcome of the suit or to determine the extent of any potential liability or damages.

Other
      In addition to the above actions, we are subject to various other legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

10.	Depreciation and Amortization Expense
      Depreciation and amortization expense consists of the following:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

	(In thousands)
Equipment leased to customers	$169,639	$101,128	$317,548	$183,416
Satellites	59,421	47,900	115,151	93,959
Furniture, fixtures, equipment and other	34,945	29,522	66,529	59,143
Identifiable intangible assets subject to amortization	9,169	10,797	18,339	19,539
Buildings and improvements	1,193	752	1,987	1,497

Total depreciation and amortization	$274,367	$190,099	$519,554	$357,554

      Cost of sales and operating expense categories included in our accompanying Condensed Consolidated Statements of Operations do not include depreciation expense related to satellites or equipment leased to customers.

11.	Segment Reporting

Financial Data by Business Unit
      Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition we currently operate as two business units. The All Other category consists of revenue and net

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
income (loss) from other operating segments for which the disclosure requirements of SFAS 131 do not apply.

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2006	2005	2006	2005

	(In thousands)
Revenue
DISH Network	$2,355,736	$2,038,362	$4,571,055	$3,988,088
ETC	77,333	38,630	131,025	90,188
All other	31,166	21,281	56,307	46,880
Eliminations	(5,546)	(2,787)	(9,992)	(5,670)

Total EchoStar consolidated	2,458,689	2,095,486	4,748,395	4,119,486
Other EchoStar activity	(717)	(1,139)	(1,340)	(1,463)

Total revenue	$2,457,972	$2,094,347	$4,747,055	$4,118,023

Net income (loss)
DISH Network	$156,303	$851,027	$296,781	$1,162,433
ETC	14,751	(3,542)	9,349	(5,079)
All other	(2,275)	8,042	9,930	15,697

Total EchoStar consolidated	168,779	855,527	316,060	1,173,051
Other EchoStar activity	12,512	(428,282)	(19,928)	(420,137)

Total net income (loss)	$181,291	$427,245	$296,132	$752,914

12.	Financial Information for Subsidiary Guarantors
      EchoStar DBS Corporation’s senior notes are fully, unconditionally and jointly and severally guaranteed by all of our subsidiaries other than minor subsidiaries, as defined by SEC regulations. The stand alone entity EchoStar DBS Corporation has no independent assets or operations. Therefore, supplemental financial information on a condensed consolidating basis of the guarantor subsidiaries is not required. There are no restrictions on our ability to obtain cash dividends or other distributions of funds from the guarantor subsidiaries, except those imposed by applicable law.

13.	Related Party
      During the second quarter of 2006, we purchased EchoStar X from EchoStar Orbital Corporation II (“EOC II”), a wholly-owned subsidiary of ECC, and our affiliate, for its fair value of approximately $338.3 million. We assumed $15.0 million in vendor financing and the difference, or $323.3 million, was paid to our affiliate. We recorded the satellite at EOC II’s carrying value of $177.2 million and recorded the difference, or $161.1 million, as a capital distribution to our parent company, EchoStar Orbital Corporation.
      EchoStar owns 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our exclusive provider of encryption and related security systems intended to assure that only paying customers have access to our programming. During the six months ended June 30, 2006 and 2005, we purchased approximately $34.4 million and $86.3 million, respectively, of security access devices from NagraStar. As of June 30, 2006 and December 31, 2005, amounts payable to NagraStar totaled $1.6 million and $3.9 million,

ECHOSTAR DBS CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
respectively. Additionally as of June 30, 2006, we were committed to purchase approximately $16.2 million of security access devices from NagraStar.

14.	Subsequent Events
      During May 2006, EchoStar and DirecTV agreed to jointly participate in the FCC Advanced Wireless Services (“AWS”) spectrum auction which commenced August 9, 2006 through Wireless DBS LLC (“Wireless DBS”), a jointly formed and funded entity. The auction is expected to continue for several weeks. In July 2006, EchoStar and DirecTV each paid a deposit of $486.3 million enabling Wireless DBS to bid on a significant portion of the licenses available through the auction. Any unused portion of the deposit will be returned to EchoStar following completion of the auction. It is not possible to determine at this time the amount that would be needed to purchase all of the licenses EchoStar is eligible to bid on at the auction, but that amount would be materially more than the deposit, and could require EchoStar to raise additional capital. In the event the companies do not agree whether or how much to bid for particular licenses, either company may cause Wireless DBS to proceed, provided it reimburses the other for the acquisition of such licenses. Based on discussions between the companies at the time of filing of this quarterly report, EchoStar believes this procedure will be used going forward. EchoStar is currently evaluating business plans and opportunities regarding the spectrum.

ECHOSTAR DBS CORPORATION
Offer to Exchange up to $1,500,000,000 aggregate principal amount of new
7 1/8% Senior Notes due 2016,
which have been registered under the Securities Act,
for any and all of its outstanding 7 1/8% Senior Notes due 2016

PROSPECTUS
                        , 2006

       All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.
The exchange agent for the exchange offers is:
U.S. BANK NATIONAL ASSOCIATION

By Facsimile for Eligible Institutions: (651) 495-8158 Attention: Specialized Finance Department	Confirm by telephone: (800) 934-6802
By Mail/ Overnight Courier/ Hand:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers
      The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrant against liability, including liability under the Securities Act.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Colorado Corporations
      As provided in the Articles of Incorporation of the Registrant, a Colorado corporation, the Registrant may eliminate or limit the personal liability of a director of the Registrant or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for: any breach of the director’s duty of loyalty to the Registrant or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.

1. Under provisions of the Bylaws of the Registrant and the Colorado Business Corporation Act (the “Colorado Act”), each person who is or was a director or officer of the Registrant will be indemnified by the Registrant as a matter of right summarized as follows:

(a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant shall be indemnified against reasonable expenses (including attorneys’ fees) in connection with such suit or proceeding;

(b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys’ fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the Registrant’s best interests, or in all other cases that his conduct was not opposed to the best interests of the Registrant, and with respect to any criminal action, he had not reasonable cause to believe his conduct was unlawful, but the Registrant may not indemnify the director if the director is found liable to the Registrant or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

(c) In connection with a suit or proceeding by or in the right of the Registrant, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the Registrant may not indemnify the director if the director was found liable to the Registrant; and

(d) Officers of the Registrant will be indemnified to the same extent as directors as described in (a), (b) and (c).

ITEM 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
No.		Description

3	.1(a)*	Articles of Incorporation of EDBS (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).
3	.1(b)*	Certificate of Amendment of the Articles of Incorporation of EchoStar DBS Corporation, dated as of August 25, 2003 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K of EDBS for the year ended December 31, 2003, Commission File No. 333-31929).
3	.1(c)*	Bylaws of EDBS (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).
4	.1*	Indenture relating to the EchoStar DBS Corporation 7 1/8% Senior Notes due 2016, dated as of February 2, 2006, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on February 2, 2006).
4	.2*	Registration Rights Agreement, dated as of February 2, 2006, among EDBS, the Guarantors, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on February 2, 2006).
4	.3*	Form of Note for 7 1/8% Senior Notes due 2016 (included as part of Exhibit 4.1).
5	.1P	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being registered.
10	.1*	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish Ltd., Registration No. 33-81234).
10	.2*	Manufacturing Agreement, dated as of March 22, 1995, between HTS and SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish Ltd., Commission File No. 33-81234).
10	.3*	EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of EchoStar, Registration No. 33-91276).
10	.4*	Amended and Restated EchoStar 1999 Stock Incentive Plan (incorporated by reference to Appendix A to EchoStar’s Definitive Proxy Statement on Schedule 14A dated August 24, 2005).
10	.5*	2002 Class B CEO Stock Option Plan (incorporated by reference to Appendix A to EchoStar’s Definitive Proxy Statement on Schedule 14A dated April 9, 2002).
10	.6*	Agreement between HTS, ESC and ExpressVu Inc., dated January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 1996, as amended, Commission File No. 0-26176).
10	.7*	Agreement to Form NagraStar L.L.C., dated as of June 23, 1998, by and between Kudelski S.A., EchoStar and ESC (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 1998, Commission File No. 0-26176).
10	.8*	License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2002, Commission File No. 0-26176).
10	.9*	Amendment No. 19 to License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2002, Commission File No. 0-26176).
10	.10*	Satellite Service Agreement, dated as of March 21, 2003, between SES Americom, Inc., EchoStar Satellite Corporation and EchoStar Communications Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2003, Commission File No. 0-26176).

Exhibit
No.		Description

10	.11*	Amendment No. 1 to Satellite Service Agreement dated March 31, 2003 between SES Americom Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2003, Commission File No. 0-26176).
10	.12*	Satellite Service Agreement dated as of August 13, 2003 between SES Americom Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2003, Commission File No. 0-26176).
10	.13*	Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.14*	Amendment No. 1 to Satellite Service Agreement, dated March 10, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.15*	Amendment No. 3 to Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.16*	Whole RF Channel Service Agreement, dated February 4, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.17*	Letter Amendment to Whole RF Channel Service Agreement, dated March 25, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.18*	Amendment No. 2 to Satellite Service Agreement, dated April 30, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2004, Commission File No. 0-26176).
10	.19*	Second Amendment to Whole RF Channel Service Agreement, dated May 5, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2004, Commission File No. 0-26176).
10	.20*	Third Amendment to Whole RF Channel Service Agreement, dated October 12, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.21*	Amendment No. 4 to Satellite Service Agreement, dated October 21, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.22*	Amendment No. 3 to Satellite Service Agreement, dated November 19, 2004 between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.23*	Amendment No. 5 to Satellite Service Agreement, dated November 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).

Exhibit
No.		Description

10	.24*	Amendment No. 6 to Satellite Service Agreement, dated December 20, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.25*	Description of the 2005 Long-Term Incentive Plan dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).**
10	.26*	Description of the 2005 Cash Incentive Plan dated January 22, 2005 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).**
10	.27*	Settlement Agreement and Release effective February 25, 2005 between EchoStar Satellite L.L.C., EchoStar DBS Corporation and the insurance carriers for the EchoStar IV satellite (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).
10	.28*	Amendment No. 4 to Satellite Service Agreement, dated April 6, 2005, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2005, Commission File No. 0-26176).
10	.29*	Amendment No. 5 to Satellite Service Agreement, dated June 20, 2005, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2005, Commission File No. 0-26176).
10	.30*	Incentive Stock Option Agreement (Form A) (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.31*	Incentive Stock Option Agreement (Form B) (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.32*	Restricted Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.33*	Restricted Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.34*	Incentive Stock Option Agreement (1999 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.35*	Nonqualifying Stock Option Agreement (2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.7 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.36*	Restricted Stock Unit Agreement (2005 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.8 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.37*	Description of the 2006 Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2006, Commission File No. 0-26176).**
12	.1P	Statement regarding computation of ratio of earnings to fixed charges.
23	.1H	Consent of KPMG LLP, independent registered public accounting firm.
23	.2P	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).
24	.1P	Powers of Attorney (included on the signature pages hereto).
25	.1H	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures.
99	.1P	Form of Letter of Transmittal.
99	.2P	Form of Notice of Guaranteed Delivery.

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.

ITEM 22.	Undertakings
      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 6, 2006.

ECHOSTAR DBS CORPORATION

By	/s/ David K. Moskowitz

Name: David K. Moskowitz

Title:	Executive Vice President, General Counsel, Secretary and Director
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Moskowitz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

* Charles W. Ergen		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 6, 2006

/s/ Bernard L. Han Bernard L. Han		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2006

James DeFranco		Director

/s/ David K. Moskowitz David K. Moskowitz		Director	October 6, 2006

By:	/s/ David K. Moskowitz * David K. Moskowitz, as attorney-in-fact for each of the persons indicated

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing this Amendment No. 1 on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on October 6, 2006.

ECHOSTAR SATELLITE L.L.C.

ECHOSTAR SATELLITE OPERATION CORPORATION

ECHOSTAR TECHNOLOGIES CORPORATION

DISH NETWORK SERVICE L.L.C.

ECHOSPHERE L.L.C.

ECHOSTAR INTERNATIONAL CORPORATION

By:	/s/ David K. Moskowitz

Name: David K. Moskowitz

Title:	Executive Vice President, General

Counsel, Secretary and Director
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Moskowitz his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Charles W. Ergen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 6, 2006

/s/ Bernard L. Han Bernard L. Han	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 6, 2006

Signature		Title	Date

James DeFranco		Director

/s/ David K. Moskowitz David K. Moskowitz		Director	October 6, 2006

By:	/s/ David K. Moskowitz * David K. Moskowitz, as attorney-in-fact for each of the persons indicated

INDEX TO EXHIBITS

Exhibit
No.		Description

3	.1(a)*	Articles of Incorporation of EDBS (incorporated by reference to Exhibit 3.4(a) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).
3	.1(b)*	Certificate of Amendment of the Articles of Incorporation of EchoStar DBS Corporation, dated as of August 25, 2003 (incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K of EDBS for the year ended December 31, 2003, Commission File No. 333-31929).
3	.1(c)*	Bylaws of EDBS (incorporated by reference to Exhibit 3.4(b) to the Company’s Registration Statement on Form S-4, Registration No. 333-31929).
4	.1*	Indenture relating to the EchoStar DBS Corporation 7 1/8% Senior Notes due 2016, dated as of February 2, 2006, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on February 2, 2006).
4	.2*	Registration Rights Agreement, dated as of February 2, 2006, among EDBS, the Guarantors, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. (incorporated by reference to our Current Report on Form 8-K that was filed with the SEC on February 2, 2006).
4	.3*	Form of Note for 7 1/8% Senior Notes due 2016 (included as part of Exhibit 4.1).
5	.1P	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being registered.
10	.1*	Form of Satellite Launch Insurance Declarations (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of Dish Ltd., Registration No. 33-81234).
10	.2*	Manufacturing Agreement, dated as of March 22, 1995, between HTS and SCI Technology, Inc. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 of Dish Ltd., Commission File No. 33-81234).
10	.3*	EchoStar 1995 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of EchoStar, Registration No. 33-91276).
10	.4*	Amended and Restated EchoStar 1999 Stock Incentive Plan (incorporated by reference to Appendix A to EchoStar’s Definitive Proxy Statement on Schedule 14A dated August 24, 2005).
10	.5*	2002 Class B CEO Stock Option Plan (incorporated by reference to Appendix A to EchoStar’s Definitive Proxy Statement on Schedule 14A dated April 9, 2002).
10	.6*	Agreement between HTS, ESC and ExpressVu Inc., dated January 8, 1997, as amended (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 1996, as amended, Commission File No. 0-26176).
10	.7*	Agreement to Form NagraStar L.L.C., dated as of June 23, 1998, by and between Kudelski S.A., EchoStar and ESC (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 1998, Commission File No. 0-26176).
10	.8*	License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2002, Commission File No. 0-26176).
10	.9*	Amendment No. 19 to License and OEM Manufacturing Agreement, dated July 1, 2002, between EchoStar Satellite Corporation, EchoStar Technologies Corporation and Thomson multimedia, Inc. (incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2002, Commission File No. 0-26176).
10	.10*	Satellite Service Agreement, dated as of March 21, 2003, between SES Americom, Inc., EchoStar Satellite Corporation and EchoStar Communications Corporation (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2003, Commission File No. 0-26176).

Exhibit
No.		Description

10	.11*	Amendment No. 1 to Satellite Service Agreement dated March 31, 2003 between SES Americom Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2003, Commission File No. 0-26176).
10	.12*	Satellite Service Agreement dated as of August 13, 2003 between SES Americom Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended September 30, 2003, Commission File No. 0-26176).
10	.13*	Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.14*	Amendment No. 1 to Satellite Service Agreement, dated March 10, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.15*	Amendment No. 3 to Satellite Service Agreement, dated February 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.16*	Whole RF Channel Service Agreement, dated February 4, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No. 0-26176).
10	.17*	Letter Amendment to Whole RF Channel Service Agreement, dated March 25, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2004, Commission File No.0-26176).
10	.18*	Amendment No. 2 to Satellite Service Agreement, dated April 30, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2004, Commission File No. 0-26176).
10	.19*	Second Amendment to Whole RF Channel Service Agreement, dated May 5, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2004, Commission File No. 0-26176).
10	.20*	Third Amendment to Whole RF Channel Service Agreement, dated October 12, 2004, between Telesat Canada and EchoStar (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.21*	Amendment No. 4 to Satellite Service Agreement, dated October 21, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.22*	Amendment No. 3 to Satellite Service Agreement, dated November 19, 2004 between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.23*	Amendment No. 5 to Satellite Service Agreement, dated November 19, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).
10	.24*	Amendment No. 6 to Satellite Service Agreement, dated December 20, 2004, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K of EchoStar for the year ended December 31, 2004, Commission File No. 0-26176).

Exhibit
No.		Description

10	.25*	Description of the 2005 Long-Term Incentive Plan dated January 26, 2005 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).**
10	.26*	Description of the 2005 Cash Incentive Plan dated January 22, 2005 (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).**
10	.27*	Settlement Agreement and Release effective February 25, 2005 between EchoStar Satellite L.L.C., EchoStar DBS Corporation and the insurance carriers for the EchoStar IV satellite (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2005, Commission File No. 0-26176).
10	.28*	Amendment No. 4 to Satellite Service Agreement, dated April 6, 2005, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2005, Commission File No. 0-26176).
10	.29*	Amendment No. 5 to Satellite Service Agreement, dated June 20, 2005, between SES Americom, Inc. and EchoStar (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended June 30, 2005, Commission File No. 0-26176).
10	.30*	Incentive Stock Option Agreement (Form A) (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.31*	Incentive Stock Option Agreement (Form B) (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.32*	Restricted Stock Unit Agreement (Form A) (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.33*	Restricted Stock Unit Agreement (Form B) (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.34*	Incentive Stock Option Agreement (1999 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.35*	Nonqualifying Stock Option Agreement (2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.7 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.36*	Restricted Stock Unit Agreement (2005 Long-Term Incentive Plan) (incorporated by reference to Exhibit 99.8 to the Current Report on Form 8-K of EchoStar filed July 7, 2005, Commission File No. 0-26176).**
10	.37*	Description of the 2006 Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of EchoStar for the quarter ended March 31, 2006, Commission File No. 0-26176).**
12	.1P	Statement regarding computation of ratio of earnings to fixed charges.
23	.1H	Consent of KPMG LLP, independent registered public accounting firm.
23	.2P	Consent of Sullivan & Cromwell LLP (included as part of Exhibit 5.1).
24	.1P	Powers of Attorney (included on the signature pages hereto).
25	.1H	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures.
99	.1P	Form of Letter of Transmittal.
99	.2P	Form of Notice of Guaranteed Delivery.

H	Filed herewith.

P	Previously filed.

*	Incorporated by reference.

**	Constitutes a management contract or compensatory plan or arrangement.